Exhibit 2.1

ARRANGEMENT AGREEMENT

between

APPILI THERAPEUTICS INC.

And

ADITXT, INC.

AND

ADIVIR, INC.

dated as of

April 1, 2024

i

ii

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of April 1, 2024,

BETWEEN:

Appili Therapeutics Inc., a corporation existing under the laws of Canada

(the “Company”)

- and –

Aditxt, Inc., a corporation existing under the laws of the State of Delaware

(the “Parent”)

- and –

Adivir, Inc., a corporation existing under the laws of the State of Delaware

(the “Buyer”)

NOW THEREFORE, in consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
INTERPRETATION

Section 1.01 Definitions. As used in this Agreement, the following terms have the following meanings:

“Additional Financial Disclosure” has the meaning set forth in Section 5.02(c)(v);

“Additional Parent Stock” has the meaning set forth in Section 2.10(b).

“affiliate” has the meaning specified in National Instrument 45-106 - Prospectus Exemptions.

“Agreement” means this arrangement agreement (including the schedules), as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Alternative Consideration Option” has the meaning set forth in Section 2.10(b).

“Applicable Anti-Corruption Laws” means the Corruption of Foreign Public Officials Act (Canada) and any other Law that prohibits corruption or bribery applicable to: (a) the Company, its Subsidiary or any other Person associated with or acting on behalf of the Company or its Subsidiary, including any director, officer, agent, employee or affiliate of the Company or its Subsidiary; or (b) the Parent, its Subsidiary or any other Person associated with or acting on behalf of the Parent or the Buyer, including any director, officer, agent, employee or affiliate of the Parent or the Buyer, as applicable.

“Appointed Officers” has the meaning set forth in Section 2.14.

“Arrangement” means the arrangement of the Company under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the discretion of the Court in the Interim Order or the Final Order (with the prior written consent of the Company and the Parent, each acting reasonably).

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting substantially in the form set out in Schedule B.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by subsection of 192(6) of the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Parent, each acting reasonably.

“associate” has the meaning specified in the Securities Act (Ontario).

“Authorization” means, with respect to any Person, any order, judgment, award, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

“Business Day” means any day, other than a Saturday, a Sunday or any day on which major banks are closed for business in Halifax, Nova Scotia, Toronto, Ontario and New York, New York.

“Buyer” has the meaning set forth in the preamble.

“Cash Consideration” means US$0.0467 for each Company Share, on the basis set out in the Plan of Arrangement.

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed.

“Cilla” has the meaning set forth in Section 2.14(b).

“Closing” has the meaning set forth in Section 2.09.

“Company” has the meaning set forth in the preamble.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide expression of interest, offer, proposal or inquiry (whether written or oral) from, or public announcement by, any Person or group of Persons other than the Parent or the Buyer (or any affiliate of either of them) after the date of this Agreement relating to: (a) any direct or indirect sale, exchange, transfer, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a disposition or sale), in a single transaction or series of related transactions, of assets (including assets and/or shares of the Subsidiary of the Company) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue, as applicable, of the Company and its Subsidiary, taken as a whole; (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Company (and/or securities convertible into, or exchangeable or exercisable for, voting or equity securities of the Company); (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or similar transaction or series of transactions involving the Company or its Subsidiary; or (d) any other similar transaction or series of transactions involving the Company or its Subsidiary, the consummation of which would reasonably be expected to impede, interfere with, prevent, or delay the transactions contemplated by the Arrangement or this Agreement or which could reasonably be expected to materially reduce the benefits to the Parent or the Buyer of the Arrangement.

“Company Board” means the board of directors of the Company as constituted from time to time.

“Company Board Recommendation” means the unanimous determination of the Company Board, after consultation with its legal and financial advisors, that the Arrangement is in the best interests of the Company and the unanimous recommendation of the Company Board to Company Shareholders that they vote in favour of the Arrangement Resolution.

“Company Change in Recommendation” has the meaning set forth in Section 8.03(b).

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices, and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Data Room” means the material contained in the virtual data room established by the Company as at 11:59 pm on March 30, 2024, and which at such time contains only those documents as are set out in the index attached to the Company Disclosure Letter.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Parent and the Buyer with this Agreement.

“Company Employees” means the employees of the Company and its Subsidiary.

“Company Fairness Opinion” means the opinion of the Company Financial Advisor to the effect that, as of the date hereof, the Consideration to be received by the Company Shareholders is fair, from a financial point of view, to such holders.

“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR+ since January 1, 2022.

“Company Financial Advisor” means BDO Canada LLP.

“Company IP” has the meaning set forth in Section 3.01(s)(i).

“Company Locked-Up Shareholders” means each of those Persons set out in Section 1.01 of the Company Disclosure Letter.

“Company Material Contract” means: (a) any Contract that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (b) any Contract relating directly or indirectly to the guarantee or similar economic arrangement with respect to any liabilities or obligations or to indebtedness for borrowed money in excess of $100,000; (c) any Contract under which the Company or its Subsidiary is obligated to make or expects to receive payments in excess of $250,000 over the remaining term; (d) any Contract providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset (other than inventory in the ordinary course of business) where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $100,000; (e) any Contract that limits or restricts in any material respect (i) the ability of the Company or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (ii) the scope of Persons to whom the Company or its Subsidiary may sell products; (f) any collective bargaining agreement, labour union contract or any memorandum of understanding or other agreement with a union; (g) any partnership, joint venture, long-term alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company and its Subsidiary (taken as a whole) or in which the Company or its Subsidiary owns any equity interest; (h) any Contract that contains any exclusivity or non-solicitation obligations of the Company or its Subsidiary; (i) any Contract that provides for severance or change of control payments in excess of $50,000; (j) any Contract that grants any material right of first refusal or right of first offer or similar right or that limits or purports to limit in any material respect the ability of the Company or its Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or businesses of the Company and its Subsidiary (taken as a whole); (k) any Contract that contains a put, call or similar right pursuant to which the Company or its Subsidiary could be required to purchase or sell, as applicable, either any equity interests or assets of any Person; (l) any Contract between the Company or any Subsidiary and any of their respective directors, officers or Persons beneficially owning one percent (1%) or more of the outstanding Company Shares and that remains in full force and effect; (m) any Contract providing for a royalty, streaming or similar arrangement or economically equivalent arrangement to or from the Company or any Subsidiary; (n) any standstill or similar Contract currently restricting the ability of the Company or any Subsidiary to offer to purchase or purchase the assets or equity securities of another Person; and (o) any contract that has been filed with Securities Authorities as a material contract and that remains in full force and effect.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Parent.

“Company Nominee” has the meaning set forth in Section 2.14(a).

“Company Non-Voting Share” means a Class B non-voting common share in the capital of the Company.

“Company Options” means the outstanding options to purchase Company Shares issued pursuant to the Company’s second amended and restated stock option plan approved by Company Shareholders on September 22, 2022, as may be amended from time to time.

“Company Preferred Share” means a Class A preferred share in the capital of the Company.

“Company Securityholders” means, collectively, the Company Shareholders, the holders of the Company Options and the holders of the Company Warrants.

“Company Share” means a Class A common share in the capital of the Company.

“Company Shareholders” means the registered and/or beneficial owners of the Company Shares, as the context requires.

“Company Superior Proposal” means any bona fide written Company Acquisition Proposal made after the date of this Agreement from a Person or Persons “acting jointly or in concert” (as such term is defined in NI 62-104) (other than the Buyer and its affiliates) that deals at arms’ length with the Company, that did not result from a breach of Article VII of this Agreement, or any agreement between the Person or Persons making such Company Superior Proposal and the Company, to acquire, directly or indirectly, not less than all of the outstanding Company Shares or all or substantially all of the assets of the Company on a consolidated basis, that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel: (a) is reasonably capable of being completed, without undue delay, taking into account all financial, legal, regulatory and other aspects of such Company Acquisition Proposal and the Person making such Company Acquisition Proposal; (b) is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board that adequate arrangements have been made in respect of any financing required to complete such Company Acquisition Proposal; (c) is not subject to a due diligence condition or access condition; (d) that requires the termination of this Agreement in accordance with its terms; (e) in the event that the Company does not have the financial resources to pay the Termination Fee, the terms of such Company Acquisition Proposal provide that the Person making such Company Superior Proposal shall advance or otherwise provide the Company the cash required for the Company to pay the Termination Fee and such amount shall be advanced or provided on or before the date such Termination Fee becomes payable; and (f) would, if consummated in accordance with its terms (but without assuming away the risk of non-completion), result in a transaction which is more favourable, from a financial point of view, to Company Shareholders than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by the Parent pursuant to Section 7.04).

“Company Superior Proposal Notice” has the meaning set forth in Section 7.03(a)(iii).

"Company Termination Fee Event" has the meaning set forth in Section 8.06(a).

“Company Voting and Support Agreement” means a Voting and Support Agreement entered into with each Company Locked-Up Shareholder substantially in the form of Schedule C.

“Company Warrants” means the outstanding warrants of the Company to purchase Company Shares.

“Confidentiality Agreement” means the confidentiality agreement between the Company and the Parent dated effective as of January 19, 2024.

“Consideration” means the consideration to be received by the Company Shareholders pursuant to the Plan of Arrangement as consideration for their Company Shares, consisting of: (a) the Share Consideration; and (b) the Cash Consideration.

“Consideration Shares” means the Parent Shares to be issued as consideration pursuant to the Arrangement.

“Contract” means any legally binding agreement, contract, licence, lease, commitment, note, mortgage, loan or obligation to which the Company or its Subsidiary is a party or by which it or its Subsidiary is bound or affected (whether written or oral).

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Depositary” means such trust company, bank or other financial institution as the Company may appoint to act as depositary in relation to the Arrangement, with the consent of the Parent, acting reasonably.

“Director” means the Director appointed pursuant to section 260 of the CBCA.

“Disclosing Party” has the meaning set forth in Section 5.06(a).

“Dissent Rights” means the rights of dissent provided for in the Plan of Arrangement.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system or such successor system so designed by the SEC.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” has the meaning given to such term in the Plan of Arrangement.

“Employee Plans” means all employee benefit, health, dental or other medical, life, disability or other insurance (whether insured or self-insured), bonus, profit sharing, option, incentive compensation, deferred compensation, share purchase, share appreciation, pension, retirement, savings, supplemental retirement, unemployment, severance or termination pay, and any other material plans, policies, programs, agreements or arrangements for the benefit of employees, former employees, directors or former directors of the Company or its Subsidiary, or their respective dependents or beneficiaries, which are maintained by or binding upon the Company or its Subsidiary other than benefit plans established pursuant to statute, including the Canada Pension Plan, Quebec Pension Plan or any plan administered under applicable provincial health tax, workers’ compensation, workers’ safety and insurance and employment insurance legislation.

“Environmental Laws” means all Laws relating to public health and safety, Hazardous Substances, noise control, contamination, pollution, reclamation or the protection of the environment, and all Authorizations issued pursuant to such Laws.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Order” means the final order of the Court, in form and substance satisfactory to each Party, acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of each of the Parties, acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended (provided that such affirmation or amendment is satisfactory to each of the Parties, acting reasonably) on appeal.

“Financing” means an equity or debt financing by the Parent with minimum gross proceeds of at least US$20,000,000.

“Fundamental Representations and Warranties” means: (i) with respect to the Company, those representations and warranties set out in Section 3.01(a), Section 3.01(b), Section 3.01(c), Section 3.01(d), Section 3.01(e), Section 3.01(f)(i), Section 3.01(f)(ii), Section 3.01(s)(ii), Section 3.01(s)(iii) and Section 3.01(z); and (ii) with respect to the Parent and the Buyer, those representations and warranties set out in paragraphs Section 4.01(a), Section 4.01(b), Section 4.01(c), Section 4.01(d), Section 4.01(e), Section 4.01(f)(i) and Section 4.01(f)(ii).

“GAAP” means (a) with respect to the Company, IFRS, and (b) with respect to the Parent, U.S. GAAP.

“Governmental Entity” means: (a) any international, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign; (b) any subdivision or authority of any of the foregoing; (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any stock exchange.

“Government Official” includes: (a) any employee, official or agent of any Governmental Entity;
(b) any Person who holds a legislative, administrative or judicial position with any Governmental
Entity; or (c) any official of a political party or candidate for public office.

“Hazardous Substance” means any hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or similar substances listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, greenhouse gas, radioactive material or radon.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board, applicable as at the date on which the calculation is made or required to be made, applied on a consistent basis.

“Intellectual Property” means any property, tangible or intangible, that may be subject to Intellectual Property Rights, including without limitation, ideas, formulae, algorithms, concepts, techniques, processes, procedures, approaches, methodologies, plans, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, programs, inventions, technologies, software (including its source code), tools, products knowledge, know-how, including without limitation, trade secrets, business names, trade names, world wide web addresses and other materials or things.

“Intellectual Property Rights” means (a) any and all proprietary rights anywhere in the world provided under (i) patent law; (ii) copyright law, including moral rights; (iii) trademark law; (iv) design patent or industrial design law; (v) semiconductor chip or mask work law; (vi) trade secret law; (vii) privacy law; or (viii) any other statutory provision or common law principle applicable to this Agreement which may provide a right in either (A) intellectual property; or (B) the expression or use of intellectual property; and (b) any and all applications, registrations, licences, sub-licences, franchises, agreements or any other evidence of a right in any of the foregoing.

“Interim Order” means the interim order of the Court, in form and substance satisfactory to each Party, acting reasonably, and providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of each of the Parties, acting reasonably.

“Investment Canada Act” means the Investment Canada Act (Canada), RSC 1985, c. 28 (1st Supp.), as amended and the regulations promulgated thereunder.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, by-law, code, rule, regulation, order, injunction, judgment, decree, ruling or similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended, unless expressly specified otherwise.

“Leased Properties” has the meaning given to such term in Section 3.01(q)(ii).

“Licensed IP” has the meaning set forth in Section 3.01(s)(i).

“Lien” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim, restriction, easement, right of way, covenant, possessory interest, right of first refusal, preference, pre-emptive right, priority, option or lien (statutory or otherwise) and other similar encumbrance of any kind, in each case, whether fixed or floating, contingent or absolute.

“Losses” has the meaning set forth in Section 2.05(e).

“LZH” means Long Zone Holdings Inc.

“LZH Consent Agreement” means the consent agreement between the Parent, the Company and LZH dated the date hereof.

“LZH Loan Agreement” means the amended and restated senior secured loan agreement between the Company and LZH dated March 17, 2023.

“Matching Period” has the meaning set forth in Section 7.03(a)(v).

“Material Adverse Effect” means with respect to a Party, any change, event, occurrence, effect, state of facts, development or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, states of facts or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, financial condition or results of operations of the Party and its Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, state of facts or circumstances resulting from: (a) any change affecting any of the industries in which the Party or any of its Subsidiaries operate; (b) any change in general economic, business, regulatory, political, financial, capital, securities or credit market conditions in Canada, the United States or globally; (c) any earthquake, hurricane, tornado, flood or other natural disaster, any outbreak of war or act of terrorism or any epidemic, pandemic or disease outbreak (including the COVID-19 virus or public health emergencies as declared by the World Health Organization); (d) any change in Law or GAAP; (e) any action taken (or omitted to be taken) by the Party or any of its Subsidiaries, which is required to be taken (or omitted to be taken) pursuant to this Agreement or that is consented to by the other Parties in writing; (f) the announcement of this Agreement or consummation of the Arrangement or the transactions contemplated hereby; (g) the failure of the Party to meet any internal or published projections, forecasts, guidance or estimate of revenues, earnings or cash flows for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (g) shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred; or (h) any change in the market price or trading volume of any securities of the Party provided, however, that the exception in this clause (h) shall not prevent the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred; provided, however, that (i) if any change, event, occurrence, effect, state of facts or circumstance in clauses (a) through and including (d) above has a materially disproportionate effect on the Party and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industries in which the Party or any of its Subsidiaries operate, such effect may be taken into account in determining whether a Material Adverse Effect has occurred, and (ii) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a “Material Adverse Effect” has occurred.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Misrepresentation” has the meaning ascribed thereto under Securities Laws.

“NASDAQ” means the NASDAQ Stock Market LLC.

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.

“Non-Refusing Party” has the meaning set forth in Section 8.06(c).

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards or decrees taken by, or applied by, any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“ordinary course of business” or any similar reference means, with respect to an action taken or to be taken by any Person, that such action is consistent with the practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of this Agreement.

“Outside Date” means July 31, 2024.

“Owned IP” has the meaning set forth in Section 3.01(s)(i).

“Parent” has the meaning set forth in the preamble.

“Parent Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide expression of interest, offer, proposal or inquiry (whether written or oral) from, or public announcement by, any Person or group of Persons other than the Company (or any affiliate of either of them) after the date of this Agreement relating to: (a) any direct or indirect sale, exchange, transfer, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a disposition or sale), in a single transaction or series of related transactions, of assets (including assets and/or shares of any Subsidiary of the Parent) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue, as applicable, of the Parent, taken as a whole; (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Parent (and/or securities convertible into, or exchangeable or exercisable for, voting or equity securities of the Parent); (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or similar transaction or series of transactions involving the Parent or any of its Subsidiaries; or (d) any other similar transaction or series of transactions involving the Parent or any of its Subsidiaries, the consummation of which would reasonably be expected to impede, interfere with, prevent, or delay the transactions contemplated by the Arrangement or this Agreement or which could reasonably be expected to materially reduce the benefits to the Company of the Arrangement.

“Parent Board” means the board of directors of the Parent as constituted from time to time.

“Parent Data Room” means the material contained in the virtual data room established by the Parent as at 11:59 pm on March 30, 2024, and which at such time contains only those documents as are set out in the index attached to the Parent Disclosure Letter.

“Parent Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Parent to the Company with this Agreement.

“Parent Material Contract” means: (a) any Contract that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (b) any Contract relating directly or indirectly to the guarantee or similar economic arrangement with respect to any liabilities or obligations or to indebtedness for borrowed money in excess of $100,000; (c) any Contract under which the Parent or its Subsidiaries are obligated to make or expect to receive payments in excess of $250,000 over the remaining term; (d) any Contract providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset (other than inventory in the ordinary course of business) where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $100,000; (e) any Contract that limits or restricts in any material respect (i) the ability of the Parent or any Subsidiary to engage in any line of business or carry on business in any geographic area, or (ii) the scope of Persons to whom the Parent or its Subsidiaries may sell products; (f) any collective bargaining agreement, labour union contract or any memorandum of understanding or other agreement with a union; (g) any partnership, joint venture, long-term alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Parent and its Subsidiaries (taken as a whole) or in which the Parent or its Subsidiaries owns any equity interest; (h) any Contract that contains any exclusivity or non-solicitation obligations of the Parent or its Subsidiaries; (i) any Contract that provides for severance or change of control payments in excess of $50,000; (j) any Contract that grants any material right of first refusal or right of first offer or similar right or that limits or purports to limit in any material respect the ability of the Parent or its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets or businesses of the Parent and its Subsidiaries (taken as a whole); (k) any Contract that contains a put, call or similar right pursuant to which the Parent or its Subsidiaries could be required to purchase or sell, as applicable, either any equity interests or assets of any Person; (l) any Contract between the Parent or any Subsidiary and any of their respective directors, officers or Persons beneficially owning one percent (1%) or more of the outstanding Parent Shares and that remains in full force and effect; (m) any Contract providing for a royalty, streaming or similar arrangement or economically equivalent arrangement to or from the Parent or its Subsidiaries; (n) any standstill or similar Contract currently restricting the ability of the Parent or its Subsidiaries to offer to purchase or purchase the assets or equity securities of another Person; and (o) any contract that has been filed with SEC, any state securities regulatory authority and any exchange on which the Parent Shares as a material contract and that remains in full force and effect.

“Parent Options” means the outstanding options to purchase Parent Shares issued pursuant to either (i) the Parent’s 2017 equity incentive plan established on October 6, 2017 and ratified on October 6, 2017 or (ii) the Parent's 2021 omnibus equity incentive plan established on February 24, 2021 and approved by Parent Stockholders on March 19, 2021, each as amended from time to time.

“Parent SEC Documents” has the meaning ascribed thereto in Section 4.01(h)(i).

“Parent Share” means a share of common stock in the capital of the Parent.

“Parent Stockholders” means the registered and/or beneficial owners of the Parent Shares, as the context requires.

"Parent Termination Fee Event" has the meaning set forth in Section 8.06(b).

“Parent Warrants” means, the outstanding warrants of the Parent to purchase or otherwise acquire Parent Shares.

“Parties” means the Parent, the Buyer and the Company, and “Party” means any one of them.

“Permitted Liens” means, as of any particular time and in respect of any Person, each of the following Liens: (a) the reservations, limitations, provisos and conditions expressed in the original grant from the Crown and recorded against title and any statutory exceptions to title; (b) inchoate or statutory liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of real or personal property to the extent related to obligations not yet due or delinquent; (c) easements, servitudes, restrictions, restrictive covenants, party wall agreements, rights of way, licences, permits and other similar rights in real property (including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables) that do not, individually or in the aggregate, materially and adversely impair the current use and operation thereof (assuming its continued use in the manner in which it is currently used); (d) encroachments that do not materially impair or affect the current use or value of any real property; (e) Liens imposed by Law (including for Taxes) and incurred in the ordinary course of business for obligations not yet due or delinquent; (f) zoning and building by-laws and ordinances and airport zoning regulations made by public authorities and other restrictions affecting or controlling the use or development of any real property; (g) agreements affecting real property with any Governmental Entity and any public utilities (including subdivision agreements, development agreements and site control agreements) that do not, individually or in the aggregate, materially and adversely impair the current use and operation thereof (assuming its continued use in the manner in which it is currently used) and that have been registered on title and made available to the Parent prior to the date hereof; (h) any notices of leases and that have been registered on title and licences of occupation, all of which have been made available to the Parent; (i) purchase money liens and liens securing rental payments under capital lease arrangements; and (j) Liens listed and described in Section 1.01 of the Company Disclosure Letter or the Liens listed and described in Section 1.01 of the Parent Disclosure Letter, respectively.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative or government (including any Governmental Entity), syndicate or other entity, whether or not having legal status.

“Personal Data” means any information about an identifiable natural person that, alone or together with other available information, identifies or allows the identification of a natural person, as defined under applicable Privacy Law, including, but not limited to, a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, social security number, any government-issued identification number, customer or account number, financial account number, credit card number, or any other piece of information. For the avoidance of doubt, Personal Data includes information about any employee of the Company or its Subsidiary.

“Plan of Arrangement” means the plan of arrangement substantially in the form set out in Schedule A subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Parent and the Company, each acting reasonably.

"Pre-Acquisition Reorganization" has the meaning set forth in Section 5.08(a).

“Privacy Law” means all applicable Laws regarding the collection, use, storage, processing or disclosure of Personal Data, and all applicable privacy and data protection Laws appliable to the Company or the Parent and the Buyer, respectively.

“Real Property Leases” has the meaning set forth in Section 3.01(q)(ii).

“Recipient” has the meaning set forth in Section 5.06(a).

“Reduced Cash Consideration Amount” has the meaning set forth in Section 2.10(b).

“Refusing Party” has the meaning set forth in Section 8.06(c).

“Regulatory Approvals” means any required regulatory approvals which the Parties may agree are necessary to complete the Arrangement and which are set out in Section 1.01 of the Company Disclosure Letter under the heading “Regulatory Approvals”.

“related party” means a Person who is a related party of the Company within the meaning of MI 61-101.

“Representative” has the meaning set forth in Section 7.01(a).

“Rule 144” means Rule 144, as amended, promulgated under the U.S. Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

“Securities Authorities” means the Nova Scotia Securities Commission and the applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Securities Laws” means (a) the Securities Act (Nova Scotia) and all other applicable Canadian provincial and territorial securities laws, rules, regulations, instruments and published policies thereunder, and (b) the rules of the TSX applicable to companies listed thereon.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval + maintained on behalf of the Canadian Securities Administrators.

“Share Consideration” means 0.002745004 of a Parent Share for each Company Share, subject to adjustment in the manner and in the circumstances contemplated in Section 2.13 of this Agreement, on the basis set out in the Plan of Arrangement.

“Subsidiary” means any Person that falls within the meaning of “subsidiary” for the purposes of National Instrument 45-106 - Prospectus Exemptions, and (a) with respect to the Company, includes Appili Therapeutics USA Inc. and (b) with respect to the Parent, includes the Buyer.

“Tax” and “Taxes” means any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments, reassessments and other governmental charges, duties, impositions and liabilities in the nature of tax imposed by any Governmental Entity, including tax instalment payments, unemployment insurance contributions and employment insurance contributions, Canada Pension Plan and provincial pension contributions (and similar foreign plans), worker’s compensation and deductions at source, and including taxes based on or measured by gross receipts, income, profits, sales, capital, use and occupation, and including goods and services, harmonized sales, employer health, value added, ad valorem, sales, use, capital, transfer, franchise, non-resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts.

“Tax Act” means the Income Tax Act (Canada), and the regulations thereunder, each as amended, modified, restated or replaced from time to time.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings and statements (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) filed or required to be filed in respect of Taxes.

“Termination Fee” means $1,250,000.

“Third-Party Beneficiaries” has the meaning set forth in Section 9.07.

“Third-Party Consents” means all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are listed in Section 1.01 of the Company Disclosure Letter under the heading “Third-Party Consents”, in each case, on terms that are satisfactory to the Parent, acting reasonably and in good faith.

“Transferred Information” has the meaning set forth in Section 5.06(a).

“TSX” means the Toronto Stock Exchange.

“U.S. GAAP” means the accounting principles generally accepted in the United States.

“U.S. Securities Act” means the United States Securities Act of 1933.

“U.S. Securities Laws” mean (a) the U.S. Securities Act and all other applicable U.S. securities laws, rules, regulations and the published policies thereunder; and (b) the rules of NASDAQ applicable to companies listed thereon.

“U.S. Tax Code” means the United Stated Internal Revenue Code of 1986, as amended.

Section 1.02 Interpretation Not Affected by Headings. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.03 Currency. All references to dollars or to $ are references to Canadian dollars unless otherwise specified.

Section 1.04 Number and Gender. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa and words importing gender shall include all genders.

Section 1.05 Date for Any Action. If the date on which any action is required to be taken hereunder by a Party is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

Section 1.06 Statutory Preferences. Unless indicated otherwise, references in this Agreement to any statute includes all rules and regulations made pursuant to such statute, as it or they may have been or may from time to time be amended or re-enacted.

Section 1.07 Schedules. The Schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

Section 1.08 Accounting Terms. Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

Section 1.09 Knowledge. In this Agreement, references to “to the knowledge of” means the actual knowledge of the “Executive Officers” of the Company, the Parent and the Buyer, as the case may be, after making due and diligent inquiry regarding the relevant matter. For purposes of this Section 1.09, “Executive Officers”, in the case of the Company, means Don Cilla – Chief Executive Officer, Ken Howling – acting Chief Financial Officer and Gary Nabors – Chief Development Officer, and, in the case of the Parent and the Buyer, Amro Albanna – Chief Executive Officer of the Parent, Thomas Farley – Chief Financial Officer of the Parent and Corinne Pankovcin – Chief M&A Officer.

Section 1.10 Definition of “made available”. The term “made available” means complete and unredacted (in all material respects) copies of the subject materials that were included (a) with respect to the Company and its Subsidiary, in the Company Filings or the Company Data Room; and (b) with respect to the Parent, in the Parent SEC Documents or the Parent Data Room.

Section 1.11 Other Definitional and Interpretive Provisions

(a) References in this Agreement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(b) Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(c) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(d) Any reference in this Agreement to a Person includes the heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that Person.

(e) References to a particular statute or Law shall be to such statute or Law and the rules, regulations, instruments and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.

Article II
THE ARRANGEMENT

Section 2.01 The Arrangement. The Parties agree that the Arrangement shall be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

Section 2.02 Obligations of the Company. Subject to the terms and conditions of this Agreement, in order to facilitate the Arrangement, the Company shall take all action reasonably necessary in accordance with all applicable Laws to:

(a) make and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement;

(b) convene and conduct the Company Meeting in accordance with the Interim Order as promptly as practicable to vote upon the Arrangement and any other matters as may be properly brought before the Company Meeting;

(c) subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all steps reasonably necessary or desirable to submit the Arrangement to the Court and appear at Court to seek the Final Order as soon as reasonably practicable following the approval of the Arrangement Resolution at the Company Meeting; and

(d) file the Articles of Arrangement with the Director pursuant to section 192 of the CBCA upon satisfaction and/or waiver of the conditions set forth in Article VI and as set out in this Agreement.

Section 2.03 Interim Order. As soon as reasonably practicable after the date of this Agreement, and in any event at such time so as to permit the Company Meeting to be held on or before the date specified in Section 2.06, the Company shall apply pursuant to section 192 of the CBCA and, in co-operation with the Parent, prepare, file and diligently pursue an application for the Interim Order which shall provide, among other things:

(a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) that the required level of approval for the Arrangement Resolution shall be: (i) not less than 66 2/3% of the votes cast on the Arrangement Resolution by Company Shareholders present in person or by proxy at the Company Meeting voting together as a single class; and (ii) such other approval, if any, as is required by MI 61-101;

(c) that the Company Meeting may be held in-person or be an entirely virtual meeting or hybrid meeting whereby Company Shareholders may join virtually;

(d) that the Company Meeting may be adjourned or postponed from time to time in accordance with this Agreement without the need for additional approval by the Court, and without the need to first convene the Company Meeting or first obtain any vote of the Company Shareholders respecting the adjournment or postponement;

(e) that the record date for Company Shareholders entitled to notice of and to vote at the Company Meeting will not change as a result of any adjournments of the Company Meeting unless required by applicable Laws;

(f)  that the deadline for submission of proxies by the Company Shareholders for the Company Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Halifax, Nova Scotia and Toronto, Ontario) prior to the Company Meeting, subject to waiver by the Company in accordance with the terms of this Agreement;

(g) that, in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of the constating documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(h) for the grant of the Dissent Rights to registered Company Shareholders as set forth in the Plan of Arrangement;

(i) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(j) for such other matters as either of the Parties may reasonably require, subject to obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; and

(k) that it is the intention of the Parties to rely, by virtue of the Final Order, upon the Section 3(a)(10) Exemption and any exemption available under applicable Securities Laws, with respect to the issuance of the Consideration Shares to be issued pursuant to the Arrangement to the Company Shareholders in the United States, based on the Court's approval of the Arrangement.

Section 2.04 Court Proceedings. Subject to the terms of this Agreement, the Parent and the Buyer shall cooperate with and assist the Company in seeking the Interim Order and the Final Order, including by providing to the Company on a timely basis any information reasonably required to be supplied by them in connection therewith. The Company shall provide legal counsel to the Parent with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement and shall give reasonable consideration to all such comments. Subject to applicable Law, neither Party will file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.04 or with the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, nothing herein shall require the Parent or the Buyer to agree or consent to any increase in, or variation of the form of, the Consideration or other modification or amendment to such filed or served materials that expands or increases the obligations of the Parent or the Buyer, or diminishes or limits their respective rights, set forth in any such filed or served materials or under this Agreement or the Arrangement. The Company shall provide to the Parent’s legal counsel on a timely basis copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company shall ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to the Parent making submissions in support of the application for the Interim Order and the application for the Final Order; provided that, the Company is advised of the nature of any submissions not on a timely basis prior to such submissions and the Parent has given reasonable consideration to any comments from the Company and its legal counsel with respect thereto. The Company shall oppose any proposal from any Person that the Interim Order or Final Order contain any provision inconsistent with this Agreement, and, if at any time following the issuance of the Final Order but prior to the Effective Date, the Company is required to return to Court with respect to the Final Order, it shall do so after notice to, and in reasonable consultation with, the Parent.

Section 2.05 Company Circular.

(a) As promptly as reasonably practicable following execution of this Agreement, the Company shall prepare and complete, in consultation with the Parent as contemplated by this Section 2.05, the Company Circular together with any other documents required by applicable Laws in connection with the Company Meeting and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such documents to be filed with the Securities Authorities or any other Governmental Entity and sent to each Company Shareholder and other Persons as required by the Interim Order and applicable Laws. The Company shall ensure that the Company Circular complies in all material respects with the Interim Order and applicable Laws, does not contain a Misrepresentation; provided that the Company shall not be responsible for the accuracy of any information about the Parent or the Buyer and furnished by the Parent or the Buyer for purposes of inclusion in the Company Circular pursuant to Section 2.05(b) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters placed before the Company Meeting. Without limiting the generality of the foregoing, but subject to Section 7.03(a), except to the extent that the Company Board has effected a Company Change in Recommendation, the Company Circular must include: (i) a copy of the Company Fairness Opinion, (ii) a statement that the Company Board has received the Company Fairness Opinion and has made the Company Board Recommendation; (iii) a statement that the Company Board has unanimously, after consulting with management of the Company and legal and financial advisors in evaluating the Arrangement, determined that the Arrangement is fair to the Company Shareholders and it is in the best interests of the Company; (iv) the unanimous recommendation of the Company Board that the Company Shareholders vote in favour of the Arrangement Resolution and the rationale for that recommendation; and (v) a statement that each of the Company Locked-up Shareholders have entered into Company Voting and Support Agreements pursuant to which they intend to vote all of their Company Shares in favour of the Arrangement Resolution.

(b) The Parent shall provide to the Company in writing all necessary information concerning the Parent or the Buyer as required by the Interim Order or applicable Laws (and in particular, Securities Laws) for inclusion in the Company Circular (including any financial statements required pursuant to applicable Securities Laws). The Parent shall ensure that any such information does not include any Misrepresentation.

(c) The Parent and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents and reasonable consideration shall be given to any comments made by the Parent and its legal counsel; provided that, all information relating solely to the Parent or the Buyer included in the Company Circular shall be in form and substance satisfactory to the Parent, acting reasonably. The Company shall provide the Parent with final copies of the Company Circular prior to its mailing to the Company Shareholders.

(d) Each Party shall promptly notify the other Party if it becomes aware that the Company Circular contains a Misrepresentation or otherwise requires an amendment or supplement and the Parties shall co-operate in the preparation of any amendment or supplement to the Company Circular as required or appropriate and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to the Company Shareholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities or any other Governmental Entity. The Company shall provide the Parent with final copies of the amendment or supplement to the Company Circular prior to its mailing to the Company Shareholders.

(e) The Company shall not be responsible for any information in the Company Circular relating to the Parent, its affiliates or the Consideration Shares. The Parent shall indemnify and save harmless the Company and each of its representatives from and against any and all liabilities, losses, damages, Taxes, claims, costs, expenses, interest awards, judgements and penalties (collectively, “Losses”) to which they may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i) any Misrepresentation or alleged Misrepresentation in any information relating to the Parent or its affiliates included in the Company Circular that was provided by the Parent or a Representative thereof expressly for inclusion in the Company Circular; and

(ii)  any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in the Company Circular that was provided by the Parent or a Representative thereof expressly for inclusion in the Company Circular.

(f)  Each Party shall also use its commercially reasonable efforts to obtain any necessary consents from its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.

Section 2.06 Company Meeting. The Company shall:

(a) convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s constating documents and applicable Laws as promptly as practicable (and in any event the Company will use commercially reasonable efforts to do so not later than June 30, 2024, provided that: (i) the Parent has filed its 10-k annual report in respect of the fiscal year ended December 31, 2023 not later than April 15, 2024; and (ii) the Company shall be under no obligation to hold the Company Meeting prior to the date that is 50 days following the date that the Parent delivers to the Company all complete Additional Financial Disclosure required for inclusion in the Company Circular as contemplated by Section 5.02(c)(v), and in this regard, the Company may abridge any time periods that may be abridged under Securities Laws for the purpose of considering the Arrangement Resolution and for any other purposes as may be set out in the Company Circular and agreed to by the Parent in writing, acting reasonably; set, publish and give notice of, the record date for the Company Shareholders entitled to vote at the Company Meeting as promptly as reasonably practicable; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as required or permitted under Section 6.04 or Section 7.03(b) or as required for quorum purposes (in which case, the Company Meeting shall be adjourned and not cancelled) or as required by applicable Laws or a Governmental Entity. Notwithstanding the foregoing, the Company may further extend the time of the Company Meeting in the event that any auditor consent (or similar instrument) is required with respect to the Additional Financing Disclosure and such consent (or similar instrument) is not available at the scheduled time of printing the Company Circular – such extended period of time to be agreed to by the Company and the Parent, each acting reasonably.

(b) subject to the terms of this Agreement, use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with, or which seeks (without the Parent’s consent) to hinder or delay, the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, at the Company’s discretion or if so requested by the Parent, acting reasonably, and at the expense of the Parent, using dealer and proxy solicitation services and co-operating with any Persons engaged by the Parent to solicit proxies in favour of the Arrangement Resolution;

(c) give notice to the Parent of the Company Meeting and allow the Parent’s representatives and legal counsel to attend the Company Meeting;

(d) promptly advise the Parent, at such times as the Parent may reasonably request, including, as applicable, on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the aggregate tally of proxies received by the Company in respect of the Arrangement Resolution;

(e) promptly advise the Parent of any purported exercise or withdrawal of Dissent Rights by the Company Shareholders, and the Company shall not settle or compromise or agree to settle or compromise any such claims for Dissent Rights without the prior written consent of the Parent;

(f)  not change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by applicable Laws or by order of the Court or if the Parent’s prior written consent is provided, such consent not to be unreasonably withheld, conditioned or delayed;

(g) unless this Agreement is terminated in accordance with Article VIII, the Company shall not submit to the vote of the Company Shareholders any Company Acquisition Proposal that requires the termination or modification of this Agreement;

(h) provide the Parent with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation services firm engaged by the Company, as requested from time to time by the Parent; and

(i) at the reasonable request of the Parent from time to time, promptly provide the Parent with a list (in electronic form) of: (i) the registered Company Shareholders, together with their addresses and respective holdings of the Company Shares; (ii) the names and addresses (to the extent in the Company’s possession or otherwise reasonably obtainable by the Company) and holdings of all Persons having rights issued by the Company to acquire the Company Shares (including the holders of Company Options); and (iii) participants in book-based systems and non-objecting beneficial owners of the Company Shares, together with their addresses and respective holdings of the Company Shares. The Company shall from time to time require that its registrar and transfer agent furnish the Parent with such additional information, including updated or additional lists of the Company Shareholders and lists of holdings and other assistance as the Parent may reasonably request.

Section 2.07 Final Order. If (i) the Interim Order is obtained and, subject to the approvals contemplated by the Interim Order, and (ii) the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 192 of the CBCA, as soon as practicable, but in any event not later than five (5) Business Days after the Arrangement Resolution is passed at the Company Meeting.

Section 2.08 Company Options and Company Warrants. The Parties acknowledge that the outstanding Company Options and Company Warrants that are not settled or exercised in accordance with their terms, whether conditionally or otherwise, will be treated in accordance with the provisions of the Plan of Arrangement and that the Parties shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing.

Section 2.09 Articles of Arrangement. The Articles of Arrangement shall implement the Plan of Arrangement and shall include the Plan of Arrangement. Unless another time or date is agreed to in writing by the Parties, the completion of the Arrangement (the “Closing”) will take place on the fifth (5th) Business Day after the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions contained in Article VI (excluding conditions that, by their terms, are to be satisfied on the Effective Date, but subject to the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions), either at the offices of Dentons Canada LLP or electronically at 9:00 a.m. (Toronto time) on the Effective Date, unless another time or date is agreed to by the Parties. The Company shall file the Articles of Arrangement with the Director pursuant to section 192(6) of the CBCA on the day of Closing.

Section 2.10 Payment of Consideration.

(a) Subject to Section 2.10(b), not later than 9:00 am (Toronto time) on the day that is one (1) Business Day prior to the filing by the Company of the Articles of Arrangement with the Director in accordance with Section 2.09, the Buyer shall: (i) deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably): (A) sufficient Consideration Shares to satisfy the aggregate Share Consideration payable to Company Shareholders (other than Company Shareholders who have exercised Dissent Rights) on the Effective Date pursuant to the Plan of Arrangement; (B) such amount of cash as is required to satisfy the: (i) aggregate Cash Consideration payable to Company Shareholders (other than Company Shareholders who have exercised Dissent Rights); (ii) aggregate amount payable to the holders of Company Options; and (iii) aggregate amount payable to holders of Company Warrants, on the Effective Date pursuant to the Plan of Arrangement.

(b) Notwithstanding Section 2.10(a), in the event that the Parties, each acting reasonably, determine on or before the date that is ten (10) Business Days prior to the Effective Date or such other time as agreed to by the Parties that:

(i) all conditions forth in Article VI have been or will be satisfied and/or waived by the applicable Party on or before the Effective Date; and

(ii)  no approvals from any third-party (including the Parent Stockholders and any applicable Governmental Entity) are required are required for the Parent to issue Parent Shares to the Company Shareholders in excess of the Share Consideration contemplated by Section 2.10(a)(i)(A), except as already obtained prior to the Effective Date (the “Additional Parent Stock”), then the Company shall have the right, but not the obligation, to notify the Buyer that the Company is requiring the Buyer to deposit in escrow with the Depositary in the manner contemplated by Section 2.10(a): (i) the number of Consideration Shares contemplated by Section 2.10(a)(i)(A); (ii) an additional number of whole Consideration Shares calculated at the rate of one (1) additional Consideration Share for each US$0.0467 reduction in Cash Consideration (such amount of reduced Cash Consideration (the “Reduced Cash Consideration Amount”) (the amount of Reduced Cash Consideration, to be determined at the discretion of the Company); and (iii) the Cash Consideration contemplated by Section 2.10(a)(i)(B) minus the Reduced Cash Consideration Amount (collectively, the “Alternative Consideration Option”). In the event that the Company exercises the Alternative Consideration Option, the Buyer covenants and agrees to fulfill its obligations under Section 2.10(a) as modified by this Section 2.10(b) mutatis mutandis. For certainty, in the event that Additional Parent Stock is issued pursuant to this Agreement, such Additional Parent Stock shall be treated as Consideration Shares for the purposes of this Agreement, including with respect to any representation, warranties and covenants applicable to the Consideration Shares and the closing conditions in Section 6.01(f), Section 6.01(g) and Section 6.01(h).

Section 2.11 Withholding Taxes. The Company, the Buyer and the Depositary shall be entitled to deduct and withhold from any amount otherwise payable or otherwise deliverable to any Company Securityholder under the Plan of Arrangement in accordance with Section 5.03 thereof such amounts as the Company, the Buyer or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of applicable Law, and any such deducted or withheld amounts shall be remitted to the appropriate Governmental Entity. To the extent that the amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes as having been paid to the affected Company Securityholder in respect of which such deduction and withholding was made; provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity.

Section 2.12 Public Communications. The Parties agree to consult and co-operate with each other to each issue a news release with substantially similar information with respect to this Agreement as soon as practicable after its due execution, and to coordinate the dissemination of such news release of each Party. Thereafter, prior to the Effective Date, the Parent and the Company agree to promptly advise, consult and co-operate with each other in issuing any news releases or otherwise making public statements with respect to this Agreement or the Arrangement and in making any filing with any Governmental Entity or with any stock exchange, including the TSX and the NASDAQ, with respect thereto, including keeping the other Party fully informed in a timely manner of any requests or comments made by any Governmental Entity or with any stock exchange, including the TSX and the NASDAQ, as the case may be. Each Party shall provide the other Party with all necessary information concerning the applicable Party as required by Laws (and in particular, U.S. Securities Laws and Securities Laws) for inclusion in any news releases, continuous disclosure documents or other public statements with respect to this Agreement or the Arrangement (including any financial statements required pursuant to applicable Securities Laws and U.S. Securities Laws, respectively) and the Party delivering such information shall ensure that any such information will not include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at such applicable time. Each Party shall: (a) not issue any news release or otherwise make public statements, or make any filing with any Governmental Entity or with any stock exchange, including the TSX and the NASDAQ, as the case may be, with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (b) enable the other Party to review and comment on all such news releases, public statements or filings prior to the release or filing thereof and shall enable the other Party to review and comment on such filings prior to the filing thereof; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make disclosure in accordance with applicable Laws and, if such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use commercially reasonable efforts, but subject to applicable Law, to give prior oral or written notice to the other Party and, if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as such statements and announcements are consistent with the most recent news releases, public disclosures or public statements made by the Parties.

Section 2.13 Adjustment of Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Parent Shares shall have changed into a different number of shares or a different class by reason of any split, consolidation, dividend, reclassification, redenomination or the like, provided any such action is permitted by Section 5.02, then the Consideration to be paid per Company Share shall be appropriately adjusted to provide to Company Shareholders the same economic effect as contemplated by this Agreement and the Plan of Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Company Share, subject to further adjustment in accordance with this Section 2.13.

Section 2.14 Post-Closing Buyer Directors and Officers. Each of the Buyer and the Parent shall take all necessary actions to ensure that immediately following the completion of the Arrangement:

(a) the board of directors of the Buyer will be reconstituted such that the board of directors the Buyer shall consist of five (5) directors, one (1) of whom shall be Don Cilla (“Cilla”) (the “Company Nominee”). Subject to the Parent’s fiduciary duties under applicable Law, the Parent hereby covenants and agrees that, following the completion of the Arrangement, the Company Nominee shall be re-appointed to the board of directors of the Buyer for a period ending not less than three (3) years from the Effective Date (unless otherwise requested in writing by the Company Nominee to not be so re-appointed); and

(b) the Buyer shall appoint: (i) a CEO of the Buyer; and (ii) Cilla to be appointed as the head of the “Appili division” of the Buyer and be appointed an officer of the Buyer to serve in such offices as directed by the board of directors of the Buyer and as agreed to by Cilla.

This Section 2.14 shall survive the execution and delivery of this Agreement and the completion of the Arrangement and shall be enforceable for the applicable time period referenced in this Section 2.14 against the Parent by the Company Nominee and Cilla, as applicable. In addition to the foregoing, unless otherwise consented to in writing by the Company, the officers of the Buyer immediately following the completion of the Arrangement for the duration determined by the board of directors of the Buyer shall be Madhukar Tanna, Chief Executive Officer, and Thomas Farley, Chief Financial Officer (the “Appointed Officers”).

Section 2.15 United States Securities Laws Matters. The Parties agree that the Arrangement will be carried out with the intention that, assuming the Final Order is granted by the Court, all Consideration Shares issued under the Arrangement to the holders of Company Shares will be issued by the Parent in reliance on the Section 3(a)(10) Exemption, and in compliance with any applicable U.S. Securities Laws. In order to ensure the availability of the exemption under the Section 3(a)(10) Exemption and to facilitate the Parent and the Buyer's compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a) prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption with respect to all Consideration Shares issued under the Arrangement, based on the Court's approval of the Arrangement;

(b) prior to the issuance of the Interim Order, the Company will file with the Court a copy of the proposed text of the Company Circular together with all other documents required by Law in connection with the Company Meeting;

(c) the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to all Persons who are entitled to receive Consideration Shares pursuant to the Arrangement;

(d) the Company will ensure that each Person entitled to receive Consideration Shares on completion of the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e) all Persons entitled to receive Consideration Shares on completion of the Arrangement will be entitled to attend and appear at the hearing of the Court to give approval to the Arrangement, and there shall be no improper impediments to the appearances of such Persons;

(f)  each Person entitled to receive Consideration Shares will be advised that the Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by the Parent in reliance on the Section 3(a)(10) Exemption and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act to Persons who are, have been within 90 days of the Effective Time, or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act) with respect to affiliates of the Company and the Parent);

(g) the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court and that it and its terms are fair and reasonable to all Persons entitled to receive Consideration Shares pursuant to the Arrangement;

(h) the Interim Order approving the Company Meeting will specify that each Person entitled to receive Consideration Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(i) each holder of Company Shares will be advised that with respect to Consideration Shares issued to Persons who are, have been within 90 days of the Effective Time, or, at the Effective Time become, affiliates (as defined by Rule 144 of the U.S. Securities Act) of the Parent, such securities will be subject to restrictions on resale under U.S. Securities Laws, including Rule 144 under the U.S. Securities Act; and

(j) the Company shall request that the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the U.S. Securities Act, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of the Buyer pursuant to the Plan of Arrangement.”.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01 Representations and Warranties of the Company. The Company represents and warrants to and in favour of the Parent and the Buyer as follows and acknowledges that the Parent and the Buyer are relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Qualification. Each of the Company and its Subsidiary is a corporation organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, continuance or creation and has all corporate power, capacity and authority to own its assets as now owned and to carry on its business as it is now being conducted. Each of the Company and its Subsidiary is duly registered, qualified or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or qualification necessary, except where the failure to be so registered, qualified or otherwise authorized would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent or materially delay the Arrangement. Each of the Company and its Subsidiaries has all governmental licences, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted, except where the failure to be so registered or in good standing, and except for those licences, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiaries or prevent or materially delay the Arrangement. All of the issued and outstanding securities or other ownership interests of the Company are validly issued, fully paid and non-assessable.

(b) Corporate Authorization. The Company has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Company as contemplated by this Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate power and capacity and has been duly authorized by the Company Board and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement, the Arrangement or the transactions contemplated hereby other than: (i) the approval by the Company Board of the Company Circular; (ii) the Arrangement Resolution being approved by the Company Shareholders at the Company Meeting in accordance with the Interim Order and applicable Laws; (iii) filings with the Court in respect of the Arrangement; and (iv) filing of the Articles of Arrangement with the Director.

(c) Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors’ and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(d) Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement do not require any other Authorization or other action by or in respect of, or filing, recording, registering or publication, or notification to, any Governmental Entity other than: (i) the Interim Order; (ii) the Final Order; (iii) filings with the Director under the CBCA; (iv) any actions or filings with the Securities Authorities or the TSX; and (v) any consents, waivers, approvals or actions or filings or notifications, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or restrain, enjoin or otherwise interfere with, prevent or materially delay or impede the transactions contemplated by the Arrangement or this Agreement.

(e) Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement do not and will not (or would not with the giving of notice or the lapse of time, or both):

(i) contravene, conflict with, or result in any material violation or breach of the articles, by-laws or other constating documents of the Company or its Subsidiary;

(ii)  assuming compliance with the matters referred to in Section 3.01(d), contravene, conflict with or result in a material violation or breach of any applicable Laws; or

(iii) other than as required by the Third-Party Consents or as set forth in Section 3.01(e)(iii) of the Company Disclosure Letter, (A) require the Company or its Subsidiary to give notice pursuant to; (B) allow any Person to exercise any right under; (C) constitute or result in a default under; or (D) cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company or its Subsidiary is entitled under, any Contract or any Authorization to which the Company or any Subsidiary is a party or by which the Company or its Subsidiary is bound or constitute or result in the creation of any Lien in the assets of the Company or its Subsidiary, except in the case of (b) and (c) above for such breaches, defaults, consents, terminations, cancellations, accelerations, penalties, payment obligations or rights which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(f)  Capitalization.

(i) The authorized capital of the Company consists of an unlimited number of Company Shares, an unlimited number of Company Non-Voting Shares and an unlimited number of Company Preferred Shares. As of the date of this Agreement, there are 121,266,120 Company Shares, nil Company Non-Voting Shares and nil Company Preferred Shares issued and outstanding. In addition, 7,957,000 Company Shares are issuable upon the exercise of the Company Options, and 44,856,874 Company Shares are issuable upon the exercise of the Company Warrants. All of the outstanding Company Shares have been, and any Company Shares issuable upon due exercise of the Company Options or Company Warrants have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable shares and are not and will not be subject to or issued in violation of any pre-emptive rights. All securities of the Company (including the Company Shares, Company Warrants and Company Options) have been issued in compliance with all applicable Laws, including applicable Securities Laws.

(ii) The Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of the number of Company Warrants and Company Options and the exercise price and vesting schedule of such Company Options and Company Warrants, as applicable.

(iii) Except (A) for outstanding Company Options and Company Warrants, there are no issued and outstanding or authorized pre-emptive or other outstanding rights, conversion rights, redemption rights, repurchase rights, agreements, calls, options, warrants, equity-based awards, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Company or its Subsidiary to, directly or indirectly, issue or sell any securities of the Company or its Subsidiary, or any securities or obligations convertible or exchangeable into or exercisable for, give any Person a right to subscribe for or acquire any securities of the Company or its Subsidiary and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iv) There are no bonds, notes, debentures or other obligations of the Company or its Subsidiary outstanding having the right to vote or participate in the profits of the Company or its Subsidiary (or that are convertible or exercisable for securities having the right to vote or participate in the profits of the Company or any Subsidiary).

(v) There are no issued, outstanding or authorized obligations on the part of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or its Subsidiary or to qualify securities for public distribution in Canada, the U.S. or elsewhere.

(vi) The Company has no rights plan or similar plan in effect nor is a rights plan or similar plan contemplated to be put in place by the Company.

(g) Subsidiaries.

(i) Section 3.01(g)(i) of the Company Disclosure Letter sets out with respect to the Subsidiary: (A) its name; (B) the number and type of its outstanding equity securities or other equity interests and a list of registered holders of shares or other equity interests; (C) its jurisdiction of incorporation; and (D) a list of the jurisdictions in which it is authorized and licensed to conduct business.

(ii)  The Company is the registered and beneficial owner of all of the outstanding shares or other equity interests of its Subsidiary, free and clear of any Liens (other than Permitted Liens), and all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights.

(iii) Neither the Company nor its Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or its Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or its Subsidiary in the Company's financial statements.

(h) Securities Law Matters.

(i) The Company is a reporting issuer not in default under applicable Securities Laws in each of the provinces of Canada. As of the date of this Agreement, the Company has not taken any action to cease to be a reporting issuer in any province of Canada nor has the Company received notification from any Securities Authority to revoke the reporting issuer status of the Company.

(ii) The Company Shares are listed and posted for trading on the TSX. The Company is in compliance in all material respects with all applicable Securities Laws (including the rules, policies and regulations of the TSX). As of the date of this Agreement, no delisting, suspension of trading or cease trade or other restriction with respect to any securities of the Company is pending, in effect or, to the knowledge of the Company, threatened and the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(iii) The Company has filed with the Securities Authorities all material forms, reports, schedules and other documents required to be filed under applicable Securities Laws since January 1, 2022. The documents comprising the Company Filings complied as filed in all material respects with applicable Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such subsequent filing), contain any Misrepresentation. The Company has not filed or furnished any confidential material change report or any other confidential filings (including redacted filings) which at the date of this Agreement remains confidential. To the knowledge of the Company, neither the Company nor any of the Company Filings is subject to an ongoing audit, formal or informal review, enquiry, comment or investigation by any Securities Authority or the TSX.

(iv) The Company has established and maintains disclosure controls and procedures (as such term is defined in NI 52-109) to provide reasonable assurance that: (A) material information relating to the Company is made known to the Company’s management, including its chief financial officer and chief executive officer, particularly during the periods in which the Company’s interim filings and annual filings (as such terms are defined in NI 52-109) are being prepared; and (B) information required to be disclosed by the Company in such annual or interim filings or other reports filed or submitted by it under Securities Laws, is recorded, processed, summarized and reported within the time periods specified in Securities Laws. The Company has established and maintains a system of internal control over financial reporting (as such term is defined in NI 52-109) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Based on: (A) the Company’s most recent evaluation of internal controls prior to the date hereof, there is no material weakness (as such term is defined in NI 52-109) relating to the design, implementation or maintenance of the Company’s internal control over financial reporting; and (B) the Company’s most recent annual evaluation of internal controls prior to the date hereof, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.

(v) The Company has disclosed, based on the results of the most recent evaluation by its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board: (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that such evaluation revealed that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting; and (B) any fraud, whether or not material, that such evaluation revealed that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The financial books, records and accounts of the Company and its Subsidiary: (A) have been maintained, in all material respects, in accordance with GAAP; and (B) accurately and fairly reflect the basis for the Company’s consolidated financial statements in all material respects.

(i) Financial Statements. The Company’s audited annual consolidated financial statements (including any of the notes or schedules thereto, the auditor’s report thereon and the related management’s discussion and analysis) and unaudited consolidated interim financial statements (including any of the notes or schedules thereto and the related management’s discussion and analysis) included in the Company Filings were prepared in accordance with IFRS consistently applied and applicable Laws and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiary at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein (except as may be expressly indicated in the notes to such financial statements). The Company does not intend to correct or restate, nor, to the knowledge of the Company, is there any basis for any correction or restatement of, any aspect of the Company’s financial statements included in the Company Filings. Except as set forth in the Company’s financial statements, neither the Company nor its Subsidiary has any documents creating any material off-balance sheet arrangements. In the case of any financial statements filed after the date of his Agreement, such financial statements will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiary at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied, except as may be noted therein.

(j) No Undisclosed Liabilities. There are no liabilities, debt, deficiency, expense or other obligation or commitment of the Company or its Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed in any financial statements of the Company or its Subsidiaries included in the Company Filings; and (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2023 that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (iii) incurred in connection with this Agreement.

(k) Absence of Certain Changes or Events. Except as disclosed in Section 3.01(k) of the Company Disclosure Letter, since March 31, 2023, other than the transactions contemplated in this Agreement or except as set forth in the Company Filings, (i) the business of the Company and its Subsidiary has been conducted in all material respects the ordinary course of business consistent with past practice; (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company that has not been disclosed in the Company Filings; (iii) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any shares in the capital of, or equity or other voting interests in, the Company or its Subsidiary, except for dividends from the Subsidiary to the Company; (iv) there has not been any split, combination or reclassification of any shares in the capital of, or equity or other voting interests in, the Company or its Subsidiary or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares in the capital of, or other equity or voting interests in, the Company or its Subsidiary; (v) there has not been any material change in financial or tax accounting methods, principles or practices by the Company or its Subsidiary, except insofar as may have been required or permitted by GAAP or applicable Laws or disclosed in the Company Filings; (vi) other than as disclosed in the Company Filings, there has not been any material write-down by the Company or its Subsidiary of any of the material assets of the Company or its Subsidiary outside of the ordinary course of business.

(l) Compliance with Laws. Except as disclosed in Section 3.01(l) of the Company Disclosure Letter, the Company and its Subsidiary is in compliance with applicable Laws, except for failures to comply that have not had or would not be reasonably expected to have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or its Subsidiary is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no material change is required in the Company’s or its Subsidiary’s processes, properties or procedures in connection with any such Laws, and the Company and its Subsidiary have not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Company has made available to the Parent a summary of all material complaints or concerns that remain outstanding as of the date hereof through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.

(m) Litigation. Except as disclosed in Section 3.01(m) of the Company Disclosure Letter, as of the date of this Agreement, there are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiary, the business of the Company or its Subsidiary by or before any Governmental Entity that, if determined adverse to the interests of the Company or its Subsidiary would have, or be reasonably expected to have, a Material Adverse Effect on the Company or enjoin or otherwise impede, interfere with, prevent or delay the transactions contemplated by the Arrangement or this Agreement. Neither the Company nor its Subsidiary is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that restricts in any material respect the manner in which the Company and its Subsidiary conduct their respective businesses.

(n) Licences and Authorizations.

(i) Except as would not be reasonably expected to have a Material Adverse Effect on the Company: (A) all Authorizations which are necessary for the Company and its Subsidiary to own its assets or conduct its business as presently owned or conducted have been obtained and are in full force and effect in accordance with their terms; (B) the Company and its Subsidiary have complied with all such Authorizations and are not in breach or default under any such Authorizations; (C) the Company and its Subsidiary have not received written, other notice, of any alleged breach of or alleged default under any such Authorizations; and (D) no proceedings are pending or threatened which could reasonably be expected to result in the revocation, cancellation or adverse modification of such Authorizations.

(ii)  Section 3.01(n)(ii) of the Company Disclosure Letter sets forth an accurate and complete list of all the material Authorizations necessary for the Company and its Subsidiary to conduct their respective businesses, in each case as presently conducted and used.

(iii) Neither the Company nor its Subsidiary or any other Person acting on behalf of the Company or its Subsidiary, including any director, officer, agent, employee or Affiliate of the Company or its Subsidiary, to the knowledge of the Company, has: (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (B) made any direct or indirect unlawful payment to any foreign or domestic Government Official or employee from corporate funds; (C) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; (D) violated or is in violation of any provision of Applicable Anti-Corruption Laws, and, in each case, the Company and its Subsidiary have instituted and maintain policies and procedures designed to ensure compliance therewith; or (E) been or is being investigated by a Governmental Entity, or has been or is the subject of any allegations, with respect to conduct within the scope of the foregoing clauses (A) through (D).

(o) Clinical Trials. All material clinical, pre-clinical and other studies and tests (including, but without limitation any human and animal clinical trials), conducted by or on behalf of the Company or its Subsidiary have been conducted and are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to generally accepted professional scientific standards, institutional review board requirements; the descriptions of the results of such studies and tests contained or to be contained in the documents that have been made available to the Parent are accurate and complete in all material respects. To the knowledge of the Company, there are no other studies, tests, or the results of which call into question the results described or referred to in the documents that have been made available to the Parent, and the Company has not received any notices or correspondence from any Governmental Entity requiring the termination, suspension or modification of any studies or tests conducted by, or on behalf of, the Company or in which the Company has or the results of which are referred or will be referred to in the documents that have been made available to the Parent.

(p) Company Material Contracts.

(i) Each Company Material Contract is legal, valid and binding and in full force and effect and is enforceable by the Company or a Subsidiary, as applicable, in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(ii)  None of the Company or its Subsidiary is, and to the knowledge of the Company, none of the other parties to the Company Material Contract is, in material breach or default under any Company Material Contract nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a material breach or default; as of the date of this Agreement, none of the Company or its Subsidiary knows of, or has received any notice (whether written or oral) of, any purported breach, default, cancellation, termination or non-renewal under any Company Material Contract by any party to a Company Material Contract and, to the knowledge of the Company, no such action is threatened; and

(iii) Section 3.01(p)(iii) of the Company Disclosure Letter sets out a complete and accurate list of all Company Material Contracts as of the date of this Agreement. True and complete copies of the Company Material Contracts and any material amendments or waivers in connection therewith have been made available to the Parent and no Company Material Contract has, since such disclosure, been modified, rescinded or terminated.

(q) Real Property.

(i) Neither the Company nor its Subsidiary owns any real property.

(ii) Except as would not be reasonably expected to have a Material Adverse Effect on the Company: (A) each lease or sublease (each a “Real Property Lease”) for real and immovable property leased or subleased by the Company or any of its Subsidiary (the “Leased Properties”) creates a good and valid leasehold estate in the premises thereby demised and is in full force and effect; and (B) none of the Company or its Subsidiary is in breach of, or default under, such Real Property Lease and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by the Company or its Subsidiary or permit termination, modification or acceleration by any third party thereunder. Section 3.01(q)(ii) of the Company Disclosure Letter sets out a complete and accurate list of the Leased Properties. None of the Company or its Subsidiary has exercised or given any notice to exercise, nor has any lessor or landlord exercised or given any notice to the Company or Subsidiary to exercise, any option, right of first offer or right of first refusal contained in any such Real Property Lease. The applicable rental rate set forth in each Real Property Lease is the actual rent currently being paid, and there are no separate agreements or understandings with respect to the same. None of the Company or its Subsidiary, and, to the knowledge of the Company, no other party thereto, is in material breach of or default under any material provision of any Real Property Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by any of the Company or its Subsidiary, or, to the knowledge of the Company, any other party thereto, or permit termination, modification or acceleration by any third party thereunder. The Company has made available to the Parent true and complete copies of all Real Property Leases with respect to the Leased Properties, including all applicable material amendments.

(iii) None of the Company or its Subsidiary use or occupy any real property material to the business of the Company or its Subsidiary, as applicable, other than the Leased Properties disclosed in the Company Disclosure Letter.

(iv) Except as would not have a Material Adverse Effect on the Company, each of the Company and its Subsidiary, as applicable, is in peaceful and undisturbed possession of its Leased Properties and there are no contractual or legal restrictions that preclude or restrict the ability of the Company or its Subsidiary to use such Leased Properties for the purposes for which it is currently being used. There are no Contracts outstanding for the sale, exchange, Lien (other than Permitted Liens), lease or transfer of any of the Leased Properties, or any portion thereof.

(v) Except as would not have a Material Adverse Effect on the Company, the use of the Leased Properties for the various purposes for which it is presently being used by the Company or any Subsidiary is permitted under applicable zoning and other land use Laws.

(r)  Personal Property. Except as would not be reasonably expected to have a Material Adverse Effect on the Company, the Company and its Subsidiary have valid, good and marketable title to all personal property owned by them free and clear of all Liens (other than Permitted Liens). Except as disclosed in Section 3.01(r) of the Company Disclosure Letter, all such personal property is located in the Leased Properties.

(s) Intellectual Property.

(i) Section 3.01(s)(i) of the Company Disclosure Letter identifies: (A) a true and complete list of all registered and any material unregistered Intellectual Property owned by the Company and its Subsidiary (the “Owned IP”) stating: (1) for each registered item of Owned IP, the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction; and (2) for any unregistered Owned IP that is not under a pending application for registration, a summary description thereof; and (B) an accurate and complete list of all Contracts pursuant to which Intellectual Property (other than Owned IP) used or, held for use, or required by the Company or its Subsidiary and which are materially required for the carrying on of the business presently conducted is licensed to the Company or its Subsidiary (the “Licensed IP” and, together with the Owned IP, the “Company IP”).

(ii)  The Company and its Subsidiary, as applicable, own or possess, or have a licence to or otherwise have the right to use, all Company IP, free and clear of any Liens, except for Permitted Liens.

(iii) The Company IP constitutes all Intellectual Property that is material to the conduct of the business, and such Company IP rights, collectively, are sufficient to conduct the business of the Company and its Subsidiary as presently conducted.

(iv) The Company and its Subsidiary solely own all right, title and interest in and to, and are exclusively entitled to possess, use, transfer, license and exploit, all Owned IP without the consent or permission of or payment to any Person.

(v) None of the Owned IP: (A) is subject to any Contract that in any way limits or restricts the ability of the Company or its Subsidiary to use, exploit, assert, or enforce any such Owned IP anywhere in the world, including any commitments to any standard-setting bodies or similar organizations; or (B) is subject to any licence or other rights or claims of a third party, other than under the license agreements pursuant to which any Licensed IP is licensed.

(vi) To the knowledge of the Company, none of the Company or its Subsidiary has, nor to the knowledge of the Company has any Person alleged that the Company or its Subsidiary has, infringed, misappropriated, or otherwise violated any Intellectual Property of third parties. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Company IP. There have been no challenges to the validity, effectiveness, enforceability or, if applicable, ownership of any Owned IP. There have been no challenges to the use by the Company of the Licensed IP.

(vii) Except as disclosed in Section 3.01(s)(vii) of the Company Disclosure Letter, following Closing, the Company and its Subsidiary will be entitled to continue to use, practice and exercise rights in, all of the Company IP owned by, licensed to and used by the Company and its Subsidiary, to the same extent and in the same manner as used, practiced and exercised by the Company and its Subsidiary prior to Closing without financial obligation to any Person.

(viii)  The Company and its Subsidiary have taken all commercially reasonable steps necessary to protect and maintain the confidentiality of all material trade secrets and confidential business information included in the Company IP. No current or former employee, consultant or independent contractor of the Company or any Subsidiary has any right, title or interest, directly or indirectly, in whole or in part, in any such Company IP. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiary is in default or breach of any material term of any employment agreement, consulting agreement, non-disclosure agreement, assignment of invention agreement, or similar agreement.

(ix) To the knowledge of the Company, (A) the operation of the businesses of the Company and its Subsidiary as currently conducted has not and does not infringe, misappropriate, violate, or otherwise conflict with any Intellectual Property Rights of any other Person in any material respect; and (B) no Person is currently infringing upon, misappropriating, violating or otherwise conflicting with any of the Company IP in a manner that has material impact on the business of the Company or the Subsidiary. During the past three years, the Company and the Subsidiary have not received any written notice or claim asserting that any such infringement, misappropriation, violation or other conflict has occurred.

(x) The Company and its Subsidiary take commercially reasonable steps to ensure that software and data residing on its computer networks is free of viruses and other disruptive technological means. To the knowledge of the Company, the Company IP does not contain any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

The Company and its Subsidiary are not in material default under their respective obligations under Privacy Law, including regarding the privacy and security of the Personal Data in their respective possession or control and, to the knowledge of the Company, during the past twenty-four (24) months there has been no unauthorized access to: (A) Personal Data held by the Company or its Subsidiary; or (B) any Company IP.

(t)  Environmental Matters. Except as would not be reasonably expected to have a Material Adverse Effect on the Company: (i) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary which alleges a violation of, or any liability or potential liability under, any Environmental Laws; (ii) the Company and its Subsidiary have all Authorizations necessary for the operation of their respective businesses and to comply with all Environmental Laws; (iii) the operations of the Company and its Subsidiary are in compliance with Environmental Laws; (iv) no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned, operated by the Company or its Subsidiary has been contaminated by operations conducted by, or on behalf of the Company or its Subsidiary, with any Hazardous Substance; and (v) neither the Company nor its Subsidiary is subject to liability for any Hazardous Substance at any third party property. There has not been: (A) any written order, decision, award, ruling or similar determination that remains outstanding which relates to Environmental Laws that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company; or (B) any written demand or notice that remains outstanding with respect to a material breach of any Environmental Law applicable to the Company or its Subsidiary except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(u) Employees.

(i) Section 3.01(u)(i) of the Company Disclosure Letter contains a complete and accurate list of Company Employees with an estimated annual aggregate compensation (calculated on the basis of base salary and cash bonus, if any, paid during the year ended March 31, 2023) in excess of $200,000, including their respective location, hire date, position, salary, benefits and current status (full time, part-time, active, non-active), as well as a list of all former Company Employees that had an annual aggregate compensation in excess of $200,000 to whom the Company or its Subsidiary has or may have any obligations indicating the nature and value of such obligations.

(ii) The Company and its Subsidiary are in material compliance with all terms and conditions of employment, written employment agreements, with all their own policies and handbooks and all applicable Laws respecting employment, wages and hours, human rights, immigration, pay equity, employee privacy, accommodation and occupational safety and health.

(iii) All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under Employee Plans and other similar accruals have been either paid or are accurately reflected in all material respects in the books and records of the Company and its Subsidiary.

(iv) Except as disclosed in Section 3.01(u)(iv) of the Company Disclosure Letter, there are no change of control payments, golden parachutes, severance payments, retention payments, Contracts or other agreements with current or former Company Employees providing for cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement or upon termination of employment after the consummation of the Arrangement, including a change of control of the Company or its Subsidiary.

(v) Except as disclosed in Section 3.01(u)(v) of the Company Disclosure Letter, there are no material outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing pursuant to any workplace safety and insurance or workers’ compensation legislation and neither the Company nor any Subsidiary has been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit, investigation or proceeding of the Company or any Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance or workers’ compensation legislation.

(vi) Since January 1, 2021, the Company and its Subsidiary have been, and are, in material compliance with all terms and conditions of all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or, threatened, material proceedings before any court, board or tribunal with respect to any of the areas listed herein.

(vii) There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary before any Governmental Entity by or on behalf of any present or former employee of the Company or its Subsidiary, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or its Subsidiary in connection with the employment relationship.

(viii)  Neither the Company nor its Subsidiary are party to or bound by any collective bargaining agreements or agreements with any employee association. None of the Company nor its Subsidiary is subject to any application for certification or, to the knowledge of the Company, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any employees of the Company by way of certification, interim certification, voluntary recognition or succession rights. There is no labour strike, dispute, work slowdown or stoppage pending or involving, or to the knowledge of the Company threatened against the Company, and no such event has occurred within the last two (2) years.

(ix) Neither the Company nor its Subsidiary are, or have been, engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Company, threatened against it or its Subsidiary.

(x) Neither the Company nor its Subsidiary is subject to any current, pending or, to the knowledge of the Company, threatened claim, complaint or proceeding for wrongful dismissal, constructive dismissal or any other tort claim relating to employment or termination of employment of employees or independent contractors, or under any applicable Law with respect to employment and labour, except for routine claims for benefits, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(v) Employee Plans.

(i) The Company has made available to the Parent true, complete and up-to-date copies of all Employee Plans and any amendments thereto.

(ii)  All of the Employee Plans are and have been established, registered, qualified and administered in all material respects; (A) in accordance with all applicable Laws and in accordance with their terms; (B) the terms of the material documents that support such Employee Plans and; (C) the terms of agreements between the Company and its Subsidiary and Company Employees (present and former) who are members of, or beneficiaries under, the Employee Plans. To the knowledge of the Company, no fact or circumstance exists which could adversely affect the registered status of any such Employee Plan.

(iii) All contributions, premiums, Taxes and other amounts required to be made or paid by the Company by applicable Laws or under the terms of each Employee Plan have been made in a timely fashion in accordance in all material respects with applicable Laws and the terms of the applicable Employee Plan. The costs of funding the Employee Plans are, in all material respects, reflected in either (i) the Company’s financial statements included in the Company Filings, in accordance with GAAP or (ii) the recent actuarial reports, annual information reports, investment reports or financial statements prepared in accordance with applicable Law in respect of any Employee Plan, as applicable and made available to the Parent.

(iv) No Employee Plan is subject to any action, claim (including claims for Taxes, interest, penalties or fines) or any other proceeding initiated by any Person (other than routine claims for benefits) or, to the knowledge of the Company, any pending investigation, examination, action claim or proceeding, which, if adversely determined, would be reasonably expected to have, a material and adverse effect on the Company and its Subsidiary. To the knowledge of the Company, there exists no state of facts which could reasonably be expected to give rise to any such investigation, examination, action, claim or other proceeding.

(v) Except as provided in Section 3.01(v) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the Arrangement will not: (A) result in any material payment (including bonus, golden parachutes, retirement, severance, unemployment compensation or other benefit or enhanced benefit) becoming due or payable to any of the Company Employees (present or former); (B) materially increase the compensation or benefits otherwise payable to any Company Employee (present or former); or (C) result in the acceleration of the time of payment or vesting of any material benefits or entitlements otherwise available pursuant to any Employee Plan (except for outstanding Company Options).

(vi) Except as disclosed in Section 3.01(v)(vi) of the Company Disclosure Letter or as required by applicable Law, none of the Employee Plans (other than registered or other pension plans) provide for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependants of retired or terminated employees.

(w) Insurance. True, accurate and complete copies of all insurance policies currently in effect that insure the physical properties, business, operations and assets of the Company and its Subsidiary has been made available to the Parent. Each insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been timely paid. No material claim that has been made, or is pending, under any insurance policy of the Company or its Subsidiary that has been, or to the knowledge of the Company may be, denied, rejected, questioned, or disputed by any insurer or as to which any insurer has made any reservation of rights, imposed conditions or refused to cover all or any material portion of such claims. All material proceedings covered by any insurance policy of the Company or its Subsidiary have been properly reported to and accepted for coverage by the applicable insurer. To the knowledge of the Company, there exist no facts or circumstances that could reasonably be expected to cause coverage of any claim pending under any insurance policy not to be timely available to the Company or its Subsidiary.

(x) Taxes.

(i) All Tax Returns required by applicable Law to be filed with any Governmental Entity by, or on behalf of, the Company or its Subsidiary have been filed when due in accordance with all applicable Law (taking into account any applicable extensions), and all such Tax Returns are, or shall be at the time of filing be, true and complete in all material respects.

(ii)  The Company and its Subsidiary have paid on a timely basis to the appropriate Governmental Entity all Taxes, including instalments that are due and payable prior to the date hereof, other than those Taxes being contested in good faith or for which reserves have been established in accordance with GAAP on the Company’s or its Subsidiary’s financial statements or those Taxes that do not constitute, in the aggregate, a material amount.

(iii) The Company and its Subsidiary have each established (or have had established on their behalf) in accordance with GAAP an adequate accrual for all material Taxes which are not yet due and payable through the end of the last period for which the Company and its Subsidiary ordinarily record items on their respective books and, since the date thereof, neither the Company nor its Subsidiary has incurred any liability for Taxes other than in the ordinary course of business that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiary.

(iv) No deficiencies for any Taxes have, in the past four (4) years, been assessed by a Governmental Entity with respect to any Taxes due by the Company or its Subsidiary and there is no proceeding outstanding, pending or, to the knowledge of the Company, threatened with respect to the Company or its Subsidiary in respect of any Taxes.

(v) The Company and its Subsidiary have each (i) duly withheld from each payment made by it to any Person all amounts required by applicable Law to be withheld by it; (ii) duly collected all Taxes required by applicable Law to be collected by it; and (iii) timely remitted (or will timely remit) such withheld or collected amounts to the appropriate Governmental Entity within the prescribed periods except for such failure to comply as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on the Company. Neither the Company nor its Subsidiary is party to any material tax sharing agreement or tax indemnification agreement.

(vi) No Tax claim has ever been made by a Governmental Entity in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that it is or may be subject to the imposition of any Tax by, or required to file Tax Returns in, that jurisdiction.

(vii) Neither the Company nor its Subsidiary has requested or entered into any agreement or other arrangement or executed any waiver providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company or its Subsidiary is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company or its Subsidiary is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which the Company or its Subsidiary is or may be liable.

(viii)  There are no circumstances which exist and could result in, or have existed and resulted in, the application of any of sections 17, 78, 79, 79.1, 80 to 80.04 inclusive, of the Tax Act to the Company.

(ix) Neither the Company nor its Subsidiary has not claimed any reserves for Taxes which could result in an amount being included in the income of the Company or its Subsidiary for any taxation period ending after Closing.

(x) The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company and any non-arm’s length non-resident for purposes of the Tax Act do not differ from those that would have been made between Persons dealing at arm’s length (for purposes of the Tax Act or with analogous concepts under any other applicable Law). If applicable, the Company has, on a timely basis, made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(xi) All Tax credits claimed by the Company were claimed in accordance with all applicable Laws and the Company has satisfied at all times the relevant criteria and conditions entitling it to such Tax credits. All refunds of Tax credits received or receivable by the Company were claimed in accordance with all applicable Laws and the Company has satisfied at all times the relevant criteria and conditions entitling it to a refund of such Tax credits.

(y) Related Party Transactions.

(i) Except as disclosed in Section 3.01(y)(i) of the Company Disclosure Letter, neither the Company nor its Subsidiary is indebted to any director, officer, or employee of the Company or its Subsidiary or any Person owning one percent (1%) or more of the outstanding Company Shares (except for amounts due in the ordinary course of business as salaries, bonuses, directors’ fees or the reimbursement of ordinary course expenses). Except as disclosed in Section 3.01(y)(i) of the Company Disclosure Letter, there are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer, director, employee or independent contractors of, or any other Person owning one percent (1%) or more of the outstanding Company Shares.

(ii)  No related party, who, together with its associates, beneficially owns or exercises control or direction over 1% or more of the outstanding Company Shares, will receive a “collateral benefit” (within the meaning of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions) as a consequence of the Arrangement or any transaction contemplated by this Agreement.

(z)  Brokers and Finders. Except as disclosed in Section 3.01(z) of the Company Disclosure Letter, no investment banker, broker, financial advisor, finder or other Person has been retained by or is authorized to act on behalf of the Company or its Subsidiary, or is entitled to any fee, commission or other payment from the Company or its Subsidiary in connection with this Agreement. The Company has made true and complete disclosure to the Parent of all fees, commissions or other payments that may be incurred pursuant to such engagements or that may otherwise be payable or reimbursed by the Company or any Subsidiary.

(aa) Fairness Opinion. The Company has received the opinion of the Company Financial Advisor to the effect that, as at the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received under the Arrangement by the Company Shareholders is fair, from a financial point of view, to the Company Shareholders and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(bb)  OFAC. Neither the Company nor its Subsidiary nor, to the knowledge of the Company, any director, officer, agent, Company Employee, affiliate or other Person acting on behalf of the Company or its Subsidiary, is currently the subject or target of any United States sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and the Company has not lent, contributed or otherwise made available, directly or indirectly, any funds to any Subsidiary or other Person or entity, for the purpose of financing the activities of any Person which, to the knowledge of the Company, is currently subject to any United States sanctions administered by OFAC.

(cc) Company Board Approval. The Company Board, after consultation with its legal advisors and the Company Financial Advisor, at a meeting duly called and held, adopted resolutions unanimously: (i) determining that the Consideration to be received by the Company Shareholders pursuant to the Arrangement and this Agreement is fair, from a financial point of view, to such holders and that the Arrangement is in the best interests of the Company; (ii) recommending that the Company Shareholders vote in favor of the Arrangement Resolution; and (iii) authorizing the entering into of this Agreement, and the performance by the Company of its obligations under this Agreement, and such resolutions have not been revoked or withdrawn (except for any revocation or withdrawal occurring after the date hereof in connection with a Company Change in Recommendation).

(dd) Exclusive Representations. Each of the Parent and the Buyer acknowledges that, except as may be expressly set forth in this Agreement, neither the Company nor its Subsidiary nor any of its respective officers, directors, employees or other Representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of the Company or its Subsidiary or their businesses, their past, current or future financial condition, their properties, assets, liabilities or operations, their past, current or future profitability or performance, or any other matter, individually or in the aggregate. Any such other representations or warranties are hereby expressly disclaimed. Except for the representations and warranties contained in this Agreement, each of the Parent and the Buyer expressly disclaims reliance on any representation or warranty, any statement or information made, communicated or furnished (orally or in writing) to the Parent, the Buyer or their respective Representatives. The Company makes no representations or warranties to the Parent or the Buyer, and each of the Parent and the Buyer confirms that it has not relied on any projection or forecast, regarding future results or activities or the probable success or profitability of the business of the Company and its Subsidiary.

Section 3.02 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER

Section 4.01 Representations and Warranties. The Parent and the Buyer jointly and severally represent and warrant to and in favour of the Company as follows and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement:

(a) Organization and Qualification. Except as disclosed in Section 4.01(a) of the Parent Disclosure Letter, each of the Parent and the Buyer is a corporation organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, continuance or creation and has all corporate power, capacity and authority to own its assets as now owned and to carry on its business as it is now being conducted. Each of the Parent and the Buyer is duly registered, qualified or otherwise authorized to do business and is in good standing in each jurisdiction in which the character of its properties, whether owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or qualification necessary, except where the failure to be so registered, qualified or otherwise authorized would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Parent and the Buyer has all governmental licences, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted, except where the failure to be so registered or in good standing, and except for those licences, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Buyer or prevent or materially delay the Arrangement. All of the issued and outstanding securities or other ownership interests of the Buyer are validly issued, fully paid and non-assessable. The Buyer is a wholly-owned Subsidiary of the Parent.

(b) Corporate Authorization. The Parent and the Buyer have all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Parent and the Buyer as contemplated by this Agreement, and to perform their respective obligations hereunder and under such agreements and instruments. The execution, delivery and performance by each of the Parent and the Buyer of this Agreement and the consummation by each of the Parent and the Buyer of the transactions contemplated hereby are within each of the Parent’s and the Buyer’s corporate power and capacity and have been duly authorized by the Parent Board and the board of directors of the Buyer, as applicable, and no other corporate proceedings on the part of either of the Parent or the Buyer are necessary to authorize this Agreement, the Arrangement or the transactions contemplated hereby.

(c) Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Parent and the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement by each of the Parent and the Buyer, enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(d) Governmental Authorization. The execution, delivery and performance by each of the Parent and the Buyer of this Agreement and the consummation by the Parent and the Buyer of the transactions contemplated hereby and by the Plan of Arrangement require no Authorization of or any action by or in respect of, or filing, recording, registering or publication with, or notification to any Governmental Entity other than (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order; (iii) compliance with any applicable U.S. Securities Laws; and (iv) any consents, waivers, approvals or actions or filings or notifications, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Buyer or restrain, enjoin or otherwise interfere with, prevent or materially delay or impede the transactions contemplated by the Arrangement or this Agreement.

(e) Non-Contravention. The execution, delivery and performance by the Parent and the Buyer of their respective obligations under this Agreement and the consummation of the Arrangement do not and will not (or would not with the giving of notice or the lapse of time, or both):

(i) other as set forth in Section 4.01(e)(i) of the Parent Disclosure Letter, contravene, conflict with, or result in any material violation or breach of the articles, by-laws or other constating documents of the Parent or the Buyer;

(ii)  assuming compliance with the matters referred to in Section 4.01(e), contravene, conflict with or result in a material violation or breach of any applicable Laws; or

(iii) other as set forth in Section 4.01(e)(iii) of the Parent Disclosure Letter, (A) require the Parent or its Subsidiaries to give notice pursuant to; (B) allow any Person to exercise any right under; (C) constitute or result in a default under; or (D) cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Parent or the Buyer is entitled under, any Contract or any Authorization to which Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound or constitute or result in the creation of any Lien in the assets of the Parent, the Buyer or their respective Subsidiaries, except in the case of (b) and (c) above for such breaches, defaults, consents, terminations, cancellations, accelerations, penalties, payment obligations or rights which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Parent or the Buyer.

(f)  Capitalization.

(i) The authorized capital of the Parent consists of 100,000,000 Parent Shares and 3,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this Agreement, there are 1,665,214 Parent Shares, 22,280 shares of Series A-1 convertible preferred stock, 6,000 shares of Series B-1 convertible preferred stock and 2,625 shares of Series B-2 convertible preferred stock issued and outstanding. In addition, 45,572 Parent Shares are issuable upon the exercise of issued and outstanding Parent Options, and 5,097,450 Parent Shares are issuable upon the exercise of issued and outstanding Parent Warrants. All of the outstanding Parent Shares have been, and any Parent Shares issued upon due exercise of the Parent Options or Parent Warrants have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable shares and are not and will not be subject to or issued in violation of any pre-emptive rights. All securities of the Parent (including the Parent Shares, Parent Warrants and Parent Options) have been issued in compliance with all applicable Laws, including U.S. Securities Laws.

(ii)  The Parent Disclosure Letter contains a complete and accurate list, as of the date hereof, of the number of Parent Warrants and Parent Options and the exercise price and vesting schedule of such Parent Options and Parent Warrants. All of the Parent Shares issuable upon the exercise of the Parent Options and Parent Warrants are not and will not be subject to or issued in violation of any pre-emptive rights.

(iii) Except (A) for outstanding Parent Options and Parent Warrants; and (B) as set out in Section 4.01(f)(iii) of the Parent Disclosure Letter, there are no issued and outstanding or authorized pre-emptive or other outstanding rights, conversion rights, redemption rights, repurchase rights, agreements, calls, options, warrants, equity-based awards, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Parent or its Subsidiaries to, directly or indirectly, issue or sell any securities of the Parent or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, give any Person a right to subscribe for or acquire any securities of the Parent or any of its Subsidiaries and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iv) There are no bonds, notes, debentures or other obligations of the Parent or any of its Subsidiaries outstanding having the right to vote or participate in the profits of the Parent or any of its Subsidiaries (or that are convertible or exercisable for securities having the right to vote or participate in the profits of the Parent or any of its Subsidiaries).

(v) There are no issued, outstanding or authorized obligations on the part of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Parent or any of its Subsidiaries or to qualify securities for public distribution in Canada, the U.S. or elsewhere.

(vi) The Parent has no rights plan or similar plan in effect nor is a rights plan or similar plan contemplated to be put in place by the Parent.

(g) Subsidiaries.

(i) Section 4.01(g) of the Parent Disclosure Letter sets out with respect to each Subsidiary of the Parent: (A) its name; (B) the number and type of its outstanding equity securities or other equity interests and a list of registered holders of shares or other equity interests; (C) its jurisdiction of incorporation; and (D) a list of the jurisdictions in which it is authorized and licensed to conduct business.

(ii)  Except as set out in Section 4.01(g) of the Parent Disclosure Letter, the Parent is the registered and beneficial owner of all of the outstanding shares or other equity interests of each Subsidiary, free and clear of any Liens (other than Permitted Liens), and all such shares or other equity interests so owned by the Parent have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights.

(iii) Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Parent or any of its Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Parent or any of its Subsidiary in the Parent's financial statements.

(h) U.S. Securities Law Matters.

(i) Parent is subject to the reporting requirements of the Exchange Act, and has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the “Parent SEC Documents”) that it was required to file or furnish (as applicable) with any Governmental Entity, including any filing required to be filed or furnished (as applicable) pursuant to any applicable Laws, rules or regulations of the United States, any state, any foreign entity, or any Governmental Entity, have paid all fees and assessments due and payable in connection therewith and all such filings have complied in all material respects with the rules and regulations of such Governmental Entity as in effect at the time of filing. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of U.S. Securities Laws.

(ii)  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iii) Parent is, and since January 1, 2022 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(iv) Since January 1, 2022, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are true and complete.

(v) The Parent Shares are listed and posted for trading on the NASDAQ, and are not listed or quoted on any market other than the NASDAQ, and, except as disclosed in Section 4.01(h)(v) of the Parent Disclosure Letter, the Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ other than any noncompliance that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

(vi) Parent is not an investment company registered or required to be registered under the Investment Company Act of 1940, as amended.

(vii) The Parent has disclosed, based on the results of the most recent evaluation by its chief executive officer and its chief financial officer prior to the date hereof, to the Parent’s auditors and the audit committee of the Parent’s board of directors: (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that such evaluation revealed that are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information and has identified for the Parent’s auditors and audit committee of the Parent’s board of directors any material weaknesses in internal control over financial reporting; and (B) any fraud, whether or not material, that such evaluation revealed that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting. The financial books, records and accounts of the Parent and its Subsidiaries: (A) have been maintained, in all material respects, in accordance with GAAP; and (B) accurately and fairly reflect the basis for the Parent’s consolidated financial statements in all material respects.

(i) Financial Statements. The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Parent included in the Parent’s filings on EDGAR fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and their consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). Except as set forth in the Parent’s financial statements, neither the Parent nor any of its Subsidiaries has any documents creating any material off-balance sheet arrangements. Except as set forth in the Parent SEC Documents, the Parent maintains a system of internal controls over financial reporting that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of the financial statements of the Parent and its Subsidiaries in accordance with GAAP; (ii) that transactions are executed in accordance with management’s general or specific authorization; (iii) that transactions are recorded as necessary to permit preparation of the Parent’s financial statements in conformity with GAAP and to maintain accountability for their assets; (iv) that access to the Parent’s assets is permitted only in accordance with management’s general or specific authorization; and (v) that the recorded accountability for the Parent’s and its subsidiaries’ assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the Parent SEC Documents, none of the Parent or its subsidiaries has received written notice or otherwise obtained knowledge of any material weaknesses or deficiencies in the accounting or auditing practices, procedures or methods of the Parent or its subsidiaries or their respective internal accounting controls.

(j) No Undisclosed Liabilities. There are no liabilities, debt, deficiency, expense or other obligation or commitment of the Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed in any financial statements of the Parent included in the Parent’s EDGAR filings; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2023, that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Buyer; (iii) as disclosed in Section 4.01(j) of the Parent Disclosure Letter, or (iv) incurred in connection with this Agreement.

(k) Absence of Certain Changes or Events. Since December 31, 2022, other than the transactions contemplated in this Agreement, except as set forth in the Parent’s EDGAR filings, (i) the business of the Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice; (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Buyer that has not been disclosed in the Parent’s EDGAR filings; (iii) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any shares in the capital of, or equity or other voting interests in, the Parent or any of its Subsidiaries, except for dividends from a subsidiary to the Parent or another wholly-owned subsidiary of the Parent; (iv) there has not been any split, combination or reclassification of any shares in the capital of, or equity or other voting interests in, the Parent or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares in the capital of, or other equity or voting interests in, the Parent or any of its Subsidiaries; (v) there has not been any material change in financial or tax accounting methods, principles or practices by the Parent or any of its Subsidiaries, except insofar as may have been required or permitted by GAAP or applicable Laws or disclosed in the Parent's EDGAR filings; and (vi) other than as disclosed in the Parent's EDGAR filings, there has not been any material write down by the Parent or any of its Subsidiaries of any of the material assets of the Parent or any of its Subsidiaries outside of the ordinary course of business.

(l) Compliance with Laws. The Parent and each of its Subsidiaries is in compliance with applicable Laws, except for failures to comply that have not had or would not be reasonably expected to have a Material Adverse Effect on the Parent or the Buyer. No investigation or review by any Governmental Entity with respect to the Parent or any of its Subsidiaries is pending or, to the knowledge of the Parent, threatened. To the knowledge of the Parent, no material change is required in the Parent’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Parent and its Subsidiaries have not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Parent has made available to the Company a summary of all material complaints or concerns that remain outstanding as of the date hereof through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.

(m) Litigation. Except as disclosed in Section 4.01(m) of the Parent Disclosure Letter, as of the date of this Agreement, there are no claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending or, to the knowledge of the Parent, threatened against or relating to the Parent or any of its Subsidiaries, the business of the Parent or its Subsidiaries by or before any Governmental Entity that, if determined adverse to the interests of the Parent or its Subsidiaries would have, or be reasonably expected to have, a Material Adverse Effect on the Parent or the Buyer or restrain, enjoin or otherwise impede, interfere with, prevent or delay the transactions contemplated by the Arrangement or this Agreement. Neither the Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that restricts in any material respect the manner in which the Company and its Subsidiary conduct their respective businesses.

(n) Parent Material Contracts.

(i) Each Parent Material Contract is legal, valid and binding and in full force and effect and is enforceable by the Parent or a Subsidiary, as applicable, in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(ii)  None of the Parent or its Subsidiaries is, and to the knowledge of the Parent, none of the other parties to the Parent Material Contract is, in material breach or default under any Parent Material Contract nor does the Parent have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a material breach or default; as of the date of this Agreement, none of the Parent or its Subsidiaries knows of, or has received any notice (whether written or oral) of, any purported breach, default, cancellation, termination or non-renewal under any Parent Material Contract by any party to a Parent Material Contract and, to the knowledge of the Parent, no such action is threatened; and

(iii) Section 4.01(n)(iii) of the Parent Disclosure Letter sets out a complete and accurate list of all Parent Material Contracts as of the date of this Agreement. True and complete copies of the Parent Material Contracts and any material amendments or waivers in connection therewith have been made available to the Company and no Parent Material Contract has, since such disclosure, been modified, rescinded or terminated.

(o) Licences and Authorizations.

(i) Except as would not be reasonably expected to have a Material Adverse Effect on the Parent or the Buyer: (A) all Authorizations which are necessary for the Parent and its Subsidiaries to own its assets or conduct its business as presently owned or conducted have been obtained and are in full force and effect in accordance with their terms; (B) the Parent and its Subsidiaries have complied with all such Authorizations and are not in breach or default under any such Authorizations; (C) the Parent and its Subsidiaries have not received written, or to the knowledge of the Parent, other notice, of any alleged breach of or alleged default under any such Authorizations; and (D) no proceedings are pending or, to the knowledge of the Parent, threatened which could reasonably be expected to result in the revocation, cancellation or adverse modification of such Authorizations.

(ii)  Neither the Parent nor any of its Subsidiaries or any other Person acting on behalf of the Parent or any of its Subsidiaries, including any director, officer, agent, employee or affiliate of the Parent or any of its Subsidiaries, to the knowledge of the Parent, has: (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (B) made any direct or indirect unlawful payment to any foreign or domestic Government Official or employee from corporate funds; (C) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; (D) violated or is in violation of any provision of Applicable Anti-Corruption Laws, and, in each case, the Parent and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance therewith; or (E) been or is being investigated by a Governmental Entity, or has been or is the subject of any allegations, with respect to conduct within the scope of the foregoing clauses (A) through (D).

(p) Clinical Trials. All material clinical, pre-clinical and other studies and tests (including, but without limitation any human and animal clinical trials), conducted by or on behalf of the Parent or its Subsidiaries have been conducted and are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to generally accepted professional scientific standards, institutional review board requirements; the descriptions of the results of such studies and tests contained or to be contained in the documents that have been made available to the Parent are accurate and complete in all material respects. To the knowledge of the Parent, there are no other studies, tests, or the results of which call into question the results described or referred to in the documents that have been made available to the Parent, and the Parent has not received any notices or correspondence from any Governmental Entity requiring the termination, suspension or modification of any studies or tests conducted by, or on behalf of, the Parent or in which the Parent has or the results of which are referred or will be referred to in the documents that have been made available to the Parent.

(q) Taxes. All Tax Returns required by applicable Law to be filed with any Governmental Entity by, or on behalf of, the Parent or any of its Subsidiaries have been filed when due in accordance with all applicable Law (taking into account any applicable extensions), and all such Tax Returns are, or shall be at the time of filing be, true and complete, except for where such failures to so file, or for failures of such Tax Returns to be true and complete would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Buyer. The Parent and each of its Subsidiaries has paid on a timely basis to the appropriate Governmental Entity all Taxes, including instalments that are due and payable prior to the date hereof, other than those Taxes being contested in good faith or for which reserves have been established in accordance with GAAP on the consolidated balance sheet of the Parent or those Taxes that do not constitute, in the aggregate, a material amount. The Parent and each of its Subsidiaries has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all material Taxes which are not yet due and payable through the end of the last period for which the Parent and its Subsidiaries ordinarily record items on their respective books and, since the date thereof, neither the Parent nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Buyer. No material deficiencies for any Taxes have, in the past three (3) years, been assessed by a Governmental Entity with respect to any Taxes due by the Parent or any of its Subsidiaries and there is no proceeding outstanding, pending or, to the knowledge of the Parent, threatened with respect to the Parent or its Subsidiaries in respect of any material Taxes. Each of the Parent and each of its Subsidiaries has (A) duly withheld from each payment made by it to any Person all amounts required by applicable Law to be withheld by it; (B) duly collected all Taxes required by applicable Law to be collected by it; and (C) timely remitted (or will timely remit) such withheld or collected amounts to the appropriate Governmental Entity within the prescribed periods, except for such failures to comply as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Buyer. Neither the Parent nor any of its Subsidiaries is party to any material tax sharing agreement or tax indemnification agreement with any Person, other than the Parent or any of its Subsidiaries. The Parent has furnished or made available to the Company completed and accurate copies of all material Tax Returns, and any amendments thereto, filed by the Parent and its Subsidiaries for the preceding three taxation years.

(r)  Issuance of Consideration Shares. The Consideration Shares to be issued pursuant to the Arrangement have been duly authorized and reserved for issuance and, upon issuance, will be validly issued as fully paid and non-assessable shares in the capital of the Parent, will be issued in compliance with all applicable Laws, including U.S. Securities Laws, will not have been issued in violation of any pre-emptive rights or contractual rights to purchase securities and will be listed for trading on the NASDAQ.

(s) [Intentionally deleted.]

(t)  Freely Tradeable Shares. The Consideration Shares to be issued pursuant to the Arrangement in the manner contemplated by this Agreement and the Plan of Arrangement shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under U.S. Securities Laws (including state securities of each U.S. state where holders entitled to receive such shares are located). Such securities, other than any such securities issued to affiliates of the Parent within the meaning of Rule 144, or Person who have been affiliates of the Parent within the meaning of Rule 144 within 90 days of issuance, shall not be “restricted securities” within the meaning of Rule 144, and shall not be subject to any “hold period” resale restrictions under National Instrument 45-102 – Resale of Securities.

(u) Intellectual Property.

(i) Except where it would not reasonably be expected to result in a Material Adverse Effect on the Parent or the Buyer: (A) the Parent or one of its Subsidiaries owns, licences or otherwise has a right to use all of the Intellectual Property Rights necessary for the operation of the business of the Parent and its Subsidiaries in substantially the same manner as presently conducted; and (B) all Intellectual Property Rights owned by the Parent are valid, subsisting, enforceable and in full force and effect, and the Parent has paid all maintenance fees and made all filings required to maintain the Parent’s ownership thereof.

(ii)  During the past three years, the Parent has not received any written notice or claim challenging, as applicable, the ownership, use, validity, effectiveness or enforceability of any material Intellectual Property.

(iii) To the knowledge of Parent, (A) the operation of the businesses of the Parent and its Subsidiaries as currently conducted has not and does not infringe, misappropriate, violate or otherwise conflict with any Intellectual Property Rights of any other Person in any material respect; and (B) no Person is currently infringing upon, misappropriating, violating or otherwise conflicting with any of the Parent’s owned Intellectual Property Rights in a manner that has a material impact on the business of the Parent or its Subsidiaries. During the past three years, the Parent and its Subsidiaries have not received any written notice or claim asserting that any such infringement, misappropriation, violation or other conflict has occurred.

(iv) To the knowledge of the Parent, (A) the operation of the businesses of the Parent and its Subsidiaries as currently conducted has not and does not infringe, misappropriate, violate, or otherwise conflict with any Intellectual Property Rights of any other Person in any material respect; and (B) no Person is currently infringing upon, misappropriating, violating or otherwise conflicting with any of the Intellectual Property of the Parent or any of its Subsidiaries in a manner that has material impact on the business of the Parent and its Subsidiaries. During the past three years, the Parent and its Subsidiaries have not received any written notice or claim asserting that any such infringement, misappropriation, violation or other conflict has occurred.

(v) Investment Canada Act. The Parent is a "trade agreement investor" and not a "state-owned enterprise" as those terms are defined in the Investment Canada Act (Canada). The Buyer is “WTO Investor” as defined in the Investment Canada Act (Canada).

(w) Finders’ Fees. There is no investment banker, broker, financial advisor, finder or other Person has been retained by or is authorized to act on behalf of, or is entitled to any fee, commission or other payment from the Parent or the Buyer in connection with this Agreement.

(x) Exclusive Representations. The Company acknowledges that, except as may be expressly set forth in this Agreement, neither the Parent, the Buyer nor its Subsidiaries nor any of its respective officers, directors, employees or other Representatives make or have made any representation or warranty, express or implied, at law or in equity, in respect of each of the Parent or the Buyer or its Subsidiaries or their businesses, their past, current or future financial condition, their properties, assets, liabilities or operations, their past, current or future profitability or performance, or any other matter, individually or in the aggregate. Any such other representations or warranties are hereby expressly disclaimed. Except for the representations and warranties contained in this Agreement, the Company and its Subsidiary expressly disclaim reliance on any representation or warranty, any statement or information made, communicated or furnished (orally or in writing) to the Company, its Subsidiary or their respective Representatives. Each of the Parent and the Buyer makes no representations or warranties to the Company or its Subsidiary, and the Company and its Subsidiary confirms that it has not relied on any projection or forecast, regarding future results or activities or the probable success or profitability of the business of each of the Parent and the Buyer and its Subsidiaries.

Section 4.02 Survival of Representations and Warranties. The representations and warranties of the Parent and the Buyer contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article V
COVENANTS

Section 5.01 Conduct of Business of the Company. The Company covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms, unless otherwise: (i) agreed to in writing by the Parent (such agreement not be unreasonably withheld, conditioned or delayed); (ii) required or expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement; or (iii) required by applicable Law or the rules or requirements of the TSX:

(a) the business of the Company and its Subsidiary shall be conducted in all material respects in the ordinary course of business, and the Company shall use all commercially reasonable efforts to: maintain and preserve its and their business organization, assets, properties, goodwill, relationships with their respective officers and employees and business relationships with customers, suppliers, partners, landlords, insurers, creditors and other Persons with which the Company or its Subsidiary has material business relationships, including, without limitation, by performing and complying with its obligations under its Company Material Contracts;

(b) the Company shall not, and shall not permit its Subsidiary to, directly or indirectly:

(i) amend its articles of incorporation or amalgamation, by-laws or other constating documents;

(ii) split, combine or reclassify or amend the terms of any shares or other securities of the Company or its Subsidiary or declare, set aside or pay any dividends or make any other distributions or reduce stated capital of the shares of the Company or its Subsidiary;

(iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any outstanding shares or other securities of the Company or its Subsidiary;

(iv) except as disclosed in Section 5.01(b)(iv) of the Company Disclosure Letter, amend the terms of any securities of the Company or its Subsidiary;

(v) create any Person;

(vi) issue, grant, deliver, sell, pledge or otherwise encumber any shares or other securities, or any options, warrants, restricted shares units or similar rights exercisable or exchangeable for or convertible into shares or other securities, of the Company or its Subsidiary, except (A) for the issuance of Company Shares issuable upon the exercise of the currently outstanding Company Options or Company Warrants; or (B) as disclosed in Section 5.01(b)(v) of the Company Disclosure Letter;

(vii) except as disclosed in Section 5.01(b)(vii) of the Company Disclosure Letter, acquire (including by merger, amalgamation, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, real or personal property, interests or business having a cost, on a per transaction or series of related transactions basis, in excess of $100,000 in the aggregate, other than acquisitions of supplies, equipment and inventory in the ordinary course of business;

(viii)  except as disclosed in Section 5.01(b)(viii) of the Company Disclosure Letter, sell, dispose of, pledge, lease or otherwise transfer or encumber, directly or indirectly, in one transaction or in a series of related transactions, any assets of the Company or its Subsidiary or any interest in any assets of the Company or its Subsidiary having a value greater than $100,000 in the aggregate, other than the sale, lease or disposition or other transfer of inventories or other assets in the ordinary course of business;

(ix) make any capital expenditure; provided that the Company and its Subsidiary may make emergency expenditures up to the aggregate amount of $25,000 if the Company determines, acting reasonably, any such capital expenditure is necessary to maintain its ability to operate its businesses in the ordinary course of business;

(x) adopt or effect a plan of complete or partial liquidation, dissolution, arrangement, amalgamation, merger, consolidation, restructuring, recapitalization or other reorganization involving the Company or any Subsidiary;

(xi) settle or compromise any material Tax claim, assessment, reassessment or liability, file any materially amended Tax return, make or rescind any material Tax election, file any notice of appeal, enter into any material agreement with a Governmental Entity with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension, or waiver of a limitation period applicable to any material tax matter or materially amend or change any of its methods of reporting income, deductions or accounting for income Tax purposes except as may be required by applicable Law;

(xii) except in connection with the amounts owing pursuant to the LZH Loan Agreement, prepay any long-term indebtedness before its scheduled maturity, other than repayments of indebtedness in the ordinary course of business under the Company’s or any Subsidiary’s existing credit facilities; provided that, no material breakage or other costs or penalties are payable in connection with any such prepayment;

(xiii)  create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed moneys or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of $50,000, other than: (A) indebtedness owing by one wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company or owing by the Company to a wholly-owned Subsidiary of the Company; (B) in connection with advances in the ordinary course of business under the Company’s existing credit facilities or any Subsidiary’s existing credit facility in connection with actions otherwise permitted by this Section 5.01; (C) indebtedness entered into in the ordinary course of business or in connection with the Arrangement; (D) in connection with the refinancing of indebtedness outstanding on the date hereof in the ordinary course of business; or (E) except as disclosed in Section 5.01(b)(xiii) of the Company Disclosure Letter; provided in each of (B), (C) and (D) above, the Company or its Subsidiary shall be entitled to prepay such indebtedness at par and without penalty or premium;

(xiv)  make any loan or advance to, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person (other than in respect of a liability of a wholly-owned Subsidiary that is not restricted hereunder from incurring that liability or obligation);

(xv) adopt or make any material change in any material accounting methods, practices, principles or policies, except as required by concurrent changes in GAAP or pursuant to written instructions, comments or orders of a Securities Authority;

(xvi)  award a promotion to, or grant to any employee, including employees who are officers of the Company, any increase in compensation in any form, except (A) as required by the terms of a Contract or Employee Plan in effect as of the date hereof; or (B) as disclosed in Section 5.01(b)(xvi) of the Company Disclosure Letter;

(xvii) increase any severance, change of control or termination pay to (or amend any existing Contract in this regard from that in effect on the date hereof) any officer or director of the Company or its Subsidiary or increase the benefits payable under any existing severance or termination pay policies with any officer or director of the Company or its Subsidiary;

(xviii)  except as disclosed in Section 5.01(b)(xviii) of the Company Disclosure Letter, enter into or amend any employment, deferred compensation or similar Contract with any officer or director of the Company or its Subsidiary, except pursuant to the terms of a Contract or Employee Plan in effect as of the date hereof;

(xix)  adopt any new Employee Plan or terminate, amend or modify, in any material way, any existing Employee Plan, except: (A) pursuant to the terms of an Employee Plan in effect as of the date hereof; or (B) except as disclosed in Section 5.01(b)(xix) of the Company Disclosure Letter;

(xx) except (A) as disclosed in Section 5.01(b)(xx) of the Company Disclosure Letter; or (B) as otherwise expressly permitted under this Agreement, amend or modify, or terminate or waive any material right under, any Company Material Contract if in effect on the date hereof or waive any material right under, or waive compliance with the terms of, any Company Material Contract or enter into any contract or agreement that would be a Company Material Contract if in effect on the date hereof;

(xxi)  except as contemplated in Section 5.07(b) of this Agreement, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage, substantially similar to or greater than the coverage under the terminated, cancelled or lapsed policies are in full force and effect;

(xxii) commence, waive, release, assign, settle or compromise any claims, actions, suits, arbitrations, inquiries, investigations or proceedings pending in excess of $15,000 individually or $50,000 in the aggregate;

(xxiii)  except as disclosed in Section 5.01(b)(xxiii) of the Company Disclosure Letter, to the extent not otherwise covered by the clause immediately above, pay, discharge, settle, satisfy, compromise, waive, assign or release any liabilities or obligations other than: (A) the payment, discharge or satisfaction, in the ordinary course of business, of liabilities that are either reflected or reserved against in the Company’s financial statements or incurred in the ordinary course of business; or (B) the payment of any fees related to the Arrangement;

(xxiv)  take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted or as proposed to be conducted, or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for material Authorizations;

(xxv) enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the ordinary course of business consistent with the Company’s financial risk management practices;

(xxvi)  other than in connection with any Pre-Acquisition Reorganization reduce the stated capital of the shares of the Company or any Subsidiary;

(xxvii) materially change the business carried on by the Company and its Subsidiary, as a whole;

(xxviii) in respect of any material asset of the Company, waive, release, surrender, abandon, let lapse, grant or transfer any material right or amend, modify or change, or agree to amend, modify or change, any existing material Authorization, right to use, lease or contract other than in the ordinary course of business or where same would not individually or in the aggregate have a Material Adverse Effect on the Company; or

(xxix)  propose, recommend, authorize, agree, resolve, publicly announce or otherwise prepare or commit to do any of the foregoing.

Section 5.02 Conduct of Business of the Parent. The Parent covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms, unless otherwise: (i) agreed to in writing by the Company (such agreement not be unreasonably withheld, conditioned or delayed); (ii) required or expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement; or (iii) required by applicable Law or the rules or requirements of the NASDAQ:

(a) the business of the Parent and its Subsidiaries shall be conducted in all material respects in the ordinary course of business, including with respect to acquisitions, and the Parent shall use all commercially reasonable efforts to: maintain and preserve its and their business organization, assets, properties, goodwill, relationships with their respective officers and employees and business relationships with customers, suppliers, partners, landlords, insurers, creditors and other Persons with which the Parent or its Subsidiaries has material business relationships, including, without limitation, by performing and complying with its obligations under the Parent Material Contracts;

(b) the Parent shall file its 10-k annual report in respect of the fiscal year ended December 31, 2023 not later than April 15, 2024; and

(c) the Parent shall not, and shall not permit any of its Subsidiaries (including the Buyer) to, directly or indirectly:

(i) amend its articles of incorporation, by-laws or other constating documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(ii)  split, combine or reclassify or amend the terms of any shares or other securities of the Parent or of any Subsidiary or declare, set aside or pay any dividends or make any other distributions or reduce the stated capital of the shares of the Parent or any Subsidiary;

(iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any outstanding shares or other securities of the Parent or any of its Subsidiaries;

(iv) issue, grant, deliver, sell, pledge or otherwise encumber any shares or other securities, or any options, warrants, restricted shares units or similar rights exercisable or exchangeable for or convertible into shares or other securities, of the Parent or any of its Subsidiaries, except (A) in the ordinary course of business, including with respect to acquisitions; (B) for the issuance of Parent Shares issuable upon the settlement or exercise, as applicable, of the currently outstanding Parent Options or Parent Warrants; or (C) in respect of matters disclosed in Section 5.02(c)(iv) of the Parent Disclosure Letter;

(v) except as disclosed in Section 5.02(c)(v) of the Parent Disclosure Letter or where the completion of any such transaction does not require or result in either (A) a change to the identity of a majority of the members of the board of directors of the Parent as such board of directors exists on the date hereof; or (B) the Company having to include additional financial statement disclosure in the Company Circular (in accordance with applicable Securities Laws) in respect of such transaction where the Parent has not been provided with commercially reasonable assurance that the Person can promptly provide such additional financial statement disclosure (the “Additional Financial Disclosure”), acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, real or personal property, interests or business having a cost, on a per transaction or series of related transactions basis, in excess of $500,000 in the aggregate, other than acquisitions of supplies, equipment and inventory in the ordinary course of business. In the event that the Company has an Additional Financial Disclosure obligation (including any transaction disclosed in Section 5.02(c)(v) of the Parent Disclosure Letter), then the Parent shall ensure that all such complete Additional Financial Disclosure material required to be included in the Company Circular is delivered to the Buyer as soon as reasonably practicable and in any event not later than: (x) 45 days, in respect of any transaction disclosed in Section 5.02(c)(v) of the Parent Disclosure Letter; or (y) 30 days, in respect of any other transaction, after the earlier of (i) the date of the definitive agreements governing such transaction and (ii) the date such Additional Financial Disclosure is otherwise triggered in accordance with applicable Securities Laws;

(vi) except as disclosed in Section 5.02(c)(vi) of the Parent Disclosure Letter, sell, dispose of, pledge, lease or otherwise transfer or encumber, directly or indirectly, in one transaction or in a series of related transactions, any assets of the Parent or of any of its Subsidiaries or any interest in any assets of the Parent or any of its Subsidiaries having a value greater than $500,000 in the aggregate, other than the sale, lease or disposition or other transfer of inventories or other assets in the ordinary course of business;

(vii) adopt or effect a plan of complete or partial liquidation, dissolution, arrangement, amalgamation, merger, consolidation, restructuring, recapitalization or other reorganization involving the Parent or any Subsidiary;

(viii) create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed moneys or guarantees thereof in an amount, on a per transaction or series of related transactions basis, in excess of [$50,000], other than: (A) indebtedness owing by one wholly-owned Subsidiary of the Parent to the Parent or to another wholly-owned Subsidiary of the Parent or owing by the Parent to a wholly-owned Subsidiary of the Parent; (B) in connection with advances in the ordinary course of business under the Company’s existing credit facilities or any Subsidiary’s existing credit facility in connection with actions otherwise permitted by this Section 5.01; (C) indebtedness entered into in the ordinary course of business, including with respect to acquisitions or in connection with the Arrangement; (D) in connection with the refinancing of indebtedness outstanding on the date hereof in the ordinary course of business; or (E) except as disclosed in Section 5.02(c)(viii) of the Parent Disclosure Letter; provided in each of (B), (C) and (D) above, the Parent or its Subsidiaries shall be entitled to prepay such indebtedness at par and without penalty or premium;

(ix) make any loan or advance to, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person (other than in respect of a liability of a wholly-owned Subsidiary that is not restricted hereunder from incurring that liability or obligation);

(x) adopt or make any material change in any material accounting methods, practices, principles or policies, except as required by concurrent changes in GAAP or pursuant to written instructions, comments or orders of the SEC;

(xi) amend or modify, or terminate or waive any right under, any Parent Material Contract of the Parent or any of its Subsidiaries if in effect on the date hereof, except where same would not individually or in the aggregate have a Material Adverse Effect on the Parent or the Buyer;

(xii)  in respect of any material asset of the Parent, waive, release, surrender, abandon, let lapse, grant or transfer any material right or amend, modify or change, or agree to amend, modify or change, any existing material Authorization, right to use, lease or contract other than in the ordinary course of business or where same would not individually or in the aggregate have a Material Adverse Effect on the Parent;

(xiii) in respect of any material asset of the Parent, waive, release, surrender, abandon, let lapse, grant or transfer any material right or amend, modify or change, or agree to amend modify or change, any existing material Authorization, right to use, lease or contract other than in the ordinary course of business or where same would not individually or in the aggregate have a Material Adverse Effect on the Parent or any of its Subsidiaries;

(xiv) except as otherwise expressly permitted under this Agreement, terminate, assign, amend or modify in any material respect or waive any material right under, or waive compliance with the terms of, any Parent Material Contract or enter into any contract or agreement that would be a Parent Material Contract if in effect on the date hereof;

(xv) take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted or as proposed to be conducted, or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for material Authorizations;

(xvi) in respect of any material asset of the Parent or any Subsidiary, waive, release, surrender, abandon, let lapse, grant or transfer any material right or amend, modify or change, or agree to amend, modify or change, any existing material Authorization, right to use, lease or contract other than in the ordinary course of business or where same would not individually or in the aggregate have a Material Adverse Effect on the Parent; or

(xvii) propose, recommend, authorize, agree, resolve, publicly announce or otherwise prepare or commit to do any of the foregoing.

Section 5.03 Covenants Relating to the Arrangement.

(a) Each of the Company, the Parent and the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done all things required or advisable under applicable Laws to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement, including:

(i) using commercially reasonable efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable to complete the Arrangement and perform its obligations under this Agreement, including using its commercially reasonable efforts to: (A) promptly satisfy its conditions and perform its obligations under this Agreement; and (B) co-operate with the other Parties in connection with the performance by it and its Subsidiaries of their respective obligations hereunder;

(ii) using commercially reasonable efforts to satisfy, or cause the satisfaction of, all conditions precedent in this Agreement and carry out the terms of, take all steps set forth in, the Interim Order and Final Order applicable to it or its Subsidiaries and comply promptly with all requirements imposed by applicable Law with respect to this Agreement or the Arrangement;

(iii) using commercially reasonable efforts to obtain, as soon as practicable following the execution of this Agreement, and maintain, all Third-Party Consents without paying, and without committing the Company, the Parent or the Buyer to pay, any consideration or incur any liability or obligation without the prior written consent of the Parent;

(iv) permitting the Parent an opportunity to review in advance any proposed consents, notices, requests, correspondence and other communications (including material responses to requests for information and inquiries from any third-party from whom a Third-Party Consent has been requested) in respect of obtaining or concluding any Third-Party Consents; providing the Parent with a reasonable opportunity to comment thereon; agreeing to consider those comments in good faith; and providing the Parent with final copies of any consents, notices, requests, material correspondence and other material communications provided to any third-party from whom a Third-Party Consent has been requested or any substantive communications received from any such third-party, in respect of obtaining or concluding such Third-Party Consents;

(v) keeping the Parent reasonably informed on a timely basis of the status of discussions relating to obtaining or concluding Third-Party Consents;

(vi) using commercially reasonable efforts to oppose, appeal, overturn, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise impede, interfere with, prevent or materially delay the transactions contemplated by the Arrangement or this Agreement or which could reasonably be expected to materially reduce the benefits to Parent or the Buyer of the Arrangement and defend, or cause to be defended, any proceedings to which the Company or a Subsidiary thereof is a party or brought against either of them or their respective directors or officers challenging the Arrangement, this Agreement or the transactions contemplated hereby; and

(vii)   not taking any action, or refraining from taking any action, or permitting any action to be taken or not taken, which is inconsistent in any material respect with this Agreement or would reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the Arrangement or this Agreement or which could reasonably be expected to materially reduce the benefits to Parent or the Buyer of the Arrangement.

(b) The Company shall promptly notify the Parent in writing of:

(i) any Material Adverse Effect in respect of the Company or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Effect on the Company;

(ii) any fact, event, occurrence that would reasonably be expected to prevent, materially delay or otherwise impede the ability of the Company to consummate the Arrangement or the transactions contemplated by this Agreement;

(iii) any notice or other written communication from: (A) any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Arrangement or this Agreement; or (B) from any counterparty to a Company Material Contract to the effect that such counterparty is terminating or otherwise materially adversely modifying its relationship with the Company or its Subsidiary as a result of this Agreement or the Arrangement;

(iv) any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or its Subsidiary that relate to this Agreement or the Arrangement or, if pending on the date of this Agreement, would have been required to have been disclosed in the Company Disclosure Letter; and

(v) any material notice or other communication from any Governmental Entity in connection with this Agreement (and the Company shall contemporaneously provide to the Parent a copy of any such written notice or communication).

(c) The Parent shall promptly notify the Company in writing of:

(i) any Material Adverse Effect in respect of the Parent or the Buyer, or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to have a Material Adverse Effect on the Parent or any of its Subsidiaries;

(ii) any fact, event, occurrence that would reasonably be expected to prevent, materially delay or otherwise impede the ability of the Parent or the Buyer to consummate the Arrangement or the transactions contemplated by this Agreement;

(iii) any notice or other written communication from: (A) any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Arrangement or this Agreement; or (B) from any counterparty to a Parent Material Contract to the effect that such counterparty is terminating or otherwise materially adversely modifying its relationship with the Parent or any of its Subsidiaries as a result of this Agreement or the Arrangement;

(iv) any material filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Parent, the Buyer or any of its other Subsidiaries that relate to this Agreement or the Arrangement; and

(v)  any material notice or other communication from any Governmental Entity in connection with this Agreement (and the Parent shall contemporaneously provide to the Company a copy of any such written notice or communication).

(d) The Parent shall apply for and use commercially reasonable efforts to obtain written approvals from the NASDAQ, in connection with the listing of the Consideration Shares to be issued in connection with the Arrangement, subject only to the satisfaction of customary conditions required by the NASDAQ.

(e) The Parent shall use commercially reasonable efforts to complete the Financing on or prior to 5:00 p.m. (ET) on June 30, 2024 and reserve such appropriate amount of proceeds of the Financing to fulfil its obligations contemplated herein.

(f) The Parent shall take all actions within its control that are necessary to remedy the default disclosed in Section 4.01(a) of the Parent Disclosure Letter on or prior to 5:00 p.m. (ET) on the day that is fifteen (15) Business Days from the date hereof.

Section 5.04 Covenants Related to Regulatory Approvals. Each Party, as applicable to that Party, covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms:

(a) each Party shall use its commercially reasonable efforts to obtain all Regulatory Approvals as promptly as practicable and co-operate with the other Party in connection with all such Regulatory Approvals sought by the other Party and shall use its commercially reasonable efforts to effect all necessary registrations, applications, petitions, filings and submissions of information required by Governmental Entities relating to the Arrangement or this Agreement;

(b) each Party shall file, as promptly as practicable after the date of this Agreement, any other filings or notifications under any other applicable Law required to obtain any other Regulatory Approvals;

(c) each Party shall use commercially reasonable efforts to respond promptly to any request or notice from any Governmental Entity requiring that Party to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding the Regulatory Approvals sought by either Party and each Party shall co-operate with the other Party and shall furnish to the other Party such information and assistance as a Party may reasonably request in connection with preparing any submission or responding to such notice from a Governmental Entity;

(d) each Party shall permit the other Party an opportunity to review in advance any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications (including responses to requests for information and inquiries from any Governmental Entity) in respect of obtaining or concluding any material Regulatory Approvals and shall provide the other Party with a reasonable opportunity to comment thereon and agree to consider those comments in good faith and each Party shall provide the other Party with final copies of any substantive applications, notices, filings, submissions, undertakings or other substantive correspondence provided to a Governmental Entity or any substantive communications received from a Governmental Entity, in respect of obtaining or concluding such Regulatory Approvals;

(e) any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.04 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials;

(f) each Party shall keep the other Party reasonably informed on a timely basis of the status of discussions relating to obtaining or concluding any Regulatory Approvals sought by each such Party and, for certainty, no Party shall participate in any substantive meeting (whether in person, by telephone or otherwise) with a Governmental Entity in respect of obtaining or concluding such Regulatory Approvals unless it advises the other Party in advance and gives such other Party an opportunity to attend;

(g) if any objections are asserted with respect to the Arrangement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of the Arrangement or any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal requirement under a Law necessary to obtain the Regulatory Approvals, the Parties will use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date;

(h) notwithstanding anything to the contrary herein, neither the Parent nor the Buyer will be required to make or agree to any undertaking, agreement, or action required to obtain and maintain such Regulatory Approvals including terminating any existing relationships, contractual rights or contractual obligations and effecting or committing to effect, by consent agreement, hold separate orders, trust or otherwise, the sale or disposition of such of their respective assets or businesses or the assets or businesses of the Company and its Subsidiary as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other Order in any proceeding, that would otherwise impede, interfere with, prevent or materially delay the transactions contemplated by the Arrangement or this Agreement or which could reasonably be expected to materially reduce the benefits to Parent or the Buyer of the Arrangement; provided however, that neither the Parent nor the Buyer will be required to make or agree to any undertaking, agreement or action where such undertaking, agreement or action would give rise to a Material Adverse Effect on the Parent or the Buyer; and

(i) prior to the Effective Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Securities Laws and rules and policies of the TSX to cause the delisting of the Company Shares from the TSX as promptly as practicable after the Effective Time and for the Company to cease to be a reporting issuer under Securities Laws as promptly as practicable after such delisting.

Section 5.05 Access to Information.

(a) Subject to applicable Law, each Party shall, and shall cause its Subsidiaries to: (i) give the other Party and its representatives upon reasonable notice, reasonable access during normal business hours to their: (A) premises; (B) property and assets (including all books and records, whether retained internally or otherwise); (C) material contracts; and (D) senior personnel, so long as the access does not unduly interfere with the ordinary course of business conduct of the business of the first Party; and (ii) give the other Party copies of all management reports, reports or presentations to its board of directors relating to its or its Subsidiaries’ financial condition and operations, and such other financial and operating data or other information with respect to the assets or business of it or its Subsidiaries as such other Party from time to time reasonably requests.

(b) Investigations made by or on behalf of a Party, whether under this Section 5.05 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

(c) The Parties acknowledge that the Confidentiality Agreement continues to apply and that any information provided under this Section 5.05 that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement. If this Agreement is terminated in accordance with its terms, the obligations under the Confidentiality Agreement shall survive the termination of this Agreement.

Section 5.06 Privacy Matters.

(a) For the purposes of this section, “Transferred Information” means the personal information as defined in Privacy Law (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to one Party or any of its Representatives or agents (a “Recipient”) by or on behalf of another Party (a “Disclosing Party”) as a result of or in conjunction with the Arrangement, and includes all such personal information disclosed to the Recipient prior to the execution of this Agreement.

(b) Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the Parties will proceed with the Arrangement, and that the disclosure of Transferred Information relates solely to the carrying on of the business of the Disclosing Party and the completion of the Arrangement.

(c) Each Disclosing Party covenants and agrees to, upon request, use commercially reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and if and to the extent required by Law, obtained the consent of such individual to such use or disclosure.

(d) In addition to its other obligations hereunder, Recipient covenants and agrees to: (i) prior to the completion of the Arrangement, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the Arrangement, including for the purpose of determining to complete such transactions; (ii) after the completion of the Arrangement, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the Arrangement, unless: (A) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Law, obtained the consent of such individual to such additional purpose; or (B) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual; (iii) where required by Law, promptly notify the individuals to whom the Transferred Information relates that the Arrangement have taken place and that the Transferred Information has been disclosed to Recipient; (iv) return or destroy the Transferred Information, at the option of the Disclosing Party, should the Arrangement not be completed; and (v) notwithstanding any other provision herein, where the disclosure or transfer of Transferred Information to Recipient requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to not require or accept the disclosure or transfer of such Transferred Information until the Disclosing Party has first notified such individual of such disclosure or transfer and the purpose for same, and where required by Law, obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the Arrangement and as authorized or permitted by Law.

(e) Recipient will at all times keep strictly confidential all Transferred Information provided to it, and will instruct those employees or advisors responsible for processing such Transferred Information to protect the confidentiality of such information in a manner consistent with the Recipient’s obligations hereunder and according to Law and agrees to employ appropriate technology and procedures to prevent accidental loss or corruption of such Transferred Information, unauthorized input or access to the Transferred Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of the Transferred Information. Without limiting the requirements of this Section 5.06, Transferred Information will be subject to the obligations set out in the Confidentiality Agreement, and will be considered as Confidential Information (as such term is defined in the Confidentiality Agreement) thereunder.

(f) Recipient will ensure that access to the Transferred Information will be restricted to those employees or advisors of the respective Recipient who have a bona fide need to access such information in order to complete the Arrangement.

Section 5.07 Indemnification and Insurance.

(a) The Parent and the Buyer shall, from and after the Effective Time, honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of the Company and its Subsidiary and acknowledge that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the Effective Date.

(b) Prior to the Effective Date, the Company shall (with the prior written consent of the Parent, not to be unreasonably withheld, and provided that the aggregate cost therefor does not exceed 300% of the annual premiums currently in effect) purchase customary “tail” or “run-off” policies of directors’ and officers’ liability insurance providing protection as favourable in the aggregate than the protection provided by the policies maintained by the Company and its Subsidiary which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Parent will, or will cause the Company and its Subsidiary to, maintain such policies in effect without any reduction in scope or coverage for a period of six (6) years from the Effective Date.

(c) If the Parent, the Buyer, the Company or its Subsidiary, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person; or (ii) transfers all or substantially all of its properties and assets to any Person; the Parent shall ensure that any such successor or assign (including, as applicable, any acquiror of substantially all of the properties and assets of the Company and its Subsidiary) assumes all of the obligations set forth in this Section 5.07.

(d) The provisions of this Section 5.07 are intended to be for the benefit of, and will be enforceable by, each present and former officer and director of the Company and its Subsidiary.

Section 5.08 Pre-Acquisition Reorganization.

(a) Subject to Section 5.08(b), the Company agrees that, upon request of the Parent, the Company shall use commercially reasonable efforts to cooperate with the Parent in the structuring and carrying out of such reorganization of its corporate structure, capital structure, business, operations and assets or such other transaction as the Parent may request, acting reasonably (a “Pre-Acquisition Reorganization”).

(b) The Company will not be obligated to participate in any Pre-Acquisition Reorganization under Section 5.08(a) unless, in the opinion of the Company, acting reasonably, such Pre-Acquisition Reorganization:

(i) can be completed immediately prior to the Effective Date, and can be unwound in the event the Arrangement is not consummated without adversely affecting the Company, its Subsidiary or the Company Securityholders;

(ii) is not prejudicial or adverse to the Company or the Company Securityholders or inconsistent with the terms of the Agreement;

(iii) does not reduce, or impact the form of, the Consideration to be received by Company Securityholders pursuant to the Arrangement;

(iv) does not require the Company to obtain approval of the Company Securityholders (other than in respect of the Arrangement Resolution at the Company Meeting);

(v) does not result in Taxes being imposed on, or other adverse Tax consequences to, the Company Securityholders generally that are greater than the Taxes imposed on or other consequences to the Company Securityholders in connection with the completion of the Arrangement in the absence of such Pre-Acquisition Reorganization;

(vi) does not unreasonably nor materially interfere with the ongoing operations of the Company and its Subsidiary;

(vii) does not impair the ability of the Company to consummate, and will not delay the consummation of, the Arrangement;

(viii) does not impair or delay the satisfaction of any of the conditions set forth in Article VI; and

(ix) does not require the Company or its Subsidiary to contravene any Laws, any of its respective constating documents or any Contract.

(c) The Parent must provide written notice to the Company of any proposed Pre- Acquisition Reorganization at least fifteen (15) Business Days prior to the Effective Date. Upon receipt of such notice, the Company and the Parent shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement, and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date (but after the Parent has irrevocably waived or confirmed that all of the conditions set out in Section 6.01 and Section 6.02 have been satisfied and the Company is satisfied that all of the conditions set forth in Section 6.01 and Section 6.03 are capable of being satisfied prior to the Effective Time).

(d) The Parent shall pay all of the costs and expenses of every nature (including all professional fees and expenses) associated with any Pre-Acquisition Reorganization to be carried out at its request, shall forthwith reimburse same to the Company if the Arrangement is not consummated, and shall indemnify and save harmless the Company and its affiliates, and their respective directors, officers, employees, agents, advisors and Representatives, from and against any and all Losses suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any reversal, modification or termination of a Pre-Acquisition Reorganization).

(e) The Parent agrees that any Pre-Acquisition Reorganization will not be considered in determining whether a covenant or a representation or warranty of the Company under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract).

(f) Notwithstanding anything to the contrary in this Agreement, the Company shall be deemed to have complied with this Section 5.08, unless the actions contemplated by this Section 5.08 have not occurred primarily as a result of the Company’s wilful and material breach of its obligations under this Section 5.08.

Section 5.09 111(4)(e) Designation under the Tax Act.

The Parties acknowledge that in respect of the taxation year of the Company ending on or immediately prior to the Closing Date, at the sole discretion of the Buyer, the Company shall make a designation under paragraph 111(4)(e) of the Tax Act (and comparable provisions of applicable provincial or territorial legislation) in respect of its shares in Appili Therapeutics USA Inc.

Article VI
CONDITIONS

Section 6.01 Mutual Conditions. The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a) the Interim Order shall have been granted on terms consistent with this Agreement and the Interim Order shall not have been set aside or modified in a manner unacceptable to either Party, acting reasonably, on appeal or otherwise;

(b) the Arrangement Resolution shall have been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order;

(c) the Final Order shall have been granted on terms consistent with this Agreement and the Final Order shall not have been set aside or modified in a manner unacceptable to either Party, acting reasonably, on appeal or otherwise;

(d) completion of the Financing undertaken by the Parent;

(e) there shall not exist, nor shall have any court or other Governmental Entity of competent jurisdiction enacted, issued, promulgated, enforced or entered, any Law or Order (whether temporary, preliminary or permanent) in any case which is in effect and which prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company, the Parent or the Buyer from consummating the Arrangement or any of the other transactions contemplated in this Agreement;

(f) the issuance and distribution of the Consideration Shares will be exempt from the registration requirements of (i) the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption and (ii) all applicable U.S. Securities Laws;

(g) the distribution of the Consideration Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of exemptions under applicable Securities Laws and shall not be subject to resale restrictions under applicable Securities Laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities); and

(h) the Consideration Shares to be issued pursuant to the Arrangement shall, subject to customary conditions, have been approved for listing on the NASDAQ.

Section 6.02 Additional Conditions to the Obligations of the Parent and the Buyer. Neither the Parent nor the Buyer is required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Parent and the Buyer and may only be waived, in whole or in part, by the Parent in its sole discretion:

(a) (i) the Fundamental Representations and Warranties of the Company are true and correct as of the Effective Time as if made as at and as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date), other than for de minimis inaccuracies, or, in the case of Fundamental Representations and Warranties of the Company that are subject to any “materiality”, Material Adverse Effect or similar qualification, in all respects, and (ii) all other representations and warranties made by the Company in this Agreement shall be true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date), except to the extent that the failure or failures of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company (and, for this purpose, any reference to “Material”, “Material Adverse Effect” or any other concept of materiality in such representations and warranties shall be ignored); and the Company shall have provided to the Parent and the Buyer a certificate of two (2) senior officers of the Company certifying the foregoing and dated the Effective Date;

(b) the Company shall have fulfilled or complied in all material respects with each of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by it on or before the Effective Time and the Company shall have provided to the Parent and the Buyer a certificate of two (2) senior officers of the Company certifying the foregoing dated the Effective Date;

(c) dissent rights will not have been exercised with respect to more than ten percent (10%) of the issued and outstanding Company Shares;

(d) the LZH Consent Agreement continues to remain in full force and effect and enforceable against the parties thereto and the parties thereto have performed their respective obligations thereunder required to be completed on or before the Closing;

(e) there shall not have been or occurred a Material Adverse Effect on the Company and the Company shall have provided to Parent and the Buyer a certificate of two (2) senior officers of the Company certifying the foregoing dated the Effective Date; and

(f) there is no action or proceeding pending or threatened by any Governmental Entity in any jurisdiction to:

(i) cease trade, enjoin, prohibit, or impose any material limitations, damages or conditions on, ability of the Parent or the Buyer to acquire, hold, or exercise full rights of ownership over, any Company Shares, including the right to vote the Company Shares;

(ii) prevent or material delay the consummation of the Arrangement, or if the Arrangement is consummated, have or be reasonably expected to have a Material Adverse Effect on the Company; or

(iii) prohibit or restrict in any material respect the ownership or operation by the Parent of the business or assets of the Parent, the Buyer, the Company or its Subsidiary, or compel the Parent or the Buyer to dispose of or hold separate any material portion of the business or assets of Parent or the Buyer, the Company or its Subsidiary as a result of the Arrangement.

Section 6.03 Additional Conditions to the Obligations of the Company. The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(a) (i) the Fundamental Representations and Warranties of the Parent and the Buyer are true and correct as of the Effective Time as if made as at and as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date), other than for de minimis inaccuracies, or, in the case of Fundamental Representations and Warranties of the Parent and the Buyer that are subject to any “materiality”, Material Adverse Effect or similar qualification, in all respects, and (ii) all other representations and warranties made by the Parent and the Buyer in this Agreement shall be true and correct in all material respects as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date), except to the extent that the failure or failures of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Parent (and, for this purpose, any reference to “Material”, “Material Adverse Effect” or any other concept of materiality in such representations and warranties shall be ignored); and the Parent or the Buyer shall have provided to the Company a certificate of two (2) senior officers of the Parent certifying the foregoing and dated the Effective Date;

(b) the Parent and the Buyer shall have fulfilled or complied in all material respects with its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by it on or before the Effective Time and the Parent and the Buyer shall each have provided to the Company a certificate of two (2) senior officers of the Parent certifying the foregoing and dated the Effective Date;

(c) there shall not have been or occurred a Material Adverse Effect on the Parent or the Buyer and the Parent shall have provided to the Company a certificate of two (2) senior officers of the Parent certifying the foregoing and dated the Effective Date;

(d) the Third-Party Consents set out in Section 6.03(d) of the Company Disclosure Letter shall have been obtained;

(e) there is no action or proceeding pending or threatened by any Governmental Entity in any jurisdiction to:

(i) cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Parent’s ability to issue the Consideration Shares; or

(ii) prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have or be reasonably expected to have a Material Adverse Effect on the Parent or the Buyer;

(f) the Parent shall have taken such steps to reconstitute the board of directors of the Buyer such that it will consist of five (5) directors as of the Effective Date, one (1) of whom will be the Company Nominee and appointed to serve as a director of the Buyer as of the Effective Time;

(g) the Parent shall have taken such steps to have caused each of the Appointed Officers to duly appointed officers of the Buyer;

(h) the Parent shall satisfy on the Effective Date the payment in immediately available funds as directed in writing by the Company of not less than 50% of the outstanding accounts payable of the Company and its Subsidiaries set forth on Section 6.03(h) of the Company Disclosure Letter (as such schedule is modified by a certificate of an officer of the Company (reflecting any adjustment to the accounts payable set forth in Section 6.03(h) of the Company Disclosure Letter for amounts accrued (or estimated to be accrued) between the date hereof and the Effective Date) to be delivered to the Parent not less than four (4) Business Days prior to the Effective Date) (collectively, the “Closing Company Payables”) provided that in the event that Parent raises gross proceeds of more than US$25,000,000 in the Financing, any amounts raises by the Parent in excess of US$25,000,000 shall be first applied by the Parent to satisfy any unpaid Closing Company Payables; and

(i) the Parent shall have deposited, or caused to be deposited, with the Depositary the Consideration Shares (or delivered a duly signed treasury direction to issue such shares) and the Consideration Cash to satisfy the obligations under Section 2.10(a) or Section 2.10(b), as applicable.

Section 6.04 Notice and Cure Provisions. Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be likely to:

(a) cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(b) result in the failure, in any material respect, to comply with or satisfy any obligation, covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

Neither the Parent nor the Buyer may elect to exercise its right to terminate this Agreement pursuant to Section 8.03(a) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 8.04(a), unless the Party intending to rely thereon has delivered a written notice to the other Parties specifying in reasonable detail all breaches of covenants, inaccuracies of representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition or the availability of a termination right, as the case may be. If any such notice is delivered with respect to a matter that is capable of being cured, provided that a Party is proceeding diligently to cure such matter, no Party may terminate this Agreement until the earlier of: (i) the Outside Date; and (ii) the date that is ten (10) Business Days from the date of receipt of such notice, if such matter has not been cured by such date. If such notice has been delivered by the Buyer to the Company, prior to the Company Meeting, unless the Parties agree otherwise, the Company shall, to the extent permitted by Law, postpone or adjourn the Company Meeting to the earlier of (i) five (5) Business Days prior to the Outside Date and (ii) the date that is ten (10) Business Days from the date of receipt of such notice. If such notice has been delivered by the Company to the Parent prior to the Parent Meeting, unless the Parties agree otherwise, the Parent shall, to the extent permitted by Law, postpone or adjourn the Parent Meeting to the earlier of (i) five (5) Business Days prior to the Outside Date and (ii) the date that is ten (10) Business Days from the date of receipt of such notice. If such notice has been delivered prior to the making of the application for the Final Order, such application and such filing shall be postponed until the expiry of such period.

Section 6.05 Merger of Conditions. Subject to applicable Law, the conditions set out in Section 6.01, Section 6.02 and Section 6.03 shall be conclusively deemed to have been satisfied, waived or released upon the issuance of the Certificate of Arrangement.

Article VII
ADDITIONAL AGREEMENTS

Section 7.01 Non-Solicitation.

(a) Except as expressly provided in this Article VII, or to the extent that the Parent, in its sole and absolute discretion, has otherwise consented to in writing (which consent may be withheld, conditioned or delayed in the Parent’s sole and absolute discretion), until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Article VIII, the Company shall not, and shall cause its Subsidiary not to, directly or indirectly, through any officer, director, employee, shareholder, consultant, representative (including any financial or other advisor) or agent of the Company or its Subsidiary (collectively, “Representatives”), or otherwise and shall not permit or authorize any Person to:

(i) solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any subsidiary or negotiating) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a Company Acquisition Proposal;

(ii) enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Parent and its affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, a Company Acquisition Proposal;

(iii) accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangements relating to any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a Company Acquisition Proposal;

(iv) make a Company Change in Recommendation; or

(v) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Company Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Company Acquisition Proposal for a period of no more than five (5) Business Days after the Company first learns of a Company Acquisition Proposal will not be considered to be in violation of this Section 7.01 provided the Company Board has rejected such Company Acquisition Proposal and affirmed the Company Board Recommendation before the end of such five (5) Business Day period (or in the event that the Company Meeting is scheduled to occur within such five (5) Business Day period, prior to the date of the Company Meeting)).

(b) The Company shall, and shall cause its Subsidiary and its Representatives to, immediately cease and terminate, and cause to be terminated, any discussion solicitation, encouragement or negotiation commenced prior to the date of this Agreement with any Person (other than the Parent and its affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Company Acquisition Proposal and, in connection therewith, the Company will (i) promptly discontinue such Person’s access to and disclosure of all information (including any data room and any confidential information, properties, facilities, books and records of the Company or its Subsidiary) regarding the Company or its Subsidiary; and (ii) promptly following the date hereof, request, and exercise all rights it has to require (A) the return or destruction of all copies of any non-public confidential information regarding the Company or its Subsidiary provided to any Person; and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or its Subsidiary, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c) The Company represents and warrants that it has not waived any confidentiality, standstill or similar agreement or restriction to which the Company or its Subsidiary is a Party, and covenants and agrees: (i) that the Company shall enforce each confidentiality, standstill, non-disclosure, non-solicitation or similar agreement or covenant to which the Company or any Subsidiary is a party (it being acknowledged by the Parent and the Buyer that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Section 7.01(c)); and (ii) that neither the Company, nor its Subsidiary or any of their respective Representatives have or will, without the prior written consent of the Parent (which may be withheld or delayed in the Parent’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or its Subsidiary, under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company or its Subsidiary is a party.

(d) If, after the date of this Agreement, the Company or its Subsidiary or any of their respective Representatives, receives or becomes aware of any: (i) inquiry, proposal or offer that constitutes or may reasonably be expected to constitute a Company Acquisition Proposal; or (ii) any request for copies of, access to, or disclosure of, confidential information relating to the Company or any subsidiary, the Company shall, orally within 24 hours, and in writing within 48 hours, give notice to the Parent of such Company Acquisition Proposal, including a description of its material terms and conditions and the identity of all Persons making the Company Acquisition Proposal, inquiry, proposal or offer and a copy of any proposals, documents, correspondence or other material received in respect of, from or on behalf of any such Person. Thereafter, the Company shall: (A) keep the Parent reasonably informed on a current basis of the status of material or substantive developments and (to the extent the Company is permitted by Section 7.02 to enter into discussions or negotiations) the status of discussions and negotiations with respect to any such Company Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments thereto; (B) provide the Parent with copies of any confidentiality agreements entered into pursuant to Section 7.02(a)(ii)(D), proposals, requests, offers, correspondence and draft agreements if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such communication between the Company and any Person making any such Company Acquisition Proposal, inquiry, proposal, offer or request; and (C) on an ongoing and contemporaneous basis, provide to the Parent all information provided to any Person in connection with the Company Acquisition Proposal which has not previously been provided to the Parent.

(e) The Company shall advise its Subsidiary and their respective Representatives of the prohibitions set out in this Article VII and any violation of the restrictions set forth in this Article VII by the Company, its Subsidiary or their respective Representatives is deemed to be a breach of this Article VII by the Company.

Section 7.02 Responding to a Company Acquisition Proposal.

(a) Notwithstanding Section 7.01, if, at any time prior to obtaining the approval of the Arrangement Resolution by the Company Shareholders, the Company receives a bona fide written Company Acquisition Proposal that did not result from a breach of this Article VII, by the Company, the Company may;

(i) contact the Person making such Company Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Company Acquisition Proposal or notifying such Person that the Company Acquisition Proposal is not: (A) a Company Superior Proposal; or (B) reasonably expected to constitute or lead to a Company Superior Proposal; and

(ii) engage in or participate in discussions or negotiations with such Person regarding such Company Acquisition Proposal and may provide copies of, access to, or disclosure of, information, properties, facilities, books or records of the Company or its Subsidiary, if and only if, in the case of this Section 7.02(a)(ii):

(A) the Company Board first determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Acquisition Proposal is bona fide and constitutes or may reasonably be expected to constitute or lead to a Company Superior Proposal;

(B) such Person was not restricted from making the Company Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or its Subsidiary;

(C) the Company has been, and continues to be, in compliance with its obligations under this Article VII in all material respects; and

(D) prior to providing any such copies, access, or disclosure, the Company enters into a confidentiality and standstill agreement containing terms no more favourable to such Person in any material respect than the Confidentiality Agreement; provided that, (x) such agreement need not prohibit the making or amendment of any Company Acquisition Proposal, (y) the Company sends the Parent a copy of such confidentiality agreement promptly following execution thereof and (z) the Company contemporaneously provides to the Parent any non-public information concerning the Company and its Subsidiaries that is provided to such Person which was not previously provided to the Buyer.

(b) Nothing contained in this Agreement will prevent the Company Board from: (i) complying with Section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of a Company Acquisition Proposal; (ii) making any disclosure to the Company Shareholders, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its duties to Company Shareholders under applicable Law, or would violate Securities Laws; or (iii) making accurate disclosure to the Company Shareholders of: (A) factual information regarding the business, financial condition or results of operations of the Company; or (B) the fact that a Company Acquisition Proposal has been made, the identity of the Person making such Company Acquisition Proposal or the material terms of such Company Acquisition Proposal (and such disclosure will not be deemed to be a Company Change in Recommendation); provided that, in making such disclosure the Company complies with its obligations under this Agreement and; provided further that, as (unless otherwise required by Law) any disclosure contemplated by this Section 7.02(b) does not contain either a Company Change in Recommendation, or any other statements by or on behalf of the Company Board which would reasonably be expected to have the same effect as a Company Change in Recommendation. The Company shall provide legal counsel to the Parent with a reasonable opportunity to review and comment upon drafts of all documents to be disclosed pursuant to this Section 7.02(b) and shall give reasonable consideration to all such comments, provided that such review and comment does not impede, delay or otherwise hinder the Company’s ability to fulfil its disclosure requirements under applicable Securities Laws.

Section 7.03 Responding to a Company Superior Proposal.

(a) At any time prior to obtaining the approval of the Arrangement Resolution, the Company Board may, after considering a Company Acquisition Proposal that satisfies the requirements of Section 7.02, effect a Company Change in Recommendation or accept, recommend, approve and/or enter into a definitive agreement to implement such Company Acquisition Proposal, if and only if:

(i) the Company has been and continues to be, in compliance with its obligations under this Article VII in all material respects;

(ii) the Company Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal;

(iii) the Company or its Representatives have delivered to the Parent a written notice of the determination of the Company Board that the Company Acquisition Proposal constitutes a Company Superior Proposal and of the Company Board’s intention to accept, recommend, approve or enter into a definitive agreement to implement such Company Superior Proposal, including a notice as to the value in financial terms that the Company Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Company Superior Proposal (the “Company Superior Proposal Notice”);

(iv) the Company or its Representatives have provided to the Parent the documents as contemplated by Section 7.01(d), a copy of any proposed definitive agreement for the Company Superior Proposal and, if applicable, any financing documents supplied to the Company in connection therewith;

(v) at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Parent received the Company Superior Proposal Notice and the date on which the Parent received all of the materials specified in Section 7.03(a)(iv);

(vi) after the Matching Period, the Company Board has determined, in good faith, after consultation with its legal counsel and financial advisors, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal compared to the Arrangement (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by the Parent under Section 7.04); and

(vii)   prior to or concurrently with making a Company Change in Recommendation or entering into a definitive written agreement with respect to a Company Superior Proposal, the Company terminates this Agreement pursuant to Section 8.04(b) and pays the Termination Fee pursuant to Section 8.06(a)(ii).

(b) If the Company provides a Company Superior Proposal Notice to the Parent after a date that is less than ten (10) Business Days before the Company Meeting, the Company shall be entitled to, and shall upon request from the Parent, postpone the Company Meeting to a date that is not more than ten (10) Business Days after the scheduled date for the Company Meeting and in any event, provided that in no event shall such adjourned or postponed meeting be held on a date that is less than five (5) Business Days prior to the Outside Date. If a Matching Period would not terminate before the date fixed for the Company Meeting, the Company shall adjourn or postpone the Company Meeting to a date that is at least five (5) Business Days after the expiration of the applicable Matching Period. Subject to the written agreement between the Parties, notwithstanding the foregoing, in no event shall the Company Meeting be adjourned or postponed to a date which would prevent the Effective Date from occurring on or prior to the Outside Date.

(c) The Company Board shall reaffirm its recommendation in favour of the Arrangement by news release, promptly and in any event within five (5) Business Days, after the Company Board has determined that a Company Acquisition Proposal which has been publicly announced or publicly disclosed is not a Company Superior Proposal or the Company Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 7.04 would result in a Company Acquisition Proposal no longer being a Company Superior Proposal. The Company shall provide the Parent and its outside legal counsel with a reasonable opportunity to review the form and content of any such news release.

Section 7.04 Right to Match.

(a) During the Matching Period, or such longer period as the Company may approve (in its sole discretion) in writing for such purpose: (i) the Parent shall have the right, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement; (ii) the Company Board shall review any offer made by the Parent to amend the terms of this Agreement and the Arrangement in good faith, after consultation with outside legal and financial advisors, in order to determine whether such offer would, upon acceptance, result in the Company Acquisition Proposal made by another Person previously constituting a Company Superior Proposal ceasing to be a Company Superior Proposal; and (iii) the Company shall negotiate in good faith with the Parent to make such amendments to the terms of this Agreement and the Arrangement as would enable the Parent to proceed with the transactions contemplated by this Agreement on such amended terms. If, as a consequence of the foregoing, the Company Board determines that such Company Acquisition Proposal would cease to be a Company Superior Proposal, the Company shall promptly so advise the Parent and the Company and the Parent shall amend, or cause to be amended, this Agreement to reflect such offer made by the Parent and shall take or cause to be taken all such actions as are necessary to give effect to the foregoing. If, as a consequence of the foregoing, the Company Board determines that such Company Acquisition Proposal continues to be a Company Superior Proposal and therefore rejects the Parent’s offer to amend this Agreement and the Arrangement, the Company shall promptly so advise the Parent and may, subject to compliance with the other provisions hereof, make a Company Change of Recommendation and/or enter into a definitive agreement with respect to such Company Superior Proposal.

(b) Each successive amendment or modification to any Company Acquisition Proposal or Company Superior Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Company Acquisition Proposal, or Company Superior Proposal, as applicable, for purposes of Section 7.03 and Section 7.04 and the Parent shall be afforded a new Matching Period from the date on which the Parent received the Company Superior Proposal Notice and the materials required to be provided in accordance with Section 7.03(a)(iv) (except that the reference to five (5) Business Days in the definition of the Matching Period will be deemed to be a reference to three (3) Business Days).

Article VIII
TERMINATION

Section 8.01 Termination by Mutual Consent. This Agreement may be terminated prior to the Effective Time by the mutual written agreement of the Company and Parent.

Section 8.02 Termination by the Company or the Parent. This Agreement may be terminated by either the Company or the Parent at any time prior to the Effective Time if:

(a) the Company Meeting is duly convened and held and the Arrangement Resolution is voted on by the Company Shareholders and not approved by the Company Shareholders as required by the Interim Order; provided that, the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to a Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(b) after the date of this Agreement, any Law is enacted, made, issued, rendered, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company, the Parent or the Buyer from consummating the Arrangement and such Law has, if appealable, become final and non-appealable; provided that the Party seeking to terminate this Agreement shall have used commercially reasonable efforts to prevent the entry of or remove or lift such prohibition or injunction;

(c) the Effective Time does not occur on or prior to the Outside Date; provided that, the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to a Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date; or

(d) the Financing is not completed on or before 5:00 p.m. (ET) on June 30, 2024 or such later date as the Parties may in writing agree.

Section 8.03 Termination by the Parent. This Agreement may be terminated by the Parent at any time prior to the Effective Time if:

(a) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.01 or Section 6.02 not to be satisfied and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 6.04; provided that neither the Parent nor the Buyer is then in breach of this Agreement so as to cause any of the conditions in Section 6.01 or Section 6.02 not to be satisfied;

(b) prior to the approval of the Arrangement Resolution by the Company Shareholders: (i) the Company Board fails to recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within five (5) days after having been requested in writing by the Parent to do so, the Company Board Recommendation, or takes no position or a neutral position with respect to a Company Acquisition Proposal for more than five (5) days after the Company first learns of a Company Acquisition Proposal, or accepts, approves, endorses, recommends, or publicly proposes to accept, approve, endorse or recommend, any Company Acquisition Proposal (a “Company Change in Recommendation”); (ii) the Company wilfully breaches Section 7.01 in any respect; or (iii) the Company enters into a definitive written agreement giving effect to a Company Acquisition Proposal;

(c) there has occurred a Material Adverse Effect in respect of the Company which is incapable of being cured on or before the Outside Date;

(d) the Company is in material breach or in material default of any of its obligations set forth in Article VII; or

(e) any condition in Section 6.01 or Section 6.02 cannot be satisfied prior to the Outside Date and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 6.04; provided that such breach or failure is not the result of any action or omission of action by the Parent or the Buyer.

For purposes of Section 8.03(b), “wilful breach” means a breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause of breach of Section 7.01.

Section 8.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time if:

(a) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent under this Agreement occurs that would cause any condition in Section 6.01 or Section 6.03 not to be satisfied and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 6.04; provided that the Company is not then in breach of this Agreement so as to cause any of the conditions in Section 6.01 or Section 6.02 not to be satisfied;

(b) prior to the approval of the Arrangement Resolution by the Company Shareholders: (i) the Company Board makes a Company Change in Recommendation; or (ii) the Company enters into a written agreement giving effect to a Company Superior Proposal in accordance with Section 7.03(a); provided that, the Company is not then in breach of Article VII in any material respect and that the Company pays the Termination Fee in accordance with Section 8.06(a)(ii);

(c) the Parent does not provide or cause to be provided to the Depositary with sufficient Consideration to complete the transactions contemplated by the Agreement as required pursuant to Section 2.10; provided that the Company is not then in breach of this Agreement so as to cause any of the conditions in Section 6.01 or Section 6.02 not to be satisfied;

(d) there has occurred a Material Adverse Effect in respect of the Parent which is incapable of being cured on or before the Outside Date;

(e) any condition in Section 6.01 or Section 6.03 cannot be satisfied prior to the Outside Date and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 6.04; provided that such breach or failure is not the result of any action or omission of action by the Company; or

(f) failure by the Parent to perform the covenant set forth in Section 5.03(f).

Section 8.05 Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to the other Party specifying in reasonable detail the basis for such Party’s exercise of its termination right. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further effect, with no liability on the part of either Party to this Agreement (or any officer, director, employee, shareholder, consultant, representative (including any financial or other advisor) or agent of such Party) except that the provisions of this Section 8.05, Section 8.06 and Article IX (and any related definitions contained in any such Sections or Article) which shall survive such termination and remain in full force and effect and; provided further that, neither the termination of this Agreement nor anything contained in this Section 8.05 shall relieve a Party from any liability arising prior to such termination and no Party shall be relieved of any liability for any wilful breach by it of this Agreement.

Section 8.06 Termination Fee.

(a) The Parent shall be entitled to the Termination Fee upon the occurrence of the following events (each a “Company Termination Fee Event”) which shall be paid by the Company within the time specified in respect of each such Company Termination Fee Event:

(i) this Agreement is terminated by the Parent pursuant to Section 8.03(b) (Company Change in Recommendation/to enter into a Company Superior Proposal), in which case the Termination Fee shall be paid on the first Business Day following such termination;

(ii) this Agreement is terminated by the Company pursuant to Section 8.04(b) (to enter into a Company Superior Proposal) in which case the Termination Fee shall be paid at the time of such termination; or

(iii) this Agreement is terminated by the Parent pursuant to Section 8.03(a) (Breach of Representation, Warranty or Covenant) or Section 8.03(d) (Breach of Non-Solicitation) or by either Party pursuant to Section 8.02(a) (Failure of Company Shareholder Vote) or Section 8.02(c) (Effective Time not prior to Outside Date) but only if, in the case of this Section 8.06(a)(iii), (A) prior to the termination of this Agreement, a Company Acquisition Proposal shall have been made to the Company, or the intention to make a Company Acquisition Proposal with respect to the Company shall have been announced, disclosed or otherwise communicated by any Person to the Company Board, and (B) if within twelve (12) months following the date of such termination:

(A) a Company Acquisition Proposal made, publicly announced, disclosed or otherwise communicated to the Company Board prior to the termination of this Agreement is consummated by the Company; or

(B) the Company and/or its Subsidiaries enters into a definitive agreement in respect of a Company Acquisition Proposal made, publicly announced, disclosed or otherwise communicated to the Company Board prior to the termination of this Agreement and at any time thereafter (whether or not within twelve (12) months following the date of termination of this Agreement), such Company Acquisition Proposal is consummated, then an amount equal to the Termination Fee, shall be payable (less any applicable withholding tax) to the Parent (or as the Parent may direct) with respect to: (A) Section 8.06(a)(i) and Section 8.06(a)(ii), concurrently with the termination of this Agreement; and (B) Section 8.06(a)(iii), concurrently with the closing of the applicable transactions contemplated by any Company Acquisition Proposal referred to herein.

(b) The Company shall be entitled to the Termination Fee upon the occurrence of the following events (each a “Parent Termination Fee Event”), which shall be paid by the Parent (with respect to Section 8.06(b)(i) and (iii) and the Buyer (with respect to Section 8.06(b)(ii)) within the time specified in respect of each such Parent Termination Fee Event:

(i) this Agreement is terminated by the Company or the Parent pursuant to Section 8.02(d) (Failure to complete the Financing), in which case the Termination Fee shall be paid on the first Business Day following such termination;

(ii) this Agreement is terminated by the Company pursuant to Section 8.04(f) (Failure to perform remedial covenant), in which case the Termination Fee shall be paid on the first Business Day following such termination; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.04(a)(Breach of Representation, Warranty or Covenant) or by either Party pursuant to Section 8.02(c) (Effective Time not prior to Outside Date) but only if, in the case of this Section 8.06(b)(iii), (A) prior to the termination of this Agreement, a Parent Acquisition Proposal shall have been made to the Parent, or the intention to make a Parent Acquisition Proposal with respect to the Parent shall have been announced, disclosed or otherwise communicated by any Person to the Parent Board, and (B) if within twelve (12) months following the date of such termination:

(A) a Parent Acquisition Proposal made, publicly announced, disclosed or otherwise communicated to the Parent Board prior to the termination of this Agreement is consummated by the Parent; or

(B) the Parent and/or any of its Subsidiary enters into a definitive agreement in respect of a Parent Acquisition Proposal made, publicly announced, disclosed or otherwise communicated to the Parent Board prior to the termination of this Agreement and at any time thereafter (whether or not within twelve (12) months following the date of termination of this Agreement), such Parent Acquisition Proposal is consummated;

then an amount equal to the Termination Fee, shall be payable (less any applicable withholding tax) to the Company (or as the Company may direct) with respect to Section 8.06(b)(iii) concurrently with the closing of the applicable transactions contemplated by any Parent Acquisition Proposal referred to herein.

(c) In the event that each of the conditions set out in Section 6.01, Section 6.02 and Section 6.03 have been satisfied or waived prior to the Outside Date and either the Company or the Parent refuses to consummate the transactions contemplated by this Agreement (such refusing Party, the “Refusing Party”) within five (5) Business Days of:

(i) the Company (if either the Parent or the Buyer are the Refusing Party); or

(ii) the Parent (if the Company is the Refusing Party)(the “Non-Refusing Party”)

providing reasonable evidence that it is ready, willing and able to consummate the transactions contemplated by this Agreement, then in the event that (iii) the Company is the Non-Refusing Party, then the Company shall be entitled to a Termination Fee from the Parent; and (iv) the Parent and the Buyer are the Non-Refusing Party, then the Parent shall be entitled to a Termination Fee from the Company. The Termination Fee contemplated herein shall be payable to the Company or the Parent, as applicable, within seven (7) Business Days of the date that the Non-Refusing Party provides reasonable evidence that it is ready, willing and able to consummate the transactions contemplated by this Agreement to the Refusing Party.

(d) The Termination Fee shall be payable by the Party required to pay such fee by wire transfer in immediately available funds to an account specified by the Party to whom such fee is payable.

(e) Each of the Parties acknowledge that the agreements contained in this Section 8.06 (other than Section 8.06(c)) are an integral part of the transactions contemplated by this Agreement and that without these agreements the Parties would not enter into this Agreement and that the amounts set out in this Section 8.06 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damage and out-of-pocket expenditures which the Parties entitled to receive such fee will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties and that no Party shall not take a position inconsistent with the foregoing. Other than with respect to Section 8.06(c), each of the Parties irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive. In the event that any Termination Fee is paid in full to either the Parent or the Company (or as it directs), as applicable, in the manner provided in this Section 8.06 (other than with respect to Section 8.06(c)), no other amounts will be due and payable as damages or otherwise to such Party and such Party hereby accepts that such payments are the maximum aggregate amount that the Party who has paid such fee shall be required to pay in lieu of any damages or any other payments or remedy which the Party may be entitled to in connection with this Agreement or the transactions contemplated by this Agreement. Nothing contained in this Section 8.06 and no payment of the Termination Fee, shall preclude a Party from seeking injunctive relief in accordance with Section 9.05 to restrain the breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements prior to the termination of this Agreement, and any requirement for securing or posting of any bond in connection with the obtaining of any such injunction or specific performance is hereby being waived.

(f) In the event a Party is entitled to deduct and withhold from any payments made to the other Party (or to any other Person who is directed to pay) on account of a Termination Fee such amounts as reasonably determined by the payor are required to be deducted and withheld with respect to the making of such payment under applicable Tax law. To the extent that amounts are so withheld and timely paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid, as applicable, to the Parent or the Company (or to the other Person who is directed to pay) on account of the Termination Fee.

Article IX
GENERAL PROVISIONS

Section 9.01 Amendments. This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting and the Parent Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Shareholders and any such amendment may, subject to the Interim Order and the Final Order and applicable Laws, without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c) waive any inaccuracies or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; or

(d) waive any inaccuracies or modify any mutual conditions contained in this Agreement.

Section 9.02 Expenses. Except as otherwise expressly provided in this Agreement, the Parties agree that all out-of-pocket expenses of the Parties relating to this Agreement or the transactions contemplated under this Agreement, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

Section 9.03 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt by the recipient thereof if received prior to 4:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if delivered personally or sent by email (with confirmation of delivery) or by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified in writing by either Party by notice to the other given in accordance with these provisions):

If to the Company:

Appili Therapeutics Inc.

#21 – 1344 Summer Street

Halifax, Nova Scotia B3H 0A8

Attention: Don Cilla, Chief Executive Officer

Email:

with a copy, which shall not constitute notice, to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto, Ontario M5K 0A1

Attention: Alex Farcas, Partner

Email:

If to the Parent or the Buyer:

Aditxt, Inc.

737 N. Fifth Street, Suite 200

Richmond, VA 23219

Attention: Amro Albanna

Email:

with a copy, which shall not constitute notice, to:

Aird & Berlis LLP

Brookfield Place

181 Bay Street, Suite 1800

Toronto, Ontario M5J 2T9

Attention: Thomas Fenton; Jeffrey Merk

Email:

and

Nelson Mullins Riley & Scarborough LLP

1222 Demonbreun Street, Suite 1700

Nashville, TN 37203

Attention: Jason Brace

Email:

Addresses for communication and notice may be updated from time to time in writing delivered to the other Party in the manner described above.

Section 9.04 Time of the Essence. Time is of the essence in this Agreement.

Section 9.05 Injunctive Relief. Without prejudice to Section 8.06(a) or Section 8.06(b), the Parties acknowledge and agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to special performance, injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce compliance with the terms of this Agreement against the other Parties without any requirement for the securing or posting of any bond in connection wit the obtaining of any injunctive or other equitable relief, this being in addition to any other remedy to which a Party may be entitled at Law or in equity.

Section 9.06 Further Assurances. Each Party hereto shall, from time to time and at all times hereafter, at the request of the other Party hereto, but without further consideration, use its reasonable commercial efforts to do all such further acts, and execute and deliver all such further documents and instruments as may be reasonably required in order to fully perform and carry out the terms and intent hereof.

Section 9.07 Third-Party Beneficiaries. Except as provided in Section 2.14 and Section 5.07 which, without limiting the terms therein, are intended for the benefit of the Company Nominee, Cilla and the present and former directors and officers of the Company and its Subsidiary, as applicable, as and to the extent applicable in accordance with their terms (collectively, the “Third-Party Beneficiaries”), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties acknowledge to each of the Third-Party Beneficiaries their direct rights against the applicable Party under Section 2.14 and Section 5.07, as applicable, which are intended for the irrevocable benefit of, and shall be enforceable by, each Third-Party Beneficiary, his or her heirs, executors, administrators and legal representatives, and for such purpose, the Company shall hold the rights and benefits of Section 2.14 and Section 5.07 in trust for and on behalf of the Third-Party Beneficiaries and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third-Party Beneficiaries.

Section 9.08 Waiver. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 9.09 Entire Agreement. This Agreement, together with the Company Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings and negotiations, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or in any document delivered pursuant to this Agreement.

Section 9.10 Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the Company, the Parent, the Buyer and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.11 Severability. If any term or provision of this Agreement is determined to be illegal, invalid or incapable of being enforced by any court of competent jurisdiction, that term or provision will be severed from this Agreement and the remaining terms and provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.12 Governing Law; Submission to Jurisdiction; Choice of Language.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to any conflict of laws rules or principles.

(b) Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of the province of Ontario in respect of all matters arising under and in relation to this Agreement or the Arrangement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

Section 9.13 Rules of Construction. The Parties to this Agreement waive the application of any applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 9.14 No Personal Liability. No director or officer of the Parent or the Buyer shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent or the Buyer. No director or officer of the Company shall have any personal liability whatsoever to the Parent or the Buyer under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company.

Section 9.15 Parent Undertaking. The Parent hereby unconditionally and irrevocably (a) guarantees in favour of the Company the due and punctual performance by the Buyer of all of the Buyer’s respective covenants, obligations and undertakings hereunder, excluding any covenant, obligation or undertaking of the Buyer for the payment of money (the “Payment Obligations”); and (b) undertakes in favour of the Company to be jointly and severally liable with the Buyer for all Payment Obligations hereunder, and for the accuracy and completeness of all of the Buyer’s representations and warranties hereunder. Each of the undertaking and guarantee set forth in the foregoing sentence (collectively, the “Undertakings”) will remain in force until all applicable covenants, obligations and undertakings have been satisfied in full. The Parent hereby agrees that its Undertaking is continuing in nature and full and unconditional, and no release or extinguishments of the Buyer’s liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of the Parent’s Undertaking. The Parent hereby agrees that the Company shall not have to proceed first against the Buyer in respect of any such matter before exercising its rights under this Undertaking against the Parent and the Parent agrees to be jointly and severally liable with the Buyer for all guaranteed obligations as if it were the principal obligor of such obligations referred to in sub-clause (a) of the first sentence of this Section 9.15. The Parent acknowledges that the Company is relying on this Section 9.15 in entering into this Agreement.

Section 9.16 Counterparts. This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Arrangement Agreement as of the date first written above.

APPILI THERAPEUTICS INC.

By:	/s/ Don Cilla
	Name:	Don Cilla
	Title:	President and CEO

ADITXT, INC.

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	Chief Executive Officer

ADIVIR, INC.

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	Chief Executive Officer

SCHEDULE A
Plan of Arrangement

SCHEDULE A

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

Article I
INTERPRETATION

1.1 Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Arrangement Agreement (as defined below) and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions;

“Arrangement” means an arrangement under the Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.01 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Parent, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated as of April 1, 2024, between the Buyer, the Parent and the Company (including the schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement considered at the Company Meeting;

“business day” means any day, other than a Saturday, a Sunday or any day on which major banks are closed for business in Halifax, Nova Scotia, Toronto, Ontario and New York, New York;

“Buyer” means Adivir, Inc., a corporation existing under the laws of the State of Delaware;

“Cash Consideration” means US$0.0467 for each Company Share, on the basis set out in this Plan of this Plan of Arrangement;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Company” means Appili Therapeutics Inc., a corporation existing under the laws of Canada;

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices, and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Parent;

“Company Option” means the outstanding options to purchase Company Shares issued pursuant to the Company Stock Option Plan;

“Company Securityholders” means, collectively, the Company Shareholders, the holders of the Company Options and the holders of the Company Warrants.

“Company Shareholders” means the registered and/or beneficial owners of the Company Shares, as the context requires;

“Company Shares” means the Class A common shares in the capital of the Company;

“Company Stock Option Plan” means the Company’s second amended and restated stock option plan approved by Company Shareholders on September 22, 2022, as may be amended from time to time;

“Company Warrants” means the outstanding warrants of the Company to purchase Company Shares;

“Consideration” means the consideration to be received by the Company Shareholders pursuant to the Plan of Arrangement as consideration for their Company Shares, consisting of: (a) the Share Consideration; and (b) the Cash Consideration;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means such trust company, bank or other financial institution as the Company may appoint to act as depositary in relation to the Arrangement, with the consent of the Parent, acting reasonably;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

“Dissenting Shareholder” means a registered holder of Company Shares who validly dissents in respect of the Arrangement Resolution in compliance with the Dissent Rights and has not withdrawn, or been deemed to have withdrawn, such exercise of Dissent Rights, but only in respect of the Company Shares in respect of which Dissent Rights are validly exercised by such registered holder;

“Dissenting Shares” means the Company Shares held by Dissenting Shareholders in respect of which such Dissenting Shareholders have given Notice of Dissent in respect of its Company Shares;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time), or such other time on the Effective Date as may be agreed to in writing by the Company and the Buyer;

“Final Order” means the final order of the Court, in form and substance satisfactory to each Party, acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of each of the Parties, acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended (provided that such affirmation or amendment is satisfactory to each of the Parties, acting reasonably) on appeal;

“Governmental Entity” means: (a) any international, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign; (b) any subdivision or authority of any of the foregoing; (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any stock exchange;

“holders” means (a) when used with reference to the Company Shares, except where the context otherwise requires, the holders of the Company Shares shown from time to time in the registers maintained by or on behalf of the Company in respect of the Company Shares, and (b) when used with reference to the Company Options or the Company Warrants, the holders of Company Options or Company Warrants, respectively, shown from time to time in the registers or accounts maintained by or on behalf of the Company;

“Interim Order” means the interim order of the Court, in form and substance satisfactory to each Party, acting reasonably, and providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of each of the Parties, acting reasonably;

“Law” or “Laws” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, by-law, code, rule, regulation, order, injunction, judgment, decree, ruling or similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended, unless expressly specified otherwise;

“Letter of Transmittal” means the letter of transmittal to be delivered by the Company to the Company Shareholders for use in connection with the Arrangement;

“Liens” means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim, restriction, easement, right of way, covenant, possessory interest, right of first refusal, preference, pre-emptive right, priority, option or lien (statutory or otherwise) and other similar encumbrance of any kind, in each case, whether fixed or floating, contingent or absolute;

“Notice of Dissent” means a notice of dissent validly given by a registered holder of Company Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article IV;

“Parent” means Aditxt, Inc., a corporation existing under the laws of the State of Delaware;

“Parent Share” means a share of common stock in the capital of the Parent;

“Parties” means, collectively, the Company, the Parent and the Buyer, and “Party” means any of them;

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative or government (including any Governmental Entity), syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with Section 9.01 of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the written consent of the Parent and the Company, each acting reasonably;

“Record Date” means the record date for receiving notice of, and voting at, the Company Meeting as set out in the Interim Order;

“Reference Price” means $0.07598;

“Share Consideration” means 0.002745004 of a Parent Share for each Company Share, subject to adjustment in the manner and in the circumstances contemplated in Section 2.13 of the Arrangement Agreement, on the basis set out in this Plan of this Plan of Arrangement;

“Tax Act” means the Income Tax Act (Canada), as amended;

“U.S. Securities Act” means the United States Securities Act of 1933;

“U.S. Tax Code” means the United Stated Internal Revenue Code of 1986, as amended;

“Warrant Agent” means Computershare Trust Company of Canada; and

“Warrant Indentures” means, collectively, the warrant indenture dated as of October 14, 2021 between the Company and the Warrant Agent, as warrant agent, and the warrant indenture dated as of May 26, 2022 between the Company and the Warrant Agent, as warrant agent, and “Warrant Indenture” means either of them.

1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, Appendices, subsections, paragraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, Appendix, subsection, paragraph or clause by number or letter or both refer to the Article, Section, Appendix, subsection, paragraph or clause, respectively, bearing that designation in this Plan of Arrangement. The words “hereof’, “herein” and “hereunder” and words of like import used in this Plan of Arrangement shall refer to this Plan of Arrangement as a whole and not to any particular provision of this Plan of Arrangement.

1.3 Rules of Construction

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders. References in this Plan of Arrangement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

1.4 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian currency and “$” refers to Canadian dollars.

1.5 Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.6 References to Dates, Statutes, etc.

In this Plan of Arrangement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively. In this Plan of Arrangement, references to a particular statute or Law shall be to such statute or Law and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time. References to any agreement, contract or plan are to that agreement, contract or plan as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Any reference in this Plan of Arrangement to a Person includes its heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that Person.

1.7 Time

Time shall be of the essence in this Plan of Arrangement. All times expressed herein are Toronto, Ontario time unless otherwise stipulated herein.

1.8 Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the CBCA, and the Laws of the Province of Ontario and other federal Laws of Canada applicable therein.

Article II

THE ARRANGEMENT

2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

2.2 Binding Effect

This Plan of Arrangement will, without any further act or formality required on the part of any Person, become effective at, and be binding at and after, the times referred to in Section 3.1 on (i) the Buyer, the Parent and the Company, (ii) all holders and beneficial owners of Company Shares (including Dissenting Shareholders), Company Warrants and Company Options, (iii) all participants in the Company Stock Option Plan, (iv) the Depositary, (v) the Warrant Agent, and (vi) all other Persons.

Article III
ARRANGEMENT

3.1 The Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur as set out below without any further authorization, act or formality, in each case effective as at two minute intervals starting at the Effective Time:

(1)	each Company Share held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred, without any further act or formality by or on behalf of any Dissenting Shareholder, to the Buyer in consideration for a debt claim against the Buyer for the amount determined under Article IV, and:

(a)	such Dissenting Shareholder shall cease to be the holder of such Company Shares and shall cease to have any rights as a Company Shareholder other than the right to be paid fair value for such Company Shares as set out in Section 4.1;

(b)	such Dissenting Shareholder’s name shall be removed as the holder of Company Shares from the register of Company Shareholders maintained by or on behalf of the Company; and

(c)	the Buyer shall be deemed to be the transferee of such Company Shares free and clear of all Liens (other than the right to be paid fair value for such Shares as set out in Section 4.1), and shall be entered in the applicable register of Company Shareholders maintained by or on behalf of the Company;

(2)	each Company Share outstanding immediately prior to the Effective Time (other than Shares held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised under Section 3.1(1) and any Company Shares held by the Parent, the Buyer or any affiliates thereof) shall, without any further action by or on behalf, of any Company Shareholder, be deemed to be assigned and transferred by the holder thereof to the Buyer in exchange for the Consideration, and:

(a)	each holder of such Company Shares shall cease to be the holder thereof and to have any rights as a Company Shareholder other than the right to be paid the Consideration per Company Share in accordance with this Plan of Arrangement;

(b)	the name of each such holder shall be removed from the Company Share registers maintained by or on behalf of the Company; and

(c)	the Buyer shall be deemed to be the transferee of such Company Shares free and clear of all Liens and shall be entered in the Company Share registers maintained by or on behalf of the Company;

(3)	each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Stock Option Plan and any agreements related to the Company Options, shall be deemed to be unconditionally vested and exercisable, and such Company Option shall, without any further action by or on behalf, of any holder of Company Options, be deemed to be assigned and transferred by the holder thereof to the Company, and:

(a)	each holder of such Company Options shall cease to be the holder thereof and to have any rights as a holder of Company Options other than the right to be paid the amount (if any) by which the Reference Price exceeds the exercise price of such Company Option, less applicable withholdings, in accordance with this Plan of Arrangement and each such Company Option shall immediately be cancelled and, for greater certainty, where such amount is a negative amount, neither the Company nor the Buyer shall be obligated to pay the holder of such Company Option any amount in respect of such Company Option;

(b)	the name of each such holder shall be removed from the Company Option registers maintained by or on behalf of the Company; and

(c)	the Stock Option Plan and all agreements relating to the Company Options shall be terminated and shall be of no further force and effect;

(4)	each Company Warrant outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Warrant Indentures and the warrant certificates related to the Company Warrants, shall be deemed to be unconditionally vested and exercisable, and such Company Warrant shall, without any further action by or on behalf, of any holder of Company Warrants, be deemed to be assigned and transferred by the holder thereof to the Company, and:

(a)	each holder of such Company Warrants shall cease to be the holder thereof and to have any rights as a holder of Company Warrants other than the right to be paid the amount (if any) by which the Reference Price exceeds the exercise price of such Company Warrant, less applicable withholdings, in accordance with this Plan of Arrangement and each such Company Warrant shall immediately be cancelled and, for greater certainty, where such amount is a negative amount, neither the Company nor the Buyer shall be obligated to pay the holder of such Company Warrant any amount in respect of such Company Warrant;

(b)	the name of each such holder shall be removed from the Company Warrant registers maintained by or on behalf of the Company; and

(c)	the Warrant Indentures and the warrant certificates related to the Company Warrants shall be terminated and shall be of no further force and effect.

3.2 Transfers Free and Clear

Any exchange or transfer of any securities pursuant to the Arrangement shall be free and clear of all Liens or other claims of third parties of any kind.

3.3 Fractions

In no event shall any fractional Parent Shares be issued under this Plan of Arrangement. Where the aggregate number of Parent Shares to be issued to a Company Shareholder as consideration under this Plan of Arrangement would result in a fraction of a Parent Share being issuable, then the number of Parent Shares to be issued to such Company Shareholder shall be rounded down to the closest whole number without any payment in lieu.

Article IV
RIGHTS OF DISSENT

4.1 Rights of Dissent

Registered Company Shareholders may exercise rights of dissent with respect to their Company Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this Article IV (the “Dissent Rights”); provided that, notwithstanding subsection 190(5) of the CBCA, written notice setting forth such a registered Company Shareholder’s objection to the Arrangement and exercise of Dissent Rights must be received by the Company not later than 5:00 p.m. (Toronto Time) on the business day which is two (2) business days preceding the date of the Company Meeting. Company Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred their Company Shares to the Buyer as of the Effective Time as set out in Section 3.1(1) and if they:

(1)	ultimately are entitled to be paid the fair value for their Company Shares by the Buyer determined in accordance with section 190 of the CBCA, shall be paid the fair value of such Company Shares and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights; or

(2)	ultimately are not entitled, for any reason, to be paid the fair value for their Company Shares by the Buyer, shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Company Shareholder.

4.2 Recognition of Dissenting Shareholders

(1)	From and after the Effective Time, in no case shall the Parent, the Buyer, the Company or any other Person be required to recognize a Dissenting Shareholder as (i) a holder of Company Shares or (ii) as a holder of any securities of any of the Parent, the Buyer, the Company or any of their respective subsidiaries (other than as required pursuant to the terms and conditions of other securities of the Company held by such Dissenting Shareholder prior to the Effective Time) and the names of the Dissenting Shareholders shall be deleted from the central securities register of the Company and the Buyer shall be recorded as the holder of the Company Shares so transferred and shall be deemed the legal and beneficial owner thereof free and clear of any Liens.

(2)	In addition to any other restrictions under the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Options with respect to such holder’s Company Options, (ii) holders of Company Warrants with respect to such holder’s Company Warrants and (iii) holders of Company Shares who vote or have instructed a proxyholder to vote such Company Shares in favour of the Arrangement Resolution.

Article V
DELIVERY OF CONSIDERATION

5.1 Delivery of Consideration

(1)	Following receipt of the Final Order and prior to the Effective Date in accordance with the terms of the Arrangement Agreement, the Buyer shall deposit, or cause to be deposited, with the Depositary:

(a)	such number of Parent Shares as is necessary in order to effect the exchange or settlement of the Share Consideration under Section 3.1 of this Plan of Arrangement; and

(b)	such amount of cash as is required to satisfy the: (i) aggregate Cash Consideration payable to Company Shareholders (other than Company Shareholders who have exercised Dissent Rights); (ii) aggregate amount payable to the holders of Company Options; and (iii) aggregate amount payable to holders of Company Warrants, under Section 3.1 of this Plan of Arrangement.

(2)	Upon the surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred pursuant to Section 3.1(2), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of the Company Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor from the Depositary, and the Depositary shall deliver to such holder as soon as possible, a certificate or direct registration system statement representing the Parent Shares which such holder has the right to receive under the Arrangement for such Company Shares, less any amounts required to be withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(3)	Until surrendered for cancellation as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Company Shares (other than Company Shares in respect of which Dissent Rights have been validly exercised and not withdrawn) shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Consideration in lieu of such certificate as contemplated in this Section 5.1, less any amounts withheld pursuant to Section 5.3. Any such certificate formerly representing Company Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Company Shares of any kind or nature against or in the Company or the Buyer. On such date, all Consideration to which such former holder was entitled shall be deemed to have been surrendered to the Buyer.

(4)	No holder of Company Shares, Company Options or Company Warrants with respect to such securities shall be entitled to receive any consideration other than the consideration to which such holder is entitled to receive in accordance with Article III and this Section 5.1 and, for certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to the Company Shares with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Company Shares.

5.2 Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 3.1(2) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the applicable Consideration deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to the Buyer and the Depositary (each acting reasonably) in such sum as the Buyer may direct, or otherwise indemnify the Buyer, the Parent, the Company and the Depositary in a manner satisfactory to the Buyer, the Parent, the Company and the Depositary, acting reasonably, against any claim that may be made against the Buyer, the Parent, the Company and the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3 Withholding Rights

The Company, the Buyer and the Depositary shall be entitled to deduct and withhold from any amount otherwise payable or otherwise deliverable to any Company Securityholder under this Plan of Arrangement thereof such amounts as the Company, the Buyer or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of applicable Law, and any such deducted or withheld amounts shall be remitted to the appropriate Governmental Entity. To the extent that the amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes as having been paid to the affected Company Securityholder in respect of which such deduction and withholding was made; provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity.

5.4 U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the Parties agree that the Plan of Arrangement will be carried out with the intention that all Parent Shares issued on completion of the Plan of Arrangement to the Company Shareholders will be issued by the Parent and delivered to the Company Shareholders in reliance on the exemption from the registration requirements of the U.S. Securities Act, as provided by Section 3(a)(10) thereof.

Article VI
AMENDMENTS

6.1 Amendments to Plan of Arrangement

(1)	The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (a) set out in writing, (b) approved by the Parties, (c) filed with the Court and, if made following the Company Meeting, approved by the Court and (d) communicated to Company Shareholders and others as may be required by the Interim Order if and as required by the Court.

(2)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, at any time prior to the Company Meeting (provided that the Buyer and Parent shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (a) it is consented to in writing by each of the Company, the Buyer and the Parent (in each case, acting reasonably), and (b) if required by the Court, it is consented to by Company Shareholders voting in the manner directed by the Court.

(4)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by the Parties without approval of or communication to the Court or the Company Securityholders, provided that it concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Company Shares, Company Options or Company Warrants.

Article VII
FURTHER ASSURANCES

7.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

SCHEDULE B
Arrangement Resolution

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving Appili Therapeutics Inc. (the “Company”), pursuant to the arrangement agreement among the Company, Aditxt, Inc. and Adivir, Inc. dated as of April 1, 2024 as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), all as more particularly described and forth in the management information circular of the Company dated [●], 2024 (the “Circular”) accompanying the notice of meeting, and all transactions contemplated by the Arrangement Agreement are hereby authorized, approved and adopted.

2.	The plan of arrangement, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms, involving the Company (the “Plan of Arrangement”), the full text of which is set out as Schedule “A” to the Arrangement Agreement, is hereby authorized, approved and adopted.

3.	The Arrangement Agreement and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Company of its obligations thereunder, are each hereby ratified and approved.

4.	The Company is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

5.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Shareholders: (a) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

6.	Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents and instruments as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.	Any director or officer of the Company is hereby authorized, for and on behalf of the Company, to execute, with or without the corporate seal and, if appropriate, deliver any and all other agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do, or cause to be done, any and all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement, the completion of the Arrangement and related transactions in accordance with the Arrangement Agreement and the matters authorized hereby, including, without limitation: (a) all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and (b) the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by the Company, such determination to be conclusively evidenced by the execution and delivery of any such document, agreement or instrument, and the taking or doing of any such action.

B-1

SCHEDULE C
Form of Company Voting and Support Agreement

Form Settled

SUPPORT AND VOTING AGREEMENT

THIS AGREEMENT is made as of the 1st day of April, 2024.

BETWEEN:

[●]

(the “Company Securityholder”)

- and -

Adivir, Inc., a corporation existing under the laws of the State of Delaware

(the “Buyer”)

WHEREAS Appili Therapeutics Inc., a corporation incorporated under the laws of the Canada (the “Company”), Aditxt, Inc., a corporation existing under the laws of the State of Delaware (the “Parent”) and the Buyer, a wholly-owned subsidiary of the Parent, have entered into an arrangement agreement (the “Arrangement Agreement”) concurrently with the entering into of this Agreement and propose to consummate an arrangement as set forth in the plan of arrangement attached to the Arrangement Agreement (the “Arrangement”);

AND WHEREAS the Company Securityholder owns, beneficially or of record, directly or indirectly or exercises control or direction over, certain (i) Class A Common shares (“Company Shares”) in the capital of the Company; (ii) options to acquire Company Shares (“Company Options”); and/or (iii) warrants to acquire Company Shares (“Company Warrants”);

AND WHEREAS this Agreement sets out the terms and conditions, among other things, under which the Company Securityholder has agreed to vote or cause to be voted all of his, her or its Subject Securities (defined below) in respect of the Arrangement and other matters related thereto;

AND WHEREAS the Company Securityholder acknowledges that the Buyer and the Parent would not have entered into the Arrangement Agreement but for the execution and delivery of this Agreement by the Company Securityholder;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 9.17 INTERPRETATION

(a) Definitions

All terms used in this Agreement that are not defined herein shall have the respective meanings ascribed to them in the Arrangement Agreement.

For the purposes of this Agreement:

“Company Securityholder” means the party identified as such in the preamble together with its affiliates (as defined in the Securities Act (Ontario));

“Subject Options” means all Company Options which the Company Securityholder owns, beneficially or of record, directly or indirectly or exercises control or direction over, particulars of which are set forth on Schedule A to this Agreement;

“Subject Securities” means, collectively, the Subject Shares, Subject Options and Subject Warrants;

“Subject Shares” means all Company Shares which the Company Securityholder owns, beneficially or of record, directly or indirectly or exercises control or direction over, particulars of which are set forth on Schedule A to this Agreement; and

“Subject Warrants” means all Company Warrants which the Company Securityholder owns, beneficially or of record, directly or indirectly or exercises control or direction over, particulars of which are set forth on Schedule A to this Agreement.

Section 9.18 COVENANTS

(a) General Covenants of the Company Securityholder

The Company Securityholder hereby covenants and agrees in favour of the Buyer that, from the date hereof until the earlier of (i) the Effective Date, and (ii) the termination of this Agreement in accordance with its terms, except as permitted by this Agreement:

(i) at any meeting of securityholders of the Company called to vote upon the Arrangement, the Arrangement Agreement or the transactions contemplated by the Arrangement Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Arrangement, the Arrangement Agreement or the transactions contemplated by the Arrangement Agreement is sought (including in connection with any separate vote of any sub-group of securityholders of the Company that may be required to be held and of which sub-group the Company Securityholder forms part), the Company Securityholder shall cause all Subject Securities eligible to vote at such meeting to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) all such Subject Securities:

(A) in favour of (A) the approval of the Arrangement and any other matter necessary for the consummation of the Arrangement or the transactions contemplated by the Arrangement Agreement and (B) any other matter necessary for the consummation of the Arrangement or any other transaction contemplated by the Arrangement Agreement; and

(B) against (i) any Company Acquisition Proposal and (ii) any action, proposal, transaction or agreement that could reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company Securityholder under this Agreement or (B) prevent, materially impede or materially delay the completion of the Arrangement (the “Prohibited Matters”).

(ii) the Company Securityholder shall forthwith revoke any and all previous proxies granted or voting instruction forms or other voting documents delivered that may conflict or be inconsistent with the matters set forth in this Agreement;

(iii) the Company Securityholder agrees not to directly or indirectly (i) sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate, grant a security interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement with respect to the Transfer of, any of its Subject Securities to any person, other than pursuant to the Arrangement Agreement, or (ii) grant any proxies or power of attorney, deposit any of its Subject Securities into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Securities, other than pursuant to this Agreement; provided that, notwithstanding clause (i) above, the Company Securityholder may (x) exercise Company Options to acquire additional Company Shares, and (y) subject to Section 5.08 of this Agreement, transfer Subject Securities to a corporation, family trust, RRSP or other entity directly or indirectly owned or controlled by the Company Securityholder or under common control with or controlling the Company Securityholder provided that (A) such transfer shall not relieve or release the Company Securityholder of or from its obligations under this Agreement, including, without limitation, the obligation of the Company Securityholder to vote or cause to be voted all Subject Securities at the Company Meeting in favour of the Arrangement Resolution (and any other resolution put forward at the Company Meeting that is required for the consummation of the transactions contemplated by the Arrangement Agreement), (B) prompt written notice of such transfer is provided to the Buyer, (C) the transferee continues to be a corporation or other entity directly or indirectly controlling the Company Securityholder, or owned or controlled by the Company Securityholder, at all times prior to the Company Meeting; and (D) the transferee agrees to be bound by the terms of this Agreement as if it were a party hereto;

(iv) the Company Securityholder shall (i) not exercise any rights of appraisal or rights of dissent, as applicable, from the Arrangement or the transactions contemplated by the Arrangement Agreement and (ii) not commence or participate in, and shall, and hereby agrees to, take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or the Buyer or any of their subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of the Arrangement Agreement or the consummation of the Arrangement; provided that nothing shall prohibit the Company Securityholder from commencing, participating in, or refraining from opting out of any such action described in this clause (ii) which involves criminal activity, fraud, bad faith or wilful misconduct;

(v) the Company Securityholder shall (i) immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussions or negotiations commenced prior to the date of this Agreement with any Person (other than the Buyer) by or on behalf of the Company Securityholder with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal, whether or not initiated by the Company Securityholder; and (ii) not knowingly or intentionally solicit, initiate or encourage inquiries, submissions, proposals or offers from any other person relating to, or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist or participate in or facilitate or encourage any effort or attempt with respect to: (A) any Company Acquisition Proposal; or (B) except as provided by the terms of this Agreement, the direct or indirect acquisition or disposition of all or any of the Subject Securities; provided that, notwithstanding the foregoing, prior to obtaining the approval by the holders of Company Shares eligible to vote in respect of the Arrangement Resolution, the Company receives a written Company Acquisition Proposal that was not, directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of Article 7 of the Arrangement Agreement, the Company Securityholder may engage in or participate in discussions or negotiations with such Person regarding such Company Acquisition Proposal provided that (i) the Board is permitted by Article 7 of the Arrangement Agreement to engage in such discussions or negotiations, and (ii) such Company Acquisition Proposal did not result from a breach by the Company Securityholder of the provisions of this Agreement;

(vi) the Company Securityholder hereby agrees to deposit a proxy or voting instruction form, as the case may be, duly completed and executed in respect of all of the Subject Securities eligible to vote on any matter as soon as practicable following the mailing of the Company Circular and in any event at least 10 days prior to the Company Meeting. Such proxy or voting instruction form shall appoint as proxyholder(s), the individual(s) designated by the Company in the Company Circular, and vote all such Subject Securities as required by Section 2.01(a). The Company Securityholder hereby agrees that neither it nor any person on its behalf will take any action to withdraw, amend or invalidate any proxy or voting instruction form deposited by the Company Securityholder pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Company Securityholder might have, unless this Agreement has at such time been previously terminated;

(vii) the Company Securityholder shall, as a holder of Subject Securities, reasonably cooperate with the Company and the Buyer to successfully complete the Arrangement and this Agreement and to oppose any of the Prohibited Matters;

(viii) promptly notify the Buyer upon any of the Company Securityholder’s representations or warranties contained in this Agreement becoming untrue or incorrect in any material respect, and for the purposes of this provision, each representation and warranty shall be deemed to be given at and as of all times during such period (irrespective of any language which suggests that it is only being given as at the date hereof, other than with respect to the ownership of securities set out in Schedule A to reflect any acquisition or exercise of securities following the date hereof); and

(ix) if the Company Securityholder acquires any additional Company Shares, Company Options or Company Warrants or any other securities of the Company, the Company Securityholder covenants to notify the Buyer of each such acquisition and agrees and acknowledges that such additional securities shall be deemed to be Subject Shares, Subject Options or Subject Warrants, as applicable, for purposes of this Agreement.

(b) Co-operation/Alternative Transaction

If the Buyer and Company conclude after the date of this Agreement that it is necessary or desirable to proceed with a form of transaction other than pursuant to the Arrangement Agreement (including, without limitation, a take-over bid or tender or exchange offer) whereby the Buyer and/or its affiliates would effectively acquire all the Subject Shares on economic terms and other terms and conditions having consequences to the Company Securityholder that are substantially equivalent to or better than those contemplated by the Arrangement Agreement (any such transaction is referred to as an “Alternative Transaction”), the Company Securityholder agrees to, as applicable, support the completion of the Alternative Transaction in the same manner as this Agreement provides with respect to the Arrangement, including, in the case of a take-over bid and/or tender or exchange offer, by causing all of the Company Securityholder’s Subject Shares to be validly tendered in acceptance of such take-over bid and/or tender or exchange offer together with the letter of transmittal and, if applicable, notice of guaranteed delivery, and any other documents required in accordance with such take-over bid and/or tender or exchange offer, and will not withdraw the Company Securityholder’s Subject Shares from such take-over bid and/or tender or exchange offer except as expressly otherwise provided in this Agreement.

(c) Covenants of the Buyer

The Buyer agrees to comply with its obligations under the Arrangement Agreement. The Buyer hereby agrees and confirms to the Company Securityholder that it shall take all steps required of it to consummate the Arrangement and cause the consideration to be made available to pay for the Subject Securities, in each case in accordance with and subject to the terms and conditions of the Arrangement Agreement and the Plan of Arrangement. The Buyer shall not, without the prior written consent of the Company Securityholder: (a) change the amount or form of consideration per Subject Share payable pursuant to the Arrangement (other than to increase the amount of consideration or add an additional form of consideration); or (b) otherwise vary the Arrangement Agreement or the Arrangement in a manner that is material and adverse to holders of Subject Shares.

Section 9.19 REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties of the Company Securityholder

The Company Securityholder hereby represents and warrants to and covenants with the Buyer as follows, and acknowledges that the Buyer is relying upon such representations, warranties and covenants in entering into this Agreement and the Arrangement Agreement:

(i) Incorporation; Capacity; Authorization. Where the Company Securityholder is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder. Where the Company Securityholder is an individual, he or she has the power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform his or her obligations hereunder.

(ii) Enforceable. This Agreement has been duly executed and delivered by the Company Securityholder and constitutes a legal, valid and binding obligation, enforceable against the Company Securityholder in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(iii) Ownership of Subject Securities. Schedule A accurately sets forth all of the Subject Securities which the Company Securityholder owns, beneficially or of record, directly or indirectly or exercises control or direction over the Company Securities. The Company Securityholder is, and subject to any Transfer permitted by Section 2.01(c)(y) will be at all times up to the Effective Time, the registered and/or beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of any and all mortgages, charges, pledges, encumbrances, hypothecs, security interests, prior claims, restrictions, covenants, possessory interests, rights of first refusal, preferences, pre-emptive rights, priorities, options or liens (statutory or otherwise) and other similar encumbrances of any kind.

(iv) No Breach. Neither the execution and delivery of this Agreement by the Company Securityholder, the consummation by the Company Securityholder of the transactions contemplated hereby nor the compliance by the Company Securityholder with any of the provisions hereof will:

(A) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal) under any provision of the certificate of incorporation, articles, by-laws, resolutions or minutes of the board of directors of the Company Securityholder, resolution or minutes adopted by the shareholders of the Company Securityholder or any other constating document of the Company Securityholder, if the Company Securityholder is a corporation, or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the Company Securityholder is a party or by which the Company Securityholder or any of its properties or assets (including the Subject Securities) may be bound;

(B) require on the part of the Company Securityholder any filing with (other than pursuant to the requirements of applicable securities legislation (which filings the Company Securityholder will undertake)) or permit, consent, approval, order or authorization of any Governmental Entity or any other person; or

(C) subject to compliance with any approval or Laws contemplated by the Arrangement Agreement, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Company Securityholder or any of its properties or assets, in each case other than as would not be reasonably expected to have a materially adverse effect on the Company Securityholder’s ability to perform its obligations hereunder.

(v) No Proceedings. To the knowledge of the Company Securityholder, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation, pending before any Governmental Entity, or threatened against the Company Securityholder or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Company Securityholder’s ability to consummate the transactions contemplated by this Agreement. To the knowledge of the Company Securityholder, there is no order of any Governmental Entity against the Company Securityholder that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have an adverse effect on the Company Securityholder’s ability to consummate the transactions contemplated by this Agreement.

(vi) Voting. The Company Securityholder has the sole and exclusive right to enter into this Agreement and to vote the Subject Securities as contemplated by this Agreement. None of the Subject Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind. Except pursuant to this Agreement, no individual, firm or entity has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, requiring the Company Securityholder to Transfer any Subject Securities or any interest therein.

(vii)   Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other person is required to be obtained by the Company Securityholder in connection with the execution, delivery or performance of this Agreement.

(b) Representations and Warranties of the Buyer

The Buyer hereby represents and warrants and covenants to the Company Securityholder, acknowledging that the Company Securityholder is relying upon such representations, warranties and covenants in entering into this Agreement:

(i) Incorporation; Capacity; Authorization. The Buyer a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder.

(ii) Enforceable. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation, enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to general principles of equity.

(iii) No Breach. Except as provided in the Arrangement Agreement, neither the execution and delivery of this Agreement by the Buyer, the consummation by the Buyer of the transactions contemplated hereby or by the Arrangement Agreement nor the compliance by the Buyer with any of the provisions hereof will:

(A) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal) under any provision of the certificate of incorporation, articles, by-laws, resolutions or minutes of the board of directors of the Buyer, resolution or minutes adopted by the shareholders of the Buyer or any other constating document of the Buyer, if the Buyer is a corporation, or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets (including the Subject Securities) may be bound;

(B) require on the part of the Buyer any filing with (other than pursuant to the requirements of applicable securities legislation (which filings the Buyer will undertake)) or permit, consent, approval, order or authorization of any Governmental Entity or any other person; or

(C) subject to compliance with any approval or Laws contemplated by the Arrangement Agreement, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its properties or assets, in each case other than as would not be reasonably expected to have a materially adverse effect on the Buyer’s ability to perform its obligations hereunder.

(iv) No Proceedings. To the knowledge of the Buyer, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or threatened against the Buyer or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement or the Arrangement Agreement. To the knowledge of the Buyer, there is no order of any Governmental Entity against the Buyer that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have an adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement or the Arrangement Agreement.

(v) Consents. Other than as set out in the Arrangement Agreement, no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by the Parent or the Buyer in connection with the execution, delivery or performance of this Agreement.

Section 9.20 TERMINATION

(a) Automatic Termination

This Agreement will automatically terminate and be of no further force or effect upon the earliest to occur of:

(i) completion of the Arrangement; or

(ii) termination of the Arrangement Agreement in accordance with its terms; or

(iii) the Company and the Buyer amending the Arrangement Agreement in a manner described in clauses (a) or (b) of Section 2.03 without the prior written consent of the Company Securityholder.

(b) Termination by the Parties

This Agreement may be terminated at any time:

(i) by mutual consent of the Buyer and the Company Securityholder;

(ii) by the Company Securityholder: (i) if any of the representations and warranties of the Buyer in this Agreement shall not be true and correct in all material respects; or (ii) if the Buyer shall not have complied with its covenants to the Company Securityholder contained in this Agreement and such breach or such default has or may have a material and adverse effect on the ability of the Buyer to consummate the transactions contemplated by the Arrangement Agreement; provided that the Company Securityholder has notified the Buyer in writing of any of the foregoing events and the same has not been cured by the Buyer within 10 Business Days of the date such notice was received by the Buyer; or

(iii) by the Buyer if: (i) any of the representations and warranties of the Company Securityholder in this Agreement shall not be true and correct in all material respects; or (ii) the Company Securityholder shall not have complied with its covenants to the Buyer contained in this Agreement, provided that the Buyer has notified the Company Securityholder in writing of any of the foregoing events and the same has not been cured by the Company Securityholder within 10 Business Days of the date such notice was received by the Company Securityholder.

(c) Effect of Termination

If this Agreement is terminated in accordance with this Article 4 (i) the provisions of this Agreement will become void and the Company Securityholder shall be entitled to withdraw any form of proxy or power of attorney which it may have given with respect of the Subject Securities or, if applicable, to withdraw any deposited Subject Securities to any take-over bid and (ii) no party shall have liability to any other party, except in respect of any breach of this Agreement which occurred prior to such termination or in respect of any intentional or wilful breach by it of this Agreement.

Section 9.21 GENERAL

(a) Capacity and Fiduciary Obligations

The Buyer agrees and acknowledges that the Company Securityholder is bound hereunder solely in his or her capacity as a securityholder of the Company and that the provisions of this Agreement shall not be deemed or interpreted to bind the Company Securityholder or, if applicable, any of its directors, officers or principal shareholder, in his or her capacity as a director or officer of the Company or any of its subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict any party from properly fulfilling his or her fiduciary duties as a director or officer of the Company or any of its subsidiaries and nothing in this Agreement shall prevent a Company Securityholder who is a member of the board of directors or an officer of the Company from engaging, in such Company Securityholder’s capacity as a director or officer of the Company or any of its subsidiaries, in discussion or negotiations with a person in response to any bona fide Company Acquisition Proposal or Company Superior Proposal in accordance with the terms of the Arrangement Agreement.

(b) Disclosure

Each of the Company Securityholder and the Buyer hereby consents to the disclosure of the substance of this Agreement, and any discussions leading up to the execution hereof, in any press release, documents filed with the court in connection with the Arrangement or transactions contemplated by the Arrangement Agreement or any filing pursuant to applicable Securities Laws, including the Company Circular.

Except as set forth above or as required by applicable Laws or by any Governmental Entity, including in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed.

(c) Time

Time shall be of the essence in this Agreement.

(d) Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to any conflict of laws rules or principles. The Company Securityholder and the Buyer irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and waive, to the fullest extent possible, the defense of an inconvenient forum or any similar defense to the maintenance of proceedings in such courts.

(e) Entire Agreement

This Agreement, including the schedules hereto and the provisions of the Arrangement Agreement incorporated herein by reference constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

(f) Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(g) Severability

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(h) Assignment

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other party hereto, except that: (i) except that the Buyer may assign all or any portion of its rights and obligations under this Agreement to any of its direct or indirect wholly-owned Subsidiaries, in which event all references herein to the Buyer shall be deemed references to such Subsidiary, except that all representations and warranties made herein with respect to the Buyer as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such assignment; provided that if such assignment and/or assumption takes place, the Buyer shall continue to be liable, jointly and severally, with such Subsidiary, for all of its obligations hereunder; and (ii) the Company Securityholder may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement in order to give effect to a transfer contemplated by Section 2.01(c)(y) of this Agreement.

(i) Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by overnight courier or e-mail, in the case of:

(i) the Buyer, addressed as follows:

c/o Aditxt, Inc.

737 N. Fifth Street, Suite 200

Richmond, VA 23219

Attention: Amro Albanna

Email:

with a copy, which shall not constitute notice, to:

Aird & Berlis LLP

Brookfield Place

181 Bay Street, Suite 1800

Toronto, Ontario M5J 2T9

Attention: Thomas Fenton; Jeffrey Merk

Email:

and

Nelson Mullins Riley & Scarborough LLP

1222 Demonbreun Street, Suite 1700

Nashville, TN 37203

Attention: Jason Brace

Email:

(ii) the Company Securityholder, addressed as follows:

[●]

[●]

[●]

[●]

Attention: [●]

E-mail: [●]

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this Section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery thereof if delivered before 4 p.m. on a Business Day at the place and time of receipt and, otherwise, on the next following Business Day.

(j) Equitable Relief

It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(k) Expenses

Each of the parties shall pay its out of pocket and other expenses incurred in connection with the preparation, execution and delivery of this Agreement and transactions contemplated hereby.

(l) Independent Legal Advice

Each of the parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

(m) No Third Party Beneficiaries

The parties intend that this Agreement will not benefit or create any right or cause of action in favour of any person, other than the parties and no person, other than the parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(n) Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

(o) Further Assurances

Each of the Company Securityholder and the Buyer will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require and at the requesting party’s cost to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

[ADIVIR, INC.]

By:

Name:

Title:

(Print Name of Company Securityholder)

(Signature of Company Securityholder or Authorized Signatory)

Form Settled

SCHEDULE A

Subject Securities

1.	Subject Shares:

Name of Beneficial Owner	Total Number of Company Shares Beneficially Owned or Controlled	Registered holder (if different from beneficial owner)
[●]	[●]	[●]

2.	Subject Options:

Name of Beneficial Owner	Total Number of Company Options Beneficially Owned or Controlled	Registered holder (if different from beneficial owner)
[●]	[●]	[●]

3.	Subject Warrants:

Name of Beneficial Owner	Total Number of Company Warrants Beneficially Owned or Controlled	Registered holder (if different from beneficial owner)
[●]	[●]	[●]